Exhibit 10.1

REVOLVING CREDIT AGREEMENT
dated as of July 7, 2022,
among
MPLX LP,
the LENDERS from time to time party hereto
and
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent

WELLS FARGO SECURITIES, LLC,
JPMORGAN CHASE BANK, N.A.,
BARCLAYS BANK PLC,
BOFA SECURITIES, INC.,
CITIBANK, N.A.,
MIZUHO BANK, LTD.,
MUFG BANK, LTD.,
RBC CAPITAL MARKETS1
and
TD SECURITIES (USA) LLC,
as Joint Lead Arrangers and Joint Bookrunners
JPMORGAN CHASE BANK, N.A.,
as Syndication Agent
BANK OF AMERICA, N.A.,
BARCLAYS BANK PLC,
CITIBANK, N.A.,
MIZUHO BANK, LTD.,
MUFG BANK, LTD.,
ROYAL BANK OF CANADA
and
THE TORONTO-DOMINION BANK, NEW YORK BRANCH,
as Documentation Agents

1 RBC Capital Markets is the brand name for the capital markets activities of Royal Bank of Canada.

TABLE OF CONTENTS
i

SCHEDULES:
Schedule 2.01 – Commitments
Schedule 2.05A – Existing Letters of Credit
Schedule 2.05B – LC Commitments
Schedule 6.01 – Existing Indebtedness
Schedule 6.02 – Existing Liens
Schedule 6.04 – Transactions with Affiliates

EXHIBITS:
Exhibit A – Form of Assignment and Assumption
Exhibit B – Form of Borrowing Request
Exhibit C – Form of Interest Election Request
Exhibit D – Form of Note
Exhibit E-1 – Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit E-2 – Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit E-3 – Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit E-4 – Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit F-1 – Form of Incremental Commitment Activation Notice
Exhibit F-2 – Form of New Lender Supplement
Exhibit G – Form of Subsidiary Guarantee

REVOLVING CREDIT AGREEMENT dated as of July 7, 2022, among MPLX LP, a Delaware limited partnership, the LENDERS from time to time party hereto and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent.
The parties hereto agree as follows:
ARTICLE I
Definitions
SECTION 1.01.    Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
“ABR Borrowing” means any Borrowing comprised of ABR Loans.
“ABR Loan” means any Loan that bears interest at a rate determined by reference to the Alternate Base Rate.
“Acquisition Period” means the period beginning with the quarter in which payment of the purchase price for a Specified Acquisition is made and ending on the earlier of (a) the last day of the second fiscal quarter following the fiscal quarter in which such payment is made and (b) the date on which the Borrower notifies the Administrative Agent that it desires to end the Acquisition Period for such Specified Acquisition.
“Adjusted Daily Simple SOFR” means an interest rate per annum equal to (a) Daily Simple SOFR plus (b) 0.10%; provided that if Adjusted Daily Simple SOFR shall be less than zero, such rate shall be deemed to be zero.
“Adjusted Term SOFR” means, for any Interest Period, an interest rate per annum equal to (a) Term SOFR for such Interest Period plus (b) 0.10%; provided that if Adjusted Term SOFR shall be less than zero, such rate shall be deemed to be zero.
“Administrative Agent” means Wells Fargo Bank, National Association, in its capacity as administrative agent for the Lenders hereunder and under the other Loan Documents, and any successor in such capacity as provided in Article VIII.
“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Aggregate Commitments” means, at any time, the sum of the Commitments of all Lenders at such time. The amount of the Aggregate Commitments as of the date hereof is $2,000,000,000.
“Agreement” means this Revolving Credit Agreement, as it may from time to time be amended, restated, supplemented or otherwise modified.
“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% per annum and (c) Adjusted Term SOFR for a one month Interest Period as published two U.S. Government Securities Business Days prior to such day (or if such day is not a U.S. Government Securities Business Day, the immediately preceding U.S. Government Securities Business Day) plus 1% per annum. For purposes of clause (c) above, Adjusted Term SOFR for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology); provided that (i) if such rate shall be less than zero, such rate shall be deemed to be zero and (ii) if such rate is not available or cannot be determined, such rate shall be deemed to be zero. Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or Adjusted Term SOFR shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or Adjusted Term SOFR, respectively.
“Ancillary Document” has the meaning assigned to such term in Section 9.06(b).
“Anti-Corruption Laws” means all laws, rules and regulations of any jurisdiction applicable to the Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.
“Applicable Percentage” means, with respect to any Lender at any time, the percentage of the Aggregate Commitments (disregarding, to the extent applicable pursuant to Section 2.20, any Defaulting Lender’s Commitment) represented by such Lender’s Commitment at such time. If all of the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any permitted assignments made hereunder and, to the extent applicable pursuant to Section 2.20, to any Lender’s status as a Defaulting Lender at the time of determination.
“Applicable Rate” means, for any day, with respect to any ABR Revolving Loan, Term SOFR Revolving Loan or, if applicable pursuant to Section 2.13, a Daily Simple SOFR Revolving Loan, or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth in the grid below under the caption “ABR Revolving Loan Spread”, “Term SOFR/Daily Simple SOFR Revolving Loan Spread” or “Commitment Fee Rate”, as the case may be, based upon the Applicable Ratings by S&P, Moody’s and Fitch, respectively, as of such date:

Pricing Level	Applicable Ratings (S&P/Moody’s/Fitch):	ABR Revolving Loan Spread	Term SOFR/Daily Simple SOFR Revolving Loan Spread	Commitment Fee Rate
1	A-/A3/A- or higher	0.000%	1.000%	0.100%
2	BBB+/Baa1/BBB+	0.125%	1.125%	0.125%
3	BBB/Baa2/BBB	0.250%	1.250%	0.150%
4	BBB-/Baa3/BBB-	0.500%	1.500%	0.200%
5	BB+/Ba1/BB+ or below	0.750%	1.750%	0.250%

For purposes of the foregoing, (a) if at any time, only one Applicable Rating shall be in effect, the applicable Pricing Level shall be determined by reference to the available Applicable Rating, (b) if no Applicable Rating shall be in effect (other than by reason of the circumstances referred to in the final paragraph of this definition), Pricing Level 5 shall apply, (c) if at any time there is more than one Applicable Rating in effect and such Applicable Ratings are in different Pricing Levels, then (i) if three Applicable Ratings are in effect, either (x) if two of the Applicable Ratings are in the same Pricing Level, such Pricing Level will apply or (y) if all three Applicable Ratings are in different Pricing Levels, then the Pricing Level corresponding to the middle Applicable Rating will apply and (ii) if only two Applicable Ratings are in effect, then the Pricing Level corresponding to the higher Applicable Rating will apply, unless there is more than one Pricing Level between such Applicable Ratings, in which case the Pricing Level one below that applicable to the higher of the two such Applicable Ratings will apply, and (d) if the Applicable Ratings established by S&P, Moody’s or Fitch shall be changed (other than as a result of a change in the rating system of S&P, Moody’s or Fitch), such change shall be effective as of the date on which it is first announced by the applicable rating agency, irrespective of when notice of such change shall have been furnished by the Borrower to the Administrative Agent and the Lenders pursuant to Section 5.01(e) or otherwise. Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change.
If the rating system of S&P, Moody’s or Fitch shall change, or if any such rating agencies shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.
“Applicable Rating” means, for each of S&P, Moody’s and Fitch, the rating assigned by such rating agency to the Index Debt; provided that if such rating agency shall at any time fail to have in effect a rating for the Index Debt (other than by reason of the circumstances referred to in the final paragraph of the definition of “Applicable Rate”), the Borrower may seek and obtain a rating of the Facility from such rating agency, and on and after the date on which such rating of the Facility is obtained until such time (if any) that a rating by such rating agency for the Index Debt becomes effective again, the Applicable Rating for such rating agency shall mean the rating assigned by such rating agency to the Facility.
“Approved Fund” means any Person (other than a natural person or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Arrangers” means Wells Fargo Securities, LLC, JPMorgan Chase Bank, N.A., Barclays Bank PLC, BofA Securities, Inc., Citibank, N.A., Mizuho Bank, Ltd., MUFG Bank, Ltd., RBC Capital Markets2 and TD Securities (USA) LLC.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any Person whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent in consultation with the Borrower.
“Attributable Debt” means, as of any date of determination, the present value (discounted semiannually at an interest rate implicit in the terms of the relevant lease) of the obligation of a lessee for rental payments pursuant to any Sale and Leaseback Transaction (reduced by the amount of the rental obligations of any sublessee of all or part of the same property) during the remaining term of such Sale and Leaseback Transaction (including any period for which the lease relating thereto has been extended), such rental payments not to include amounts payable by the lessee for maintenance and repairs, insurance, taxes, assessments and similar charges and for contingent rents (such as those based on sales). In the case of any Sale and Leaseback Transaction in which the lease is terminable by the lessee upon the payment of a penalty, such rental payments shall be considered for purposes of this definition to be the lesser of (a) the rental payments to be paid under such Sale and Leaseback Transaction until the first date (after the date of such determination) upon which it may be so terminated plus the then applicable penalty upon such termination and (b) the rental payments required to be paid during the remaining term of such Sale and Leaseback Transaction (assuming such termination provision is not exercised).
“Auto-Extension Letter of Credit” has the meaning assigned to such term in Section 2.05(c).
“Availability Period” means the period from and including the Closing Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, any tenor for such Benchmark (or component thereof) or payment period for interest
2 RBC Capital Markets is the brand name for the capital markets activities of Royal Bank of Canada.

calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then removed from the definition of “Interest Period” pursuant to Section 2.13(b)(iv).
“Bail-In Action” means, as to any Affected Financial Institution, the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of such Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their Affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bankruptcy Event” means, with respect to any Person, that such Person becomes the subject of a voluntary or involuntary bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it (including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such capacity), or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority, so long as such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.
“Benchmark” means, initially, Term SOFR; provided that if a Benchmark Transition Event and the related Benchmark Replacement Date have occurred with respect to Term SOFR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.13(b).
“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:
(1) Adjusted Daily Simple SOFR; and
(2) the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body and/or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for U.S. dollar-denominated syndicated credit facilities at such time in the United States and (b) the related Benchmark Replacement Adjustment.
If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities at such time in the United States.
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate”, the definition of “Business Day”, the definition of “Interest Period”, the definition of “U.S. Government Securities Business Day”, timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions and other technical, administrative or operational matters) that the Administrative Agent decides (in consultation with the Borrower) in its reasonable discretion may be appropriate to reflect the adoption and implementation of the applicable Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides (in consultation with the Borrower) in its reasonable discretion that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines (in consultation with the Borrower) that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides (in consultation with the Borrower) in its reasonable discretion is reasonably necessary in connection with the administration of this Agreement).
“Benchmark Replacement Date” means, with respect to any Benchmark, the earlier to occur of the following events with respect to such then-current Benchmark:
(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event”, the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(2) in the case of clause (3) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:
(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clause (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder in accordance with Section 2.13(b) and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder in accordance with Section 2.13(b).
“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“Borrower” means MPLX LP, a Delaware limited partnership.
“Borrowing” means (a) Revolving Loans of the same Type made, converted or continued on the same date and, in the case of Term SOFR Loans, as to which a single Interest Period is in effect or (b) a Swingline Loan.
“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03 or Section 2.04(b), which shall be substantially in the form of Exhibit B.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Daily Simple SOFR Loan or a Term SOFR Loan and any interest rate settings, fundings, disbursements, settlements or payments of any Daily Simple SOFR Loans or Term SOFR Loans, or any other dealings in respect of such Loans referencing Adjusted Daily Simple SOFR or

Adjusted Term SOFR, the term “Business Day” shall also exclude any day that is not a U.S. Government Securities Business Day.
“Cash Collateralize” or “cash collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent, the Issuing Banks or the Swingline Lender (as applicable) and the Lenders, as collateral for the Total LC Exposure, Obligations in respect of Swingline Loans, or obligations of Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances or, if the Issuing Bank(s) or the Swingline Lender benefiting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the applicable Issuing Bank(s) or the Swingline Lender (as applicable). “Cash Collateral” or “cash collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.
“Cash Equivalents” means:
(a)    direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;
(b)    investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;
(c)    investments in certificates of deposit, banker’s acceptances and demand or time deposits, in each case maturing within 180 days from the date of acquisition thereof, issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000;
(d)    fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;
(e)    deposits in money market funds which invest 95% or more of their funds in investments described in any of clauses (a), (b) and (c) above; and
(f)    in the case of any Subsidiary organized or operating outside the United States, other short-term investments that are analogous to the foregoing, are of comparable credit quality and are customarily used by companies in the applicable foreign jurisdiction for cash management purposes.
“CFC” means any Person that is a “controlled foreign corporation” (within the meaning of Section 957), but only if a “United States person” (within the meaning of Section 7701(a)(30)) that is a Loan Party or an Affiliate of a Loan Party is, with respect to such Person, a “United States shareholder” described in Section 951(a)(1). For purposes of this definition, all Section references are to the Code.
“Change in Control” means as of any date, (a) failure of MPC to own, directly or indirectly, more than 50% of the Equity Interests of the General Partner that are entitled to vote for the board of directors or equivalent governing body of the General Partner or (b) failure of the General Partner to be the sole general partner of, and to Control, the Borrower.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty by any Governmental Authority, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) of any Governmental Authority; provided, however, that for purposes of this Agreement (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, promulgated or issued.
“Charges” has the meaning assigned to such term in Section 9.14.
“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Swingline Loans.
“Closing Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).
“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Commercial Operation Date” the date on which a Material Project is substantially complete and commercially operable.
“Commitment” means, with respect to any Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate permitted amount of such Lender’s Revolving Credit Exposure hereunder, as such amount may be (a) reduced from time to time pursuant to Section 2.08, (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04 and (c) increased by any Commitment Increase from time to time pursuant to Section 2.22. The amount of each Lender’s Commitment as of the Closing Date is set forth on Schedule 2.01, and the amount of each Lender’s Commitment that becomes party hereto after the Closing Date is set forth in the Assignment and Assumption or the New Lender Supplement pursuant to which such Lender shall have assumed or provided its Commitment, as applicable.
“Commitment Increase” has the meaning assigned to such term in Section 2.20(a).
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. 1, et seq.), as amended.
“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party or the Administrative Agent pursuant to any Loan Document or the transactions contemplated therein that is distributed to the Administrative Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to Section 9.01, including through the Platform.
“Compliance Certificate” has the meaning assigned to such term in Section 5.01(c).
“Compliance Certificate Delivery Date” with respect to a Quarter-End Date means the earlier of (a) the date of delivery, pursuant to Section 5.01(c), of the Compliance Certificate with respect to the reporting period ending on such Quarter-End Date or (b) the date that such Compliance Certificate is required to be delivered pursuant to Section 5.01(c).
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” means, for any period, an amount equal to the sum of (a) Consolidated Net Income for such period plus, (b) to the extent reducing Consolidated Net Income for such period, and without duplication: (i) net federal, state, local or foreign income or franchise tax expense; (ii) net interest expense (including amortization or write-off of debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness), amortization of capitalized interest and the net amount accrued (whether or not actually paid) pursuant to any interest rate protection agreement during such period (or minus the net amount receivable (whether or not actually received) during such period); (iii) depreciation, depletion and amortization expense, including amortization of intangibles; (iv) (A) extraordinary expenses or loss and (B) unusual or non-recurring non-cash expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, (x) non-cash losses from dispositions not in the ordinary course of business and (y) goodwill or intangible asset impairment); and (v) any other non-cash charges to income (including non-cash charges (I) relating to stock based compensation, (II) resulting from the decline in the value of inventory due to the application of the lower of cost or market/net realizable value valuation method, (III) relating to Swap Agreements, and (IV) attributable to non-cash write-downs of assets); minus, (c) to the extent included in the calculation of Consolidated Net Income for such period, without duplication, the sum of: (i) any extraordinary income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on dispositions not in the ordinary course of business); (ii) any cash expenditures during such period on account of any non-cash item which was added back to Consolidated EBITDA pursuant to clause (b)(iv)(B) or (b)(v) during any prior period with respect to which a calculation of Consolidated EBITDA was made under this Agreement (and provided that the cash expenditure does not impact Consolidated Net Income in the period paid); (iii) any other unusual or non-recurring non-cash income or gains; and (iv) any non-cash gains attributable to non-cash write-ups of assets, all as determined for the Borrower and its Subsidiaries on a consolidated basis.
For purposes of the foregoing clauses (a) and (b), without duplication, Consolidated Net Income and consolidated expenses shall be adjusted with respect to net income and expenses of Non-Wholly Owned Subsidiaries, to the extent not already excluded from Consolidated Net Income, to reflect only the Borrower’s pro rata ownership interest therein.
Consolidated EBITDA for the relevant period shall be calculated after giving effect, on a pro forma basis, to each acquisition and disposition consummated during such period of the following by the Borrower or its Subsidiaries, as if such acquisition or disposition occurred on the first day of such period: (w) more than 50% of the Equity Interests in any other Person, (x) Equity Interests in any Person that is (or, in the case of an acquisition, that becomes after such acquisition) a Subsidiary of the Borrower, (y) Equity Interests in other Persons and (z) other property or assets (other than acquisitions or dispositions of Equity Interests in a Person, capital expenditures and acquisitions of inventory or supplies in the ordinary course of business) of, or of an operating division or business unit of, any other Person. In the case of any such acquisition, any such pro forma adjustment shall be at the Borrower’s option, and in the case of any such disposition, the Borrower may elect to exclude the pro forma effect of any disposition if the aggregate consideration (whether cash or non-cash) received by the Borrower and its Subsidiaries in connection with such excluded disposition (and all related dispositions consummated in the preceding 90-day period) does not exceed $100,000,000. In the case of any such acquisition of property or assets (either directly or indirectly through the acquisition of Equity Interests of any Person holding such property or assets) that were not in operation or otherwise did not constitute a “business” (as described in Rule 11-01(d) of Regulation S-X promulgated under the Exchange Act) during the period of four fiscal quarters preceding the consummation of such acquisition, the pro forma adjustment may be calculated on the basis of, at the Borrower’s option, either (i) annualizing the Consolidated EBITDA attributable to the operations of such property or assets for the portion of the relevant period elapsed subsequent to the consummation of such acquisition or (ii) solely if less than a full fiscal quarter has elapsed subsequent to the consummation of such acquisition and subject to the approval by the Administrative Agent as set forth below, the projected Consolidated EBITDA attributable to the operation of such property or assets for the 12-month period following the consummation of the acquisition (such projected Consolidated EBITDA to be determined based on customer contracts relating to such property or assets, the creditworthiness of the other parties to such contracts, projected revenues from such contracts, capital costs and expenses and other reasonable factors) (such calculation under this clause (ii), the “Projected Acquired Assets EBITDA Adjustments”). Any pro forma adjustments shall be calculated in good faith by the Borrower and shall be supported by reasonably detailed calculations furnished together with the Compliance Certificate delivered pursuant to Section 5.01(c) for the applicable period; provided that in the case of any Projected Acquired Assets EBITDA Adjustments, (A) the Borrower shall have delivered to the Administrative Agent a proposed determination of such Projected Acquired Assets EBITDA Adjustments setting forth pro forma adjustments of Consolidated EBITDA with respect to such property or assets, together with reasonably detailed information with respect thereto, and (B) as soon as reasonably practicable after delivery by the Borrower of such proposed determination of Projected Acquired Assets EBITDA Adjustments, and in any event within 10 Business Days following the Borrower’s delivery, the Administrative Agent shall either (1) approve such determination of Projected Acquired Assets EBITDA Adjustments (such approval not to be unreasonably withheld, conditioned or delayed), (2) object to such determination of Projected Acquired Assets EBITDA Adjustments based on application of criteria set forth in clause (ii) above or (3) request additional information from the Borrower as is reasonably necessary to approve or object to the Borrower’s proposed determination. If the Administrative Agent objects to the Borrower’s determination of Projected Acquired Assets EBITDA Adjustments or requests additional information, the Borrower and Administrative Agent shall reasonably cooperate to agree upon the determination of Projected Acquired Assets EBITDA Adjustments as soon as is reasonably practicable.
Further, in connection with any Material Project, Consolidated EBITDA, for purposes of calculating the ratio of Consolidated Total Debt to Consolidated EBITDA and compliance with Section 6.09, may be modified so as to include Material Project EBITDA Adjustments, as provided in Section 6.09.
“Consolidated Net Income” means, for any period, the sum of (a) net income (loss) of the Borrower and its Subsidiaries on a consolidated basis for such period, determined in accordance with GAAP, provided that there shall be excluded from such net income (to the extent otherwise included therein) the income (or loss) of Excluded Ventures and any other Person (other than a Subsidiary) in which the Borrower or any Subsidiary has an ownership interest, plus (b) cash dividends or similar cash distributions received by the Borrower and its Subsidiaries during such period from Excluded Ventures and any other Person (other than a Subsidiary) in which the Borrower or any Subsidiary has an ownership interest. Further, when determining Consolidated Net Income for any fiscal quarter, Consolidated Net Income shall not include any undistributed net income of a Subsidiary to the extent that the ability of such Subsidiary to make Restricted Payments to the Borrower or to a Subsidiary is, as of the date of determination of Consolidated Net Income, restricted by its Organization Documents, any Contractual Obligation (other than pursuant to this Agreement) or any applicable law.
“Consolidated Net Tangible Assets” means, at any date, (a) total assets of the Borrower and the Subsidiaries determined on a consolidated basis in accordance with GAAP minus (b) the sum of (i) current liabilities (excluding short-term Indebtedness and the current portion of long-term Indebtedness) of the Borrower and the Subsidiaries and (ii) goodwill and other intangible assets of the Borrower and the Subsidiaries, in each case determined on a consolidated basis in accordance with GAAP, all as reflected in the consolidated financial statements of the Borrower most recently delivered to the Administrative Agent and the Lenders pursuant to Section 5.01(a) or Section 5.01(b) (or, prior to the first delivery of such financial statements, the most recent consolidated financial statements of the Borrower referred to in Section 3.04(b)). For purposes of this definition, (A) assets of the Borrower and the Subsidiaries shall exclude all amounts attributable to the assets of any Excluded Venture (or any Equity Interests in any Excluded Venture, but only if such Equity Interests are subject to Liens permitted under Section 6.02(a)(ix)), (B) any such current liabilities of the Borrower and the Subsidiaries shall not include any such current liabilities of any Excluded Venture, provided that to the extent such liabilities are recourse to the Borrower or any Subsidiary, the full amount of such liabilities that are so recourse shall be deducted for purposes of this definition, and (C) the amount of any such assets and current liabilities of any Non-Wholly Owned Subsidiary shall be included or deducted, as the case may be, only to the extent of the proportional Equity Interests directly or indirectly owned by the Borrower in such Subsidiary, provided that, in the case of any such liabilities, to the extent such liabilities are recourse to the Borrower or any other Subsidiary, the full amount of such liabilities that are so recourse shall be deducted for purposes of this definition.

“Consolidated Total Debt” means, at any date, without duplication the aggregate amount of the Debt of the Borrower and its Subsidiaries as of such date determined on a consolidated basis. For purposes of this definition, “Debt” means Indebtedness of the type specified in clause (a), (b), (c) or (g), clause (h) or (i) (in the case of clauses (h) and (i), so long as obligations specified in such clauses are not contingent) or clause (f) (if the Guarantees specified in such clause are of Indebtedness of the type referred to above) of the definition of “Indebtedness”. If (x) on or prior to a Quarter-End Date the Borrower or a Subsidiary has designated any Debt constituting Material Indebtedness (“Designated Material Debt”) to be repaid on or before the Compliance Certificate Delivery Date with respect to such Quarter-End Date (whether such repayment is due to stated maturity, an irrevocable prepayment or redemption notice, a tender offer or otherwise), (y) on or prior to such Quarter-End Date the Borrower or a Subsidiary has issued new Debt that is included in the calculation of Consolidated Total Debt as of such Quarter-End Date (“New Debt”) for the stated purpose of, among other things, repaying or redeeming the Designated Material Debt, and (z) on such Quarter-End Date an amount equal to the net cash proceeds of the New Debt (or, if less, an amount sufficient to repay or redeem the Designated Material Debt) is held by the Borrower or such Subsidiary as unrestricted cash and cash equivalents (in both cases not subject to any Liens other than inchoate Liens arising by operation of law or Liens in favor of the trustee or agent or holders of the Designated Material Debt) or deposited with the trustee or agent or holders of the Designated Material Debt (the amount so held or deposited is herein referred to as the “Available Cash Amount”), then at the option of the Borrower, Designated Material Debt in an amount not to exceed the amount of the New Debt or the Available Cash Amount may be excluded from the calculation of Consolidated Total Debt on such Quarter-End Date.
Notwithstanding the foregoing, Indebtedness of a Non-Wholly Owned Subsidiary of a Person shall be included in Consolidated Total Debt only to the extent of the Borrower’s proportional interest therein, unless such Indebtedness is recourse to the Borrower or any Subsidiary, in which case the full amount of such Indebtedness that is recourse to the Borrower or any Subsidiary shall be included in the calculation of Consolidated Total Debt.
“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.
“Credit Contact” means, with respect to each Credit Party, such Person designated in the Administrative Questionnaire or other notice provided to the Administrative Agent as the Credit Contact for such Credit Party.
“Credit Party” means the Administrative Agent, any Issuing Bank, the Swingline Lender or any other Lender.
“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day that is five U.S. Government Securities Business Day prior to (a) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (b) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. If by 5:00 p.m., New York City time, on the second U.S. Government Securities Business Day immediately following any SOFR Rate Day, SOFR in respect of such SOFR Rate Day has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to Daily Simple SOFR has not occurred, then SOFR for such SOFR Rate Day will be SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website, provided that any SOFR determined pursuant to this sentence shall be utilized for purposes of calculating Daily Simple SOFR for no more than three consecutive SOFR Rate Days. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.
“Daily Simple SOFR Borrowing” means any Borrowing comprised of Daily Simple SOFR Loans.
“Daily Simple SOFR Loan” means any Loan that bears interest at a rate determined by reference to Adjusted Daily Simple SOFR.
“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, (i) to fund any portion of its Loans, unless such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified in such writing, including, if applicable, by reference to a specific Default) has not been satisfied, (ii) to fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) to pay to any Credit Party any other amount required to be paid by it hereunder, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good-faith determination that a condition precedent (specifically identified in such writing, including, if applicable, by reference to a specific Default) to funding a Loan cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Borrower or a Credit Party made in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Borrower’s or such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, (d) has become the subject of a Bankruptcy Event or (e) has, or has a Lender Parent that has, become the subject of a Bail-In Action. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (e) above shall be conclusive and binding absent manifest error.
“Designated Material Debt” has the meaning set forth in the definition of Consolidated Total Debt.
“Documentation Agents” means the Persons identified as such on the cover page of this Agreement.
“dollars” or “$” refers to lawful money of the United States of America.
“Domestic Foreign Holding Company” means any Subsidiary incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia that has no material assets other than the Equity Interests and/or Indebtedness of one or more CFCs or one or more Domestic Foreign Holding Companies.
“Domestic Subsidiary” means any Subsidiary incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) above or (c) any institution established in an EEA Member Country that is a subsidiary of an institution described in clause (a) or (b) above and is subject to consolidated supervision with its parent.
“EEA Member Country” means any member state of the European Union, Iceland, Liechtenstein and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Electronic Signature” means an electronic signature, sound, symbol or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.
“Eligible Assignee” means (a) a Lender, (b) a commercial bank, an insurance company, a commercial finance company or a company engaged in making commercial loans, in each case, which, together with its Affiliates, has a combined capital and surplus in excess of $500,000,000, (c) any Affiliate of a Lender, (d) an Approved Fund or (e) any other Person that is an “accredited investor” (as defined in Regulation D under the Securities Act) and that extends credit or makes or purchases loans in the ordinary course of its business, other than, in each case, (i) a Defaulting Lender or a Lender Parent thereof, (ii) the Borrower or any Subsidiary or other Affiliate of the Borrower or (iii) a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person).
“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), directly or indirectly resulting from or based upon (a) the violation of any Environmental Law, (b) any Environmental Law with respect to the generation, use handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest (other than any Indebtedness that is convertible at the option of the holder into Equity Interests, to the extent such holder has not so converted such Indebtedness).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated and rulings thereunder.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower or the General Partner, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) a failure by any Plan to satisfy the “minimum funding standards” (as defined in Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, in each instance, whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an

application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA, or in endangered or critical status, within the meaning of Section 305 of ERISA.
“Erroneous Payment” has the meaning assigned to such term in Section 8.13.
“Erroneous Payment Deficiency Assignment” has the meaning assigned to such term in Section 8.13.
“Erroneous Payment Impacted Class” has the meaning assigned to such term in Section 8.13.
“Erroneous Payment Return Deficiency” has the meaning assigned to such term in Section 8.13.
“ESG Amendment” has the meaning assigned to such term in Section 2.23(a).
“ESG Pricing Provisions” has the meaning assigned to such term in Section 2.23(b).
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Events of Default” has the meaning assigned to such term in Article VII.
“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in such Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.18(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.16, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.16(f) and (d) any U.S. federal withholding Taxes imposed under FATCA.
“Excluded Venture” means each subsidiary of the Borrower that has been designated by the Borrower as an Excluded Venture pursuant to Section 5.12(a) and, pursuant to Section 5.12(e), any subsidiary of such Excluded Venture.
“Existing Letter of Credit” means (a) any letter of credit that is set forth on Schedule 2.05A hereto and (b) any other letter of credit that is issued by any Issuing Bank for the account of the Borrower or any Subsidiary and, subject to compliance with the requirements set forth in Section 2.05 as to the maximum Total LC Exposure and expiration of Letters of Credit, is designated as an “Existing

Letter of Credit” by written notice thereof by the Borrower and such Issuing Bank to the Administrative Agent (which notice shall contain a representation and warranty by the Borrower as of the date thereof that the conditions precedent set forth in Sections 4.02(a) and 4.02(b) shall be satisfied immediately after giving effect to such designation).
“Existing Maturity Date” has the meaning assigned to such term in Section 2.21(a).
“Existing MPLX Credit Agreement” means the Amended and Restated Credit Agreement dated as of July 26, 2019, among the Borrower, the lenders party thereto and Wells Fargo Bank, National Association, as administrative agent, as amended, restated, supplemented or otherwise modified prior to the date hereof.
“Existing MPLX Credit Agreement Refinancing” means the payment in full of all principal, interest, fees and other amounts due or outstanding under the Existing MPLX Credit Agreement, including the cancellation of all letters of credit issued and outstanding thereunder (other than any such letter of credit designated hereunder as an Existing Letter of Credit), the termination of all commitments thereunder and the release of all Guarantees provided by the Borrower and certain Subsidiaries (if any) in connection therewith.
“Extending Lender” has the meaning assigned to such term in Section 2.21(b).
“Extension Closing Date” has the meaning assigned to such term in Section 2.21(b).
“Facility” means the revolving credit facility provided for herein.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any intergovernmental agreements entered into and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any current or future regulations or official interpretations of the foregoing.
“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if such rate shall be less than zero, such rate shall be deemed to be zero.
“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.
“Fee Letters” means, collectively, each fee letter executed by the Borrower and one or more of the Administrative Agent and the Arrangers in connection with the Facility or this Agreement, in each case solely to the extent as any such letter relates to the Facility or this Agreement.
“Finance Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of real or personal property, or a combination thereof, which obligations are required under GAAP to be classified and accounted for as finance leases on a balance sheet of such Person, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP. For purposes of Section 6.02, a Finance Lease Obligation shall be deemed to be secured by a Lien on the property being leased and such property shall be deemed to be owned by the lessee.
“Financial Officer” means, with respect to any Person, the chief financial officer, principal accounting officer, treasurer, assistant treasurer, controller or vice president of finance of such Person; provided that, when such term is used in reference to any document executed by, or a certification of, a Financial Officer, the secretary or assistant secretary of such Person shall have, theretofore

(including on the Closing Date) or concurrently therewith, delivered an incumbency certificate to the Administrative Agent as to the authority of such individual.
“Fitch” means Fitch Ratings, Inc., or any successor to the rating agency business thereof.
“Floor” means zero percent.
“Foreign Lender” means a Lender that is not a U.S. Person.
“GAAP” means generally accepted accounting principles in the United States of America as in effect, subject to Section 1.04, from time to time.
“General Partner” means (a) MPLX GP LLC, a Delaware limited liability company, or (b) any successor to the Person referred to in clause (a) as the General Partner of the Borrower (as such term is defined in the Borrower’s partnership agreement).
“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank).
“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or other obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The amount, as of any date of determination, of any Guarantee shall be the principal amount outstanding on such date of the Indebtedness or other obligation guaranteed thereby (or, in the case of (i) any Guarantee the terms of which limit the monetary exposure of the guarantor or (ii) any Guarantee of an obligation that does not have a principal amount, the maximum monetary exposure as of such date of the guarantor under such Guarantee (as determined, in the case of clause (i), pursuant to such terms or, in the case of clause (ii), reasonably and in good faith by a Financial Officer of the Borrower)). Notwithstanding the foregoing, any guarantee by the Borrower or any of its Subsidiaries of the obligations of Midwest Connector Capital Company, LLC under the Contingent Equity Contribution Undertaking (Senior Notes), dated as of March 11, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Contingent Equity Contribution Undertaking”), shall not constitute a Guarantee hereunder, but only if and for so long as a “Permanent Trigger Event” (as defined in the Contingent Equity Contribution Undertaking) shall not have occurred; provided that if, during any “Remediation Period” (as defined in the Contingent Equity Contribution Undertaking) and prior to the occurrence of the applicable “Required Contribution Termination Date” (as defined in the Contingent Equity Contribution Undertaking), any “Series Trigger Event” or any “Remediation Period Acceleration” (in each case, as defined in the Contingent Equity Contribution Undertaking) shall have occurred, then obligations (including contingent obligations) of the Borrower or any of its Subsidiaries under the Contingent Equity Contribution Undertaking in respect of such Series Trigger Event or such Remediation Period Acceleration shall not be excluded from being a Guarantee pursuant to this sentence; provided further that, in the event the Contingent Equity Contribution Undertaking shall be amended, restated, supplemented or otherwise modified after the date hereof, (i) the provisions of this sentence shall apply only so long as the amount of the obligations of the Borrower and its Subsidiaries is not increased thereby compared to the amount thereof as of the date hereof and (ii) any term referred to in this sentence by reference to the definition thereof as set forth in the Contingent Equity Contribution Undertaking shall include any similar or replacement term effected thereby.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
“Hydrocarbons” means crude oil, natural gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all constituents, elements or compounds thereof and products refined or processed therefrom.
“ICC Rule” has the meaning assigned to such term in Section 2.05(p).
“Increasing Lenders” has the meaning assigned to such term in Section 2.22(a).
“Incremental Commitment Activation Notice” means a notice substantially in the form of Exhibit F-1.
“Incremental Commitment Effective Date” means any Business Day designated as such in an Incremental Commitment Activation Notice or, if later, the first date on which each condition set forth in Section 4.03 shall have been satisfied or waived with respect to the Commitment Increase set forth therein.
“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding (i) accounts payable and accrued liabilities incurred in the ordinary course of business and (ii) amounts which are being contested in good faith and, if applicable, for which reserves in conformity with GAAP have been provided), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person (other than Liens on Equity Interests in Joint Ventures or Excluded Ventures, in each case, which are permitted under Section 6.02(a)(ix)), whether or not the Indebtedness secured thereby has been assumed, but only to the extent of such property’s fair market value, (f) all Guarantees by such Person of Indebtedness of others (other than Guarantees solely in the form of Liens on Equity Interests in Joint Ventures or Excluded Ventures, in each case, which are permitted under Section 6.02(a)(ix)), (g) all Finance Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other Person (including any partnership in which such Person is a general partner) to the extent such Person is legally liable therefor as a result of such Person’s ownership interest in or other relationship with such other Person, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. The Indebtedness of any Person shall not include endorsements of checks, bills of exchange and other instruments for deposit or collection in the ordinary course of business.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a) of this definition, Other Taxes.
“Indemnitee” has the meaning assigned to such term in Section 9.03(b).
“Index Debt” means senior, unsecured, long-term indebtedness for borrowed money of the Borrower that is not guaranteed by any other Person or subject to any other credit enhancement.
“Information Memorandum” means the Confidential Information Memorandum dated June 2022, relating to the Borrower and the Facility.

“Initial Borrowing” has the meaning assigned to such term in Section 2.22(b).
“Interest Election Request” means a request by the Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.07, which shall be substantially in the form of Exhibit C.
“Interest Payment Date” means (a) with respect to any ABR Revolving Loan, the first Business Day following the last day of each March, June, September and December and the Maturity Date, (b) with respect to any Term SOFR Revolving Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Term SOFR Revolving Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, (c) with respect to any Daily Simple SOFR Revolving Loan (if such Type of Loan is applicable pursuant to Section 2.13), each date (or, if such date is not a Business Day, the next following Business Day) that is on the numerically corresponding day in each calendar month that is one month after the borrowing of, or conversion to, such Daily Simple SOFR Loan (or, if there is no such corresponding day in such month, then the last Business Day of such month) and the Maturity Date and (d) with respect to any Swingline Loan, the day that such Swingline Loan is required to be repaid.
“Interest Period” means, with respect to any Term SOFR Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (b) any Interest Period of one month or more that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
“IRS” means the United States Internal Revenue Service.
“ISP” has the meaning assigned to such term in Section 2.05(p).
“Issuing Bank” means each of Wells Fargo Bank, National Association, JPMorgan Chase Bank, N.A., Bank of America, N.A., Barclays Bank PLC, Citibank, N.A., Mizuho Bank, Ltd., MUFG Bank, Ltd., Royal Bank of Canada, The Toronto-Dominion Bank, New York Branch and any other Lender that becomes an Issuing Bank pursuant to Section 2.05(j), in each case, in its capacity as an issuer of Letters of Credit hereunder, other than any such Person that ceases to be an Issuing Bank pursuant hereto. Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate (it being agreed that such Issuing Bank shall cause such Affiliate to comply with the requirements of Section 2.05 with respect to such Letters of Credit).
“Joint Venture” means a joint venture entity the Equity Interests of which are owned by the Borrower or a Subsidiary with one or more third parties so long as such joint venture entity does not constitute a Subsidiary or an Excluded Venture.
“LC Commitment” means, with respect to any Issuing Bank, the maximum permitted amount of the Total LC Exposure that may be attributable to Letters of Credit issued by such Issuing Bank. The amount of each Issuing Bank’s LC Commitment is set forth in Schedule 2.05B or, in the case of any Issuing Bank that becomes an Issuing Bank hereunder pursuant to Section 2.05(j), in a written agreement referred to in such Section, or, in each case, is such other maximum permitted amount with respect to any Issuing Bank as may have been agreed in writing (and notified in writing to the Administrative Agent) by such Issuing Bank and the Borrower.

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit issued by such Issuing Bank.
“LC Exposure” means, with respect to any Lender at any time, such Lender’s Applicable Percentage of the Total LC Exposure at such time, adjusted to give effect to any reallocation under Section 2.20(c) of the LC Exposures of Defaulting Lenders in effect at such time.
“Lender Parent” means, with respect to any Lender, each Person in respect of which such Lender is, directly or indirectly, a subsidiary.
“Lender-Related Person” means the Administrative Agent (and any sub-agent thereof), each Arranger, each Lender and each Related Party of any of the foregoing Persons.
“Lenders” means (a) the Persons listed on Schedule 2.01, (b) any New Lender that shall have become a party hereto pursuant to Section 2.22 and (c) any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.
“Letter of Credit” means any letter of credit issued pursuant to this Agreement and the Existing Letters of Credit, other than any such letter of credit that shall have ceased to be a Letter of Credit outstanding hereunder pursuant to Section 9.05.
“Liabilities” means any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.
“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset or (b) the interest of a vendor or a lessor under any conditional sale agreement, finance lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.
“Loan” means a Revolving Loan or a Swingline Loan, as the context may require.
“Loan Documents” means this Agreement, each New Lender Supplement, each Subsidiary Guarantee (if any), each agreement creating or perfecting rights in Cash Collateral, any other document executed by a Loan Party and the Administrative Agent that contains a provision stating that it is a “Loan Document” as herein defined, any agreement designating an additional Issuing Bank as contemplated by Section 2.05(j) and, other than for purposes of Section 9.02, any agreement between Borrower and any Issuing Bank regarding such Issuing Bank’s LC Commitment or the respective rights and obligations between the Borrower and such Issuing Bank in connection with the issuances of Letters of Credit and each promissory note executed and delivered by the Borrower under Section 2.09(e) (if any).
“Loan Parties” means the Borrower and each Subsidiary Guarantor.
“Material Adverse Change” means any event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.
“Material Adverse Effect” means a material adverse effect on (a) the business, operations, property or financial condition of the Borrower and its Subsidiaries, taken as a whole, (b) the ability of the Loan Parties, taken as a whole, to perform their obligations under the Loan Documents, or (c) the rights and remedies of the Administrative Agent and the Lenders under the Loan Documents.
“Material Agreement” means (a) a material contract between or among one or more of the Borrower and its Subsidiaries and one or more MPC Companies necessary for the ongoing operation and business of the Borrower and its Subsidiaries and (b) any agreement to which any Loan Party is a party which, if terminated or cancelled, could reasonably be expected to have a Material Adverse Effect.
“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the General Partner, the Borrower and its Subsidiaries in an aggregate principal amount exceeding $100,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the General Partner, the Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the General Partner, the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.
“Material Project” means the construction or expansion of any capital asset of the Borrower, any Subsidiary, any Excluded Venture or any Joint Venture, the aggregate actual or budgeted capital cost of which (in each case, including capital costs expended prior to the acquisition by the Borrower, such Subsidiary, such Excluded Venture or such Joint Venture, as applicable, and including capital costs expended prior to the construction or expansion of such asset) exceeds $50,000,000.
“Material Project EBITDA Adjustments” means, with respect to each Material Project:
(a)    prior to the Commercial Operation Date of a Material Project (but including the fiscal quarter in which such Commercial Operation Date occurs), a percentage (based on the then-current completion percentage of such Material Project) of an amount (such amount, the “Projected Consolidated EBITDA”) equal to the projected Consolidated EBITDA attributable to such Material Project (including in the case of a Material Project of an Excluded Venture or Joint Venture, the Borrower’s pro-rata share of projected Consolidated EBITDA of such Excluded Venture or Joint Venture (calculated in accordance with the definition of Consolidated EBITDA as if such Excluded Venture or Joint Venture were a Subsidiary of the Borrower) attributable to the equity interest of the Borrower in such Excluded Venture or Joint Venture) for the first 12-month period following the scheduled Commercial Operation Date of such Material Project (such Projected Consolidated EBITDA to be determined based on customer contracts relating to such Material Project, the creditworthiness of the other parties to such contracts, and projected revenues from such contracts, capital costs and expenses, scheduled Commercial Operation Date and other reasonable factors), which may, at the Borrower’s option, be added to actual Consolidated EBITDA for the fiscal quarter in which construction of such Material Project commences and for each fiscal quarter thereafter until the Commercial Operation Date of such Material Project (including the fiscal quarter in which such Commercial Operation Date occurs, but net of any actual Consolidated EBITDA attributable to such Material Project following such Commercial Operation Date (provided that, in the case of a Material Project of an Excluded Venture or a Joint Venture, such actual Consolidated EBITDA shall be calculated in accordance with the definition of Consolidated EBITDA as if such Excluded Venture or Joint Venture were a Subsidiary of the Borrower)); provided that if the actual Commercial Operation Date does not occur by the scheduled Commercial Operation Date, then the Projected Consolidated EBITDA shall be reduced, in each of the four quarters ending after the scheduled Commercial Operation Date to (but excluding) the first full quarter after its actual Commercial Operation Date, by the following percentage amounts depending on the period of delay (based on the period of actual delay or then-estimated delay, whichever is longer): (i) 90 days or less, 0%, (ii) longer than 90 days, but not more than 180 days, 25%, (iii) longer than 180 days but not more than 270 days, 50%, (iv) longer than 270 days but not more than 365 days, 75% and (v) longer than 365 days, 100%; and
(b)    thereafter, for the first full fiscal quarter following the Commercial Operation Date and the immediately two succeeding fiscal quarters, the Projected Consolidated EBITDA (calculated in the manner set forth in clause (a) above) for the fiscal quarters constituting the balance of the four full fiscal quarter period following such Commercial Operation Date may, at the Borrower’s option, be added to actual Consolidated EBITDA for such fiscal quarters (provided that in the event the actual Consolidated EBITDA attributable to such Material Project for any full fiscal quarter after the Commercial Operation Date shall materially differ from the Projected Consolidated EBITDA for such fiscal quarter, the Projected Consolidated EBITDA attributable to such Material Project for any remaining fiscal quarters included in the foregoing calculation shall be redetermined).

In the event that the Borrower intends to include Material Project EBITDA Adjustments with respect to any Material Project, then:
(A)    prior to the delivery of the first Compliance Certificate in which Material Project EBITDA Adjustments are made with respect to such Material Project in the amount permitted pursuant to clause (a), the Borrower shall have delivered to the Administrative Agent a proposed determination of such Material Project EBITDA Adjustments setting forth pro forma projections of Consolidated EBITDA with respect to such Material Project, together with reasonably detailed supporting information with respect thereto, and indicating the scheduled Commercial Operation Date; and
(B)    as soon as reasonably practicable after delivery by the Borrower of such proposed determination of Material Project EBITDA Adjustments pursuant to clause (A) above, and in any event within 10 Business Days following the Borrower’s delivery, the Administrative Agent shall either (1) approve such determination of Material Project EBITDA Adjustments (such approval not to be unreasonably withheld, conditioned or delayed), (2) object to such determination of Material Project EBITDA Adjustments based on application of criteria set forth in clause (a) of this definition, or (3) request additional information from the Borrower as is reasonably necessary to approve or object to the Borrower’s proposed determination. If the Administrative Agent objects to the Borrower’s determination of Material Project EBITDA Adjustments or requests additional information, the Borrower and Administrative Agent shall reasonably cooperate to agree upon the determination of Material Project EBITDA as soon as is reasonably practicable.
Material Project EBITDA Adjustments with respect to a Material Project shall not be allowed unless approved by the Administrative Agent, prior to the delivery of the first Compliance Certificate in which Material Project EBITDA Adjustments are made with respect to such Material Project, as set forth in clause (B) above.
Notwithstanding anything herein to the contrary, the aggregate amount of all Material Project EBITDA Adjustments during any period shall be limited to 30% of the total actual Consolidated EBITDA for such period (which total actual Consolidated EBITDA shall be determined without including any Material Project EBITDA Adjustments or pro forma adjustments for acquisitions or dispositions).
“Maturity Date” means the fifth anniversary of the Closing Date, subject to the extension thereof with respect to all or part of the Commitments pursuant to Section 2.21(a); provided, however, that if such date is not a Business Day, then the Maturity Date shall be the immediately preceding Business Day.
“Maximum Rate” has the meaning assigned to such term in Section 9.14.
“Midstream Business” means either (a) gathering, transportation, treating, processing, marketing or otherwise handling Hydrocarbons, or activities or services reasonably related or ancillary thereto including, without limitation, entering into Swap Agreements to support such business, or (b) any other business that generates gross income that constitutes “qualifying income” under Section 7704(d) of the Code.
“MNPI” means material information concerning the Borrower, any Excluded Venture, any Joint Venture, their respective Affiliates or any securities of any of the foregoing that has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD under the Securities Act and the Exchange Act. For purposes of this definition, “material information” means information concerning the Borrower, any Subsidiary, any Excluded Venture, any Joint Venture, their respective Affiliates or any securities of any of the foregoing that could reasonably be expected to be material for purposes of the United States federal and state securities laws.
“Moody’s” means Moody’s Investors Service, Inc., or any successor to the rating agency business thereof.

“MPC” means Marathon Petroleum Corporation, a Delaware corporation.
“MPC Companies” means MPC and its Subsidiaries (other than the Borrower and its Subsidiaries).
“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
“New Lender” has the meaning assigned to such term in Section 2.22(a).
“New Lender Supplement” has the meaning assigned to such term in Section 2.22(a).
“Non-Defaulting Lender” means, at any time, any Lender that is not a Defaulting Lender at such time.
“Non-Extending Lender” means, with respect to any extension of the Maturity Date pursuant to Section 2.21, any Lender that has not consented to or has been deemed not to have consented to such extension pursuant to Section 2.21.
“Non-Guarantor Subsidiary” means a Subsidiary of the Borrower that is not a Subsidiary Guarantor.
“Non-Wholly Owned Subsidiary” means a Subsidiary that is not a wholly owned Subsidiary.
“NYFRB” means the Federal Reserve Bank of New York.
“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or, for any day that is not a Business Day, on the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m., New York City time, on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided further that if any of the aforesaid rates as so determined shall be less than zero, such rate shall be deemed to be zero.
“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.
“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.
“OFAC” means the United States Treasury Department Office of Foreign Assets Control.
“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws; (b) with respect to any limited liability company, the certificate of formation and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation with the secretary of state or other department in the state of its formation, in each case as amended from time to time.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means all present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the registration, receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.18(b)).
“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.
“Participant” has the meaning assigned to such term in Section 9.04(d).
“Participant Register” has the meaning assigned to such term in Section 9.04(d).
“Payment Recipient” has the meaning assigned to such term in Section 8.13.
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“Permitted Encumbrances” means:
(a)    Liens imposed by law for Taxes that (i) are not yet due, (ii) are not more than 60 days past due and not subject to penalties for non-payment or (iii) are being contested in compliance with Section 5.04;
(b)    carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, workmen’s, landlords’ and other like Liens arising in the ordinary course of business (or deposits to obtain the release of such Liens) and securing obligations that are not overdue for more than 60 days or, if so overdue, that are being contested in compliance with Section 5.04;
(c)    pledges and deposits made (i) in compliance with, or deemed trusts arising in connection with, workers’ compensation, unemployment insurance and other social security laws or regulations (other than Liens imposed by ERISA) or (ii) in respect of letters of credit, bank guarantees, performance bonds or similar instruments issued for the account of the Borrower or any Subsidiary in the ordinary course of business supporting obligations of the type set forth in clause (i) above;
(d)    Liens and deposits made (i) to secure the performance of bids, trade contracts (other than for payment of Indebtedness), government contracts, leases (other than Finance Lease Obligations), statutory obligations (other than Liens imposed by ERISA), surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business or (ii) in respect of letters of credit, bank guarantees or similar instruments issued for the account of the Borrower or any Subsidiary in the ordinary course of business supporting obligations of the type set forth in clause (i) above;
(e)    judgment or attachment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII;

(f)    easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Borrower or any Subsidiary;
(g)    any Lien in favor of the United States of America, any state or any agency, department, political subdivision or other instrumentality of either, to secure partial, progress or advance payments to the Borrower or any Subsidiary pursuant to the provisions of any contract or any statute;
(h)    Liens created or evidenced by or resulting from precautionary financing statements filed by lessors of property (but only relating to the leased property), other than in connection with finance leases and sale-leasebacks;
(i)    Liens imposed by ERISA which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside in accordance with GAAP, provided that the aggregate amount of the obligations secured by such Liens shall not at any time exceed $75,000,000;
(j)    Liens in favor of banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of the Borrower or any of its Subsidiaries on deposit with or in the possession of such bank, in each case in the ordinary course of business;
(k)    Liens that are contractual rights of set-off;
(l)    Liens on cash and Cash Equivalents made to defease or to satisfy and discharge any debt securities;
(m)    contractual Liens arising under operating agreements, joint venture agreements, partnership agreements, oil and gas leases, farmout agreements, division orders, contracts for sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, terminal and storage agreements and other agreements entered into in the ordinary course of the Borrower’s or any Subsidiary’s business that are customary in the Midstream Business, in each case granted to secure compliance with the applicable agreement and limited to the property that is the subject of the applicable agreement, provided that any such Liens are for claims which are not delinquent or which are being contested in good faith and, if applicable, for which adequate reserves have been maintained to the extent required by GAAP, and provided further that any such Lien does not materially impair the use of the property covered by such Lien for the purposes for which such property is held by the Borrower or the applicable Subsidiary or materially impair the value of such property subject thereto;
(n)    Liens on earnest money deposits made by the Borrower or any Subsidiary in connection with any letter of intent or purchase agreement with respect to an acquisition or other investment permitted hereunder;
(o)    customary Liens arising under sale agreements related to any disposition permitted hereunder, provided that such Liens extend only to the property to be disposed of; and
(p)    pledges or deposits of cash and Cash Equivalents securing deductibles, self-insurance, insurance premiums, co-payment, co-insurance, retentions and similar obligations (other than Indebtedness) to providers of insurance, provided that such Liens are granted, and such obligations are incurred, in the ordinary course of business;
provided that the term “Permitted Encumbrances” shall not include any Lien (other than any Lien referred to in clause (l) above) securing Indebtedness of the type included in Consolidated Total Debt.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Platform” has the meaning assigned to such term in Section 9.01(d).
“Prime Rate” means, at any time, the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs. The parties hereto acknowledge that the rate announced publicly by the Administrative Agent as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Quarter-End Date” means March 31, June 30, September 30 or December 31, as applicable.
“Recipient” means, the Administrative Agent, any Lender and any Issuing Bank, or any combination thereof (as the context requires).
“Reference Time” with respect to any setting of the then-current Benchmark means (a) if such Benchmark is Term SOFR, 5:00 a.m., Chicago time, on the day that is two U.S. Government Securities Business Days preceding the date of such setting or (b) otherwise, the time determined by the Administrative Agent in its reasonable discretion.
“Register” has the meaning assigned to such term in Section 9.04(c).
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, partners, members, trustees, employees, agents and advisors of such Person and such Person’s Affiliates.
“Relevant Governmental Body” means the Federal Reserve Board, the NYFRB or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto.
“Relevant Rate” means (a) with respect to any Term SOFR Borrowing, Adjusted Term SOFR and (b) with respect to any Daily Simple SOFR Borrowing, Adjusted Daily Simple SOFR.
“Removal Effective Date” has the meaning assigned to such term in Section 8.06(b).
“Required Lenders” means, at any time, subject to Section 2.20, Lenders having Revolving Credit Exposures and unused Commitments representing more than 50% of the sum of the Total Revolving Credit Exposure and unused Commitments of all Lenders at such time. For purposes of this definition, Revolving Credit Exposure of the Lender that is the Swingline Lender shall be deemed to exclude the amount of its Swingline Exposure in excess of its Applicable Percentage of the aggregate outstanding principal amount of all the Swingline Loans, but adjusted to give effect to any reallocation under Section 2.20 of the Swingline Exposures of Defaulting Lenders in effect at such time, and the unused Commitment of such Lender shall be determined on the basis of its Revolving Credit Exposure excluding such excess amount.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means, with respect to any Person, the president, the chief executive officer, the chief financial officer, the vice president of finance or any Financial Officer of such Person or of the general partner of such Person; provided that, when such term is used in reference to any document executed by, or a certification of, a Responsible Officer, the secretary or assistant secretary of such Person shall, at the request of the Administrative Agent, deliver an incumbency certificate to the Administrative Agent as to the authority of such individual.
“Restricted Payment” by a Person means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest in such Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interest or of any option, warrant or other right to acquire any such Equity Interest.
“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of (a) the outstanding principal amount of such Lender’s Revolving Loans at such time, plus (b) such Lender’s LC Exposure at such time, plus (c) (except for the purposes of calculating the commitment fee in accordance with Section 2.11(a)) such Lender’s Swingline Exposure at such time.
“Revolving Loan” has the meaning assigned to such term in Section 2.01.
“S&P” means S&P Global Ratings, a division of S&P Global Inc., or any successor to the rating agency business thereof.
“Sale and Leaseback Transaction” means any arrangement with any Person providing for the leasing by the Borrower or any Subsidiary of any property (whether such property is now owned or hereafter acquired) that has been or is to be sold or transferred by the Borrower or any Subsidiary to such Person or any of its Affiliates, other than (a) temporary leases for a term, including renewals at the option of the lessee, of not more than three years and (b) leases between the Borrower and a Subsidiary or between Subsidiaries.
“Sanctioned Country” means a country, territory or region that is itself the subject or target of any Sanctions (at the date of this Agreement, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea region of Ukraine, Cuba, Iran, North Korea, Sudan and Syria).
“Sanctioned Person” means (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the United States Department of State, the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in clause (a) or (b) above.
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the United States government, including those administered by the OFAC, or the United States Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.
“SEC” means the United States Securities and Exchange Commission, or any Governmental Authority succeeding to the functions of said Commission.
“Securities Act” means the United States Securities Act of 1933, as amended.
“Significant Subsidiary” means any Subsidiary that is a Significant Subsidiary as such term is defined in Regulation S-X promulgated under the Exchange Act.
“SLL Principles” has the meaning assigned to such term in Section 2.23(b).

“Specified Acquisition” means any one or more transactions (a) consummated during a consecutive twelve-month period pursuant to which the Borrower or any Subsidiary acquires for an aggregate purchase price of not less than $50,000,000 (i) Equity Interests in a Person that is (or becomes, after such acquisition) a Subsidiary of the Borrower or of MPC, (ii) Equity Interests in other entities or (iii) other property or assets (other than acquisitions of Equity Interests of a Person, capital expenditures and acquisitions of inventory or supplies in the ordinary course of business) of, or of an operating division or business unit of, any other Person and (b) which is designated by the Borrower (by written notice to the Administrative Agent) as a “Specified Acquisition”.
“SOFR” means a rate per annum equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).
“SOFR Administrator’s Website” means the NYFRB’s Website or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
“Subsequent Borrowing” has the meaning assigned to such term in Section 2.22.
“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity of which Equity Interests representing more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, directly or indirectly, owned, controlled or held by the parent.
“Subsidiary” means any subsidiary of the Borrower that is not an Excluded Venture.
“Subsidiary Guarantee” means a guarantee of the Borrower’s obligations hereunder in substantially the form of Exhibit G or any other form approved by the Administrative Agent, together with all supplements thereto.
“Subsidiary Guarantor” means, at any time, each Subsidiary of the Borrower that is party to the Subsidiary Guarantee as a guarantor.
“Surviving Person” has the meaning assigned to such term in Section 6.03(e).
“Sustainability Assurance Provider” has the meaning assigned to such term in Section 2.23(c).
“Sustainability Structuring Agents” means one or more of the Lenders and/or one or more Affiliates of a Lender, as selected by the Borrower to act as a sustainability structuring agent in respect of the credit facilities established hereunder; provided that such Person agrees to act in such capacity.
“Sustainability Targets” means specified key performance indicators with respect to certain environmental, social and governance targets of the Borrower and its Subsidiaries.
“Swap Agreement” means (a) any agreement with respect to any swap, forward, future or derivative transaction, or any option or similar agreement, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions, (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement and (c) any other derivative agreement or other similar agreement or arrangement, in each case, including any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.
“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be the sum of (a) its Applicable Percentage of the aggregate principal amount of all Swingline Loans outstanding at such time (excluding, in the case of the Lender that is the Swingline Lender, Swingline Loans outstanding at such time to the extent that the other Lenders shall not have funded their participations in such Swingline Loans), adjusted to give effect to any reallocation under Section 2.20 of the Swingline Exposure of Defaulting Lenders in effect at such time, and (b) in the case of the Lender that is the Swingline Lender, the aggregate principal amount of all Swingline Loans outstanding at such time to the extent that the other Lenders shall not have funded their participations in such Swingline Loans.
“Swingline Lender” means Wells Fargo Bank, National Association, in its capacity as lender of Swingline Loans hereunder, and any replacement Swingline Lender designated pursuant to Section 8.06(d).
“Swingline Loan” has the meaning assigned to such term in Section 2.04.
“Syndication Agent” means the Person identified as such on the cover page of this Agreement.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term SOFR” means, with respect to any Term SOFR Borrowing and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator.
“Term SOFR Borrowing” means any Borrowing comprised of Term SOFR Loans.
“Term SOFR Loan” means any Loan that bears interest at a rate determined by reference to Adjusted Term SOFR (other than solely as a result of clause (c) of the definition of Alternate Base Rate).
“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term SOFR Borrowing and for any tenor comparable to the applicable Interest Period, the rate per annum published by the CME Term SOFR Administrator and identified by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 p.m., New York City time, on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to Term SOFR has not occurred, then, so long as such day is otherwise a U.S. Government Securities Business Day, the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than three U.S. Government Securities Business Days prior to such Term SOFR Determination Day.
“Test Period” means, as of any date, the period of four consecutive fiscal quarters of the Borrower then most recently ended for which financial statements have been delivered (or are required to have been delivered) under Section 5.01(a) or 5.01(b), as applicable).

“Total LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time, plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time.
“Total Revolving Credit Exposure” means, at any time, the sum of (a) the aggregate outstanding principal amount of all Revolving Loans at such time, plus (b) the Total LC Exposure at such time plus (c) the aggregate outstanding principal amount of all Swingline Loans at such time.
“Transactions” means the execution, delivery and performance by each Loan Party of this Agreement and the other Loan Documents to which such Loan Party is intended to be a party, the borrowing of Loans and the issuance of Letters of Credit hereunder.
“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to Adjusted Term SOFR (other than solely as a result of clause (c) of the definition of Alternate Base Rate), the Alternate Base Rate or, if applicable pursuant to Section 2.13, Adjusted Daily Simple SOFR.
“UCP” has the meaning assigned to such term in Section 2.05(o).
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any Person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain Affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.16(f)(ii)(B)(3).
“USA Patriot Act” has the meaning assigned to such term in Section 9.15.
“wholly owned” means, when used in reference to any subsidiary of any Person, that all of the Equity Interests in such Subsidiary are directly or indirectly (through one or more other wholly owned subsidiaries of such Person) owned by such Person, excluding directors’ qualifying shares and other nominal amounts of Equity Interests that are required to be held by other Persons under applicable law.
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Withholding Agent” means the Borrower and the Administrative Agent.

“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of such Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
SECTION 1.02.    Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Term SOFR Loan”) or by Class and Type (e.g., a “Term SOFR Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Term SOFR Borrowing”) or by Class and Type (e.g., a “Term SOFR Revolving Borrowing”).
SECTION 1.03.    Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all real and personal, tangible and intangible assets and properties, including intellectual property, cash, securities, accounts and contract rights. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law) of all Governmental Authorities. Except as otherwise provided herein and unless the context requires otherwise (a) any definition of or reference to any agreement (including this Agreement and the other Loan Documents), instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) with respect to the determination of any period of time, the word “from” means “from and including” and the word “to” means “to but excluding” and (f) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified, and all references to any statute shall be construed as referring to all rules, regulations, rulings and official interpretations promulgated or issued thereunder having the force of law.
SECTION 1.04.    Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, all terms of an accounting or financial nature used herein shall be construed (other than for purposes of Sections 3.04, 5.01(a) and 5.01(b)), and all computations of amounts and ratios referred to herein shall be made, without giving effect to (a) any election under Financial Accounting Standards Board Accounting Standards Codification

825 (or any other Accounting Standards Codification having a similar result or effect) (and related interpretations) to value any Indebtedness of the Borrower or any Subsidiary at “fair value”, as defined therein, (b) any treatment of Indebtedness in respect of convertible debt instruments under Financial Accounting Standards Board Accounting Standards Codification 470-20 (or any other Accounting Standards Codification having a similar result or effect) (and related interpretations) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof, or (c) any valuation of Indebtedness below its full stated principal amount as a result of application of Financial Accounting Standards Board Accounting Standards Update No. 2015-03, it being agreed that Indebtedness shall at all times be valued at the full stated principal amount thereof.
SECTION 1.05.    Interest Rates; Benchmark Notification. The interest rate on a Loan may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 2.13(b)(i) provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any Liability, on any theory of liability, with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its Affiliates and/or other related Persons may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or replacement rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no Liability to the Borrower, any Lender or any other Person for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
SECTION 1.06.    Divisions. For all purposes under this Agreement and the other Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.
ARTICLE II
The Credits
SECTION 2.01.    Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make revolving loans denominated in dollars to the Borrower (each such loan, a “Revolving Loan”) from time to time during the Availability Period in an aggregate principal amount that will not result in (a) such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment or (b) the Total Revolving Credit Exposure exceeding the Aggregate Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.
SECTION 2.02.    Loans and Borrowings.
(a)    Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their respective Commitments. Each Swingline Loan shall be made in accordance with the procedures set forth in Section 2.04. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.
(b)    Subject to Section 2.13, each Revolving Borrowing shall be comprised entirely of ABR Loans or Term SOFR Loans or, if applicable pursuant to Section 2.13, Daily Simple SOFR Loans, in each case, as the Borrower may request in accordance herewith. Each Swingline Loan shall bear interest as provided in Section 2.12. Each Lender at its option may make any Term SOFR Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.
(c)    At the commencement of each Interest Period for any Term SOFR Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $5,000,000; provided that (i) a Term SOFR Revolving Borrowing that results from a continuation of an outstanding Term SOFR Revolving Borrowing may be in an aggregate amount that is equal to such outstanding Borrowing and (ii) a Term SOFR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Aggregate Commitments. At the time that each ABR Revolving Borrowing or Daily Simple SOFR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $250,000 and not less than $1,000,000; provided that an ABR Revolving Borrowing or Daily Simple SOFR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Aggregate Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e). Each Swingline Loan shall be in an amount that is an integral multiple of $250,000 and not less than $1,000,000, provided that a Swingline Loan may be in an amount that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e). Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of 15 Term SOFR Revolving Borrowings and Daily Simple SOFR Revolving Borrowings outstanding.
(d)    Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert to or continue, any Term SOFR Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.
SECTION 2.03.    Requests for Revolving Borrowings. To request a Revolving Borrowing, the Borrower shall submit to the Administrative Agent a Borrowing Request, signed by a Responsible Officer of the Borrower, (a) in the case of a Term SOFR Revolving Borrowing, not later than 1:00 p.m., New York City time, three U.S. Government Securities Business Days before the date of the proposed Borrowing, (b) in the case of an ABR Revolving Borrowing, not later than 1:00 p.m., New York City time, on the date of the proposed Borrowing or (c) if applicable pursuant to Section 2.13, in the case of a Daily Simple SOFR Revolving Borrowing, not later than 1:00 p.m., New York City time, five U.S. Government Securities Business Days before the date of the proposed Borrowing. Each such Borrowing Request shall be irrevocable (provided that any such Borrowing Request may be conditioned on the consummation of a contemplated transaction by the Borrower or any Subsidiary specified in such notice, in which case such Borrowing Request may be revoked by the Borrower (by notice to the Administrative Agent prior to the time that the Revolving Loans are made by the Lenders) if such condition is not satisfied) and shall specify the following information in compliance with Section 2.02:
(i)    the aggregate principal amount of the requested Borrowing;
(ii)    the date of such Borrowing, which shall be a Business Day;
(iii)    the Type of such Borrowing;
(iv)    in the case of a Term SOFR Revolving Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and
(v)    the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06, or, in the case of an

ABR Revolving Borrowing requested to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e), the identity of the Issuing Bank that has made such LC Disbursement.
If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be an ABR Revolving Borrowing. If no Interest Period is specified with respect to any requested Term SOFR Revolving Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Revolving Loan to be made as part of the requested Revolving Borrowing.
SECTION 2.04.    Swingline Loans.
(a)    General. Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make loans denominated in dollars to the Borrower (each such loan, a “Swingline Loan”) from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $150,000,000, (ii) the Total Revolving Credit Exposure exceeding the Aggregate Commitments or (iii) the Revolving Credit Exposure of any Lender exceeding its Commitment; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.
(b)    Borrowing Procedures. To request a Swingline Loan, the Borrower shall submit to the Administrative Agent, a Borrowing Request, signed by a Responsible Officer of the Borrower, not later than 2:00 p.m., New York City time, on the day of the proposed Swingline Loan. Each such Borrowing Request shall be irrevocable and shall specify the requested date (which shall be a Business Day), amount of the requested Swingline Loan and, in the case of a Swingline Loan requested to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e), the identity of the Issuing Bank that has made such LC Disbursement. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower. The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to the general deposit account of the Borrower with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e), by remittance to the applicable Issuing Bank) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.
(c)    Participations in Swingline Loans; Repayment of Participations. The Swingline Lender may, by written notice given to the Administrative Agent not later than 12:00 noon, New York City time, on any Business Day, require the Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which the Lenders will be required to participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Lender hereby absolutely and unconditionally agrees to pay, promptly upon receipt of notice as provided above (and in any event, if such notice is received by 12:00 noon, New York City time, on a Business Day, no later than 2:00 p.m., New York City time on such Business Day and if received after 12:00 noon, New York City time, on a Business Day, no later than 10:00 a.m., New York City time, on the immediately succeeding Business Day), to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender further acknowledges and agrees that, in making any Swingline Loan, the Swingline Lender shall be entitled to rely, and shall not incur any liability for relying, upon the representation and warranty of the Borrower deemed made pursuant to Section 4.02. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to

Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders pursuant to this paragraph), and the Administrative Agent shall promptly remit to the Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other Person on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.
SECTION 2.05.    Letters of Credit.
(a)    General. Subject to the terms and conditions set forth herein, the Borrower may request that any Issuing Bank issue Letters of Credit for the account of the Borrower or, so long as the Borrower is a joint and several co-applicant with respect thereto, the account of any Subsidiary (provided that (x) if requested by such Issuing Bank, such Subsidiary shall have delivered to such Issuing Bank all documentation and other information that may be required by such Issuing Bank in order to enable compliance with applicable “know your customer” and anti-money laundering rules and regulations, including information required by the USA Patriot Act and the Beneficial Ownership Regulation and (y) if such Subsidiary is not a Domestic Subsidiary, the jurisdiction of organization thereof shall be reasonably satisfactory to the applicable Issuing Bank, denominated in dollars and in a form reasonably acceptable to the applicable Issuing Bank, or amend or extend outstanding Letters of Credit, in each case, at any time and from time to time during the Availability Period, in support of obligations of the Borrower or any of its Subsidiaries. In the event of any conflict between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower or any Subsidiary to, or entered into by the Borrower or any Subsidiary with, the applicable Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. The Existing Letters of Credit will, for all purposes of this Agreement (including paragraphs (d) and (e) of this Section), be deemed to have been issued hereunder on the Closing Date and will, for all purposes of this Agreement, constitute Letters of Credit and the Borrower shall be deemed to be the applicant and account party for each Existing Letter of Credit. No Issuing Bank shall be required to issue commercial Letters of Credit if such Letters of Credit are not of the type approved for issuance by such Issuing Bank consistent with its internal policies.
(b)    Notice of Issuance, Amendment, Extension; Certain Conditions. To request the issuance of a Letter of Credit by any Issuing Bank (or the amendment or extension (other than an automatic extension permitted pursuant to paragraph (c) of this Section) of an outstanding Letter of Credit issued by any Issuing Bank), the Borrower shall submit to such Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended or extended, and specifying the requested date of issuance, amendment or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to enable the applicable Issuing Bank to prepare, amend or extend such Letter of Credit. If requested by the applicable Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form signed by the Borrower and, if applicable, the relevant Subsidiary in connection with any such request. A Letter of Credit shall be issued, amended or extended by the applicable Issuing Bank only if (and upon issuance, amendment or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment or extension, (i) the Total Revolving Credit Exposure shall not exceed the Aggregate Commitments, (ii) the Revolving Credit Exposure of any Lender shall not exceed its Commitment, (iii) the portion of the Total LC Exposure attributable to Letters of Credit issued by such Issuing Bank will not, unless such Issuing Bank shall so agree in writing, exceed its LC Commitment, (iv)

the Total LC Exposure will not exceed $200,000,000 and (v) in the event the Maturity Date shall have been extended as provided in Section 2.21, the Total LC Exposure attributable to Letters of Credit expiring after any Existing Maturity Date shall not exceed the Aggregate Commitments that shall have been extended to a date after the latest expiration date of such Letters of Credit. No Issuing Bank shall be under any obligation to issue, amend or extend any Letter of Credit if:
(A)    any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing, amending or extending such Letter of Credit, or request that such Issuing Bank refrain from issuing such Letter of Credit, or any law, rule or regulation applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular, or any such order, judgment or decree or law shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital or liquidity requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such Issuing Bank in good faith deems material to it;
(B)    except as otherwise agreed by the Administrative Agent and such Issuing Bank, such Letter of Credit is in an initial stated amount less than $100,000; or
(C)    such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder.
No Issuing Bank shall be under any obligation to amend or extend any Letter of Credit if (x) such Issuing Bank would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof or (y) the beneficiary of such Letter of Credit does not accept the proposed amendment thereto.
(c)    Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) unless a later date is otherwise agreed to in writing by the applicable Issuing Bank and the Administrative Agent, the date that is one year after the date of the issuance of such Letter of Credit (or, in the case of any extension thereof, one year after such extension) and (ii) the date that is three Business Days prior to the Maturity Date; provided that any Letter of Credit may provide for the automatic extension thereof for an additional period no later than the date set forth in clause (i) of this Section 2.05(c) (each, an “Auto-Extension Letter of Credit”). Once an Auto-Extension Letter of Credit has been issued by an Issuing Bank, the Lenders shall be deemed to have authorized (but may not require) such Issuing Bank to permit the extension of such Letter of Credit at any time prior to the date set forth in clause (ii) of this Section 2.05(c), provided that the expiry date of such Letter of Credit shall be no later than the date set forth in clause (ii) of this Section 2.05(c).
(d)    Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount or extending the term thereof) and without any further action on the part of the applicable Issuing Bank or the Lenders, such Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of such Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment or extension of any Letter of Credit, the occurrence and continuance of a Default, any reduction or termination of the Commitments or any force majeure or other event that under any rule of law or uniform practices to which any Letter of Credit is subject (including Section 3.14 of the ISP or any successor publication of the International Chamber of Commerce) permits a drawing to be made under such Letter of Credit after the expiration thereof or of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender further acknowledges and agrees that, in issuing, amending or extending any Letter of Credit, the relevant Issuing Bank shall be entitled to rely, and shall not incur any liability for relying, upon the representation of and warranty of the Borrower deemed made pursuant to Section 4.02.
(e)    Reimbursement. If any Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 5:00 p.m., New York City time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 5:00 p.m., New York City time, on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 10:00 a.m., New York City time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the Borrower may, at its election and subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or Section 2.04, as applicable, that such payment be financed with an ABR Revolving Borrowing (if such LC Disbursement is not less than $1,000,000) or a Swingline Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan. If the Borrower fails to make such payment when due, the applicable Issuing Bank shall promptly notify the Administrative Agent thereof, and the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice (and in any event, if such notice is received by 12:00 noon, New York City time, on a Business Day, no later than 2:00 p.m., New York City time on such Business Day and if received after 12:00 noon, New York City time, on a Business Day, no later than 10:00 a.m., New York City time, on the immediately succeeding Business Day), each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders pursuant to this paragraph), and the Administrative Agent shall promptly remit to the applicable Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse any Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.
(f)    Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by any Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, (iv) any force majeure or other event that under any rule of law or uniform practices to which any Letter of Credit is subject (including Section 3.14 of the ISP or any successor publication of the International Chamber of Commerce) permits a drawing to be made under such Letter of Credit after the stated expiration date thereof or of the Commitments or (v) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. None of the Administrative Agent, the Lenders, any Issuing Bank or any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit, any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), any error, omission, interruption, loss or delay in transmission or delivery of any draft, document, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms, any error in translation or any consequence arising from causes beyond the control of any Issuing Bank; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that the applicable Issuing Bank shall be deemed to have exercised care in each such determination unless a court of competent jurisdiction shall have determined by a final, non-appealable judgment that such Issuing Bank was grossly negligent or acted with willful misconduct in connection with such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, each Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
(g)    Disbursement Procedures. The Issuing Bank that is the issuer of such Letter of Credit shall, within the time allowed by applicable law or the specific terms of the applicable Letter of Credit following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit and, promptly after such examination, shall notify the Administrative Agent and the Borrower by telephone or email (and, in the case of telephonic notice, promptly confirmed by email) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that such notice need not be given prior to payment by such Issuing Bank and any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Lenders with respect to any such LC Disbursement.
(h)    Interim Interest. If an Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement in full, at the rate per annum then applicable to ABR Revolving Loans; provided that (i) if the Borrower makes such reimbursement on the date such LC Disbursement is made, interest shall accrue for such day if such reimbursement is made after 2:00 p.m., New York City time, on such day and (ii) if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.12(e) shall apply. Interest accrued pursuant to this paragraph shall be paid to the Administrative Agent, for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment, and shall be payable on demand or, if no demand has been made, on the date on which the Borrower reimburses the applicable LC Disbursement in full.
(i)    Termination of an Issuing Bank. Any Issuing Bank may be terminated at any time upon not less than 10 Business Days’ prior written notice by the Borrower to the Administrative Agent and such Issuing Bank. The Administrative Agent shall notify the Lenders of any such termination of an Issuing Bank. After the termination of an Issuing Bank hereunder, such Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such termination, but shall not be required to amend or extend any such Letter of Credit or to issue additional Letters of Credit.
(j)    Designation of Additional Issuing Banks. The Borrower may, at any time and from time to time, with the consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed), designate as additional Issuing Banks one or more Lenders that agree to serve in such capacity as provided below. The acceptance by a Lender of an appointment as an Issuing Bank hereunder shall be evidenced by an agreement, which shall be in form and substance reasonably satisfactory to the Administrative Agent, executed by the Borrower, the Administrative Agent and such designated Lender and, from and after the effective date of such agreement, (i) such Lender shall have all the rights and obligations of an Issuing Bank under this Agreement and (ii) references herein to the term “Issuing Bank” shall be deemed to include such Lender in its capacity as an issuer of Letters of Credit hereunder.
(k)    Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account maintained with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Issuing Banks and the Lenders, an amount in cash equal to the Total LC Exposure as of such date plus any accrued and unpaid fees and interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Article VII. The Borrower also shall deposit cash collateral in accordance with this paragraph as and to the extent required by Section 2.10(c) and Section 2.20. Each such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits (in the event any such investment is made pursuant to the following sentence), such deposits shall not bear interest. The Administrative Agent shall not be required to invest any such deposits; provided that if the Administrative Agent elects to invest any such deposits, the Administrative Agent shall invest such deposits in one or more types of Cash Equivalents, and such investments shall be at the Borrower’s risk and expense. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall, notwithstanding anything to the contrary in Section 2.17(b), be applied by the Administrative Agent to reimburse the applicable Issuing Bank for LC Disbursements for which it has not been reimbursed, together with such Issuing Bank’s customary fees, costs and processing charges, and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the Total LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to in the case of any such application at a time when any Lender is a Defaulting Lender (but only if, after giving effect thereto, the remaining cash collateral shall be less than the aggregate LC Exposure of all the Defaulting Lenders) the consent of each Issuing Bank), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived. If the Borrower is required to provide an amount of cash collateral hereunder pursuant to Section 2.10(c), such amount (to the extent not applied as aforesaid) shall be returned to the Borrower to the extent that, after giving effect to such return, the Total Revolving Credit Exposure would not exceed the Aggregate Commitments and no Event of Default shall have occurred and be continuing. If the Borrower is required to provide an amount of cash collateral hereunder pursuant to Section 2.20, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower as promptly as practicable to the extent that, after giving effect to such return, no Issuing Bank shall have any exposure in respect of any outstanding Letter of Credit that is not fully covered by the Commitments of the Non-Defaulting Lenders and/or the remaining cash collateral and no Event of Default shall have occurred and be continuing.
(l)    Issuing Bank Reports to the Administrative Agent. Each Issuing Bank shall, in addition to its notification obligations set forth elsewhere in this Section, report in writing to the Administrative Agent (i) periodic activity (for such period or recurrent periods as shall be requested by the Administrative Agent) in respect of Letters of Credit issued by such Issuing Bank, including all issuances, extensions and amendments, all expirations and cancelations and all disbursements and reimbursements, and (ii) such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such Issuing Bank.

(m)    LC Exposure Determination.
(i)    For all purposes of this Agreement, the amount of a Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases (other than any such increase consisting of the reinstatement of an amount previously drawn thereunder and reimbursed), whether or not such maximum stated amount is in effect at the time of determination.
(ii)    For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Article 29(a) of the UCP, Rule 3.13 or Rule 3.14 of the ISP or similar terms of the Letter of Credit itself, or if compliant documents have been presented but not yet honored, such Letter of Credit shall be deemed to be “outstanding” and “undrawn” in the amount so remaining available to be paid, and the obligations of the Borrower and each Lender hereunder shall remain in full force and effect until the Issuing Banks and the Lenders shall have no further obligations to make any payments or disbursements under any circumstances with respect to any Letter of Credit.
(n)    Letters of Credit Issued for Account of Others. Notwithstanding that a Letter of Credit (including any Existing Letter of Credit) issued or outstanding hereunder supports any obligations of, or is for the account of, any Subsidiary, or states that any Subsidiary is the “account party”, “applicant”, “customer”, “instructing party” or the like of or for such Letter of Credit, and without derogating from any rights of the applicable Issuing Bank (whether arising by contract, at law, in equity or otherwise) against such Subsidiary in respect of such Letter of Credit, the Borrower (i) shall reimburse, indemnify and compensate the applicable Issuing Bank hereunder for such Letter of Credit (including to reimburse any and all LC Disbursements thereunder, the payment of interest thereon and the payment of fees due under Section 2.11(b)) as if such Letter of Credit had been issued solely for the account of the Borrower and (ii) irrevocably waives any and all defenses that might otherwise be available to it as a guarantor or surety of any or all of the obligations of such Subsidiary in respect of such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for its Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of its Subsidiaries.
(o)    Independence. The Borrower acknowledges that the rights and obligations of the applicable Issuing Bank under each Letter of Credit are independent of the existence, performance or nonperformance of any contract or arrangement underlying such Letter of Credit, including contracts or arrangements between such Issuing Bank and the Borrower and between the Borrower and the beneficiary of such Letter of Credit.
(p)    Governing Rules. The Borrower agrees that an Issuing Bank may issue a Letter of Credit subject to the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (2007 Revision) or, at such Issuing Bank’s option, such later revision thereof in effect at the time of issuance of such Letter of Credit (as so chosen for a Letter of Credit, the “UCP”) or the International Standby Practices 1998, International Chamber of Commerce Publication No. 590 or, at an Issuing Bank’s option, such later revision thereof in effect at the time of issuance of such Letter of Credit (as so chosen for a Letter of Credit, the “ISP”, and each of the UCP and the ISP, an “ICC Rule”). An Issuing Bank’s privileges, rights and remedies under the ICC Rules shall be in addition to, and not in limitation of, its privileges, rights and remedies expressly provided for herein. The UCP and the ISP (or such later revision of either) shall serve, in the absence of proof to the contrary, as evidence of general banking usage with respect to the subject matter thereof. The Borrower agrees that for matters not addressed by the chosen ICC Rule, each Letter of Credit shall be subject to and governed by the laws of the State of New York and applicable United States Federal laws. If, at the Borrower’s request, a Letter of Credit expressly chooses a state or country law other than New York State law and United States Federal law or is silent with respect to the choice of an ICC Rule or a governing law, an Issuing Bank shall not be liable for any payment, cost, expense or loss resulting from any action or inaction taken by such Issuing Bank if such action or inaction is or would be justified under an ICC Rule, New York law, applicable United States Federal law or the law governing such Letter of Credit.

SECTION 2.06.    Funding of Borrowings.
(a)    Funding. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 3:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.04. The Administrative Agent will make such Loans available to the Borrower by promptly remitting the amounts so received, in like funds, to an account of the Borrower designated by the Borrower in the applicable Borrowing Request; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.
(b)    Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of payment to be made by such Lender, the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of payment to be made by the Borrower, the interest rate applicable to the Loans comprising such Borrowing. If the Borrower and such Lender shall both pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
SECTION 2.07.    Interest Elections.
(a)    Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Term SOFR Revolving Borrowing, shall have an initial Interest Period as specified in such Borrowing Request or as otherwise provided in Section 2.03. Thereafter, the Borrower may, at any time and from time to time, elect to convert such Revolving Borrowing to a different Type or to continue such Revolving Borrowing and, in the case of a Term SOFR Revolving Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Revolving Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Revolving Borrowing, and the Loans comprising each such portion shall be considered a separate Revolving Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.
(b)    To make an election pursuant to this Section, the Borrower shall submit to the Administrative Agent an Interest Election Request, signed by a Responsible Officer of the Borrower, by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each Interest Election Request shall be irrevocable (subject to the provisions of Section 2.13) and shall specify the following information in compliance with Section 2.02:
(i)    the Revolving Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Revolving Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Revolving Borrowing);

(ii)    the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(iii)    whether the resulting Revolving Borrowing is to be an ABR Borrowing, a Term SOFR Borrowing or, if applicable pursuant to Section 2.13, a Daily Simple SOFR Borrowing; and
(iv)    if the resulting Revolving Borrowing is a Term SOFR Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.
If any such Interest Election Request requests a Term SOFR Revolving Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.
(c)    Promptly following receipt of an Interest Election Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
(d)    If the Borrower fails to deliver a timely Interest Election Request with respect to a Term SOFR Revolving Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Revolving Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default under clause (h) or (i) of Article VII has occurred and is continuing with respect to the Borrower, or if any other Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, notifies the Borrower of the election to give effect to this sentence on account of such other Event of Default, then, in each such case, so long as such Event of Default is continuing, (i) no outstanding Revolving Borrowing may be converted to or continued as a Term SOFR Revolving Borrowing and (ii) unless repaid, each Term SOFR Revolving Borrowing shall be converted to an ABR Revolving Borrowing at the end of the Interest Period applicable thereto.
SECTION 2.08.    Termination and Reduction of Commitments.
(a)    Unless previously terminated pursuant to the terms of this Agreement, the Commitments shall terminate on the Maturity Date (as it may be extended with respect to some or all of the Commitments pursuant to Section 2.21).
(b)    The Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $5,000,000 and not less than $20,000,000 (in each case, unless equal to the entire remaining amount of the Commitments) and (ii) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.10, the Total Revolving Credit Exposure would exceed the Aggregate Commitments.
(c)    The Borrower shall notify the Administrative Agent by telephone or email (and, in the case of telephonic notice, promptly confirmed by email) of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days (or such shorter period as shall be acceptable to the Administrative Agent) prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that any such notice of termination or reduction of the Commitments may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

SECTION 2.09.    Repayment of Loans; Evidence of Debt.
(a)    The Borrower hereby unconditionally promises to pay, without premium or penalty (subject to Section 2.15), (i) to the Administrative Agent, for the account of each Lender, the then unpaid principal amount of each Revolving Loan of such Lender on the Maturity Date and (ii) to the Swingline Lender, the then unpaid principal amount of each Swingline Loan on the earlier of the Maturity Date and the date that is 14 days after such Swingline Loan is made; provided that on each date that a Borrowing of Revolving Loans is made, the Borrower shall repay all Swingline Loans then outstanding.
(b)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(c)    The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and, in the case of Term SOFR Loans, the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
(d)    The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.
(e)    Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender substantially in the form of Exhibit D. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein.
SECTION 2.10.    Prepayment of Loans.
(a)    The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without premium or penalty (but subject to Section 2.15), subject to prior notice in accordance with paragraph (b) of this Section.
(b)    The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone or email (and, in the case of telephonic notice, promptly confirmed by email) of any prepayment hereunder (i) in the case of prepayment of a Term SOFR Revolving Borrowing, not later than 1:00 p.m., New York City time, one Business Day before the date of prepayment, (ii) in the case of prepayment of an ABR Revolving Borrowing, not later than 1:00 p.m., New York City time, on the same Business Day as the date of prepayment, (iii) in the case of prepayment of a Daily Simple SOFR Revolving Borrowing, not later than 11:00 a.m., New York City time, five Business Days before the date of prepayment or (iv) in the case of prepayment of a Swingline Loan, not later than 2:00 p.m., New York City time, on the same Business Day as the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that a notice of prepayment of any Borrowing may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified date of prepayment) if such condition is not satisfied. Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Revolving

Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12.
(c)    If, on any date, the Administrative Agent notifies the Borrower that the Total Revolving Credit Exposure exceeds the Aggregate Commitments on such date, the Borrower shall, as soon as practicable and in any event within two Business Days after receipt of such notice, prepay the outstanding principal amount of any Loans in an aggregate amount sufficient to reduce the Total Revolving Credit Exposure to an amount not exceeding the Aggregate Commitments on such date. If any such excess remains after prepayment in full of the aggregate outstanding Loans, the Borrower shall provide cash collateral in the manner set forth in Section 2.05(k) in an amount equal to 100% of such excess.
SECTION 2.11.    Fees.
(a)    The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Applicable Rate on the daily amount (if any) by which the Commitment of such Lender exceeds the Revolving Credit Exposure of such Lender during the period from and including the Closing Date to but excluding the date on which such Commitment terminates. Accrued commitment fees shall be payable in arrears on the first Business Day following the last day of March, June, September and December of each year and on the date on which the Commitments terminate, commencing on the first such date to occur after the Closing Date. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
(b)    The Borrower agrees to pay (i) to the Administrative Agent, for the account of each Lender, a participation fee with respect to its participations in Letters of Credit, which shall accrue at the Applicable Rate used to determine the interest rate applicable to Term SOFR Revolving Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, (ii) to each Issuing Bank, for its own account, a fronting fee with respect to each Letter of Credit issued by it in the amount agreed between such Issuing Bank and the Borrower prior to the issuance of such Letter of Credit, on the average daily amount of the Total LC Exposure attributable to such Letter of Credit (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the later of the Closing Date and the date of issuance of such Letter of Credit to but excluding the date on which there ceases to be any LC Exposure attributable to such Letter of Credit and (iii) to each Issuing Bank, for its own account, such Issuing Bank’s standard fees with respect to the issuance, amendment or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable in arrears on the first Business Day following such last day, commencing on the first such date to occur after the Closing Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to any Issuing Bank pursuant to this paragraph shall be payable within 30 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The amount of participation and fronting fees payable hereunder shall be set forth in a written invoice or other notice delivered to the Borrower by the Administrative Agent or, in the case of fronting fees, by the applicable Issuing Bank.
(c)    The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.
(d)    All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the applicable Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances.

SECTION 2.12.    Interest.
(a)    The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.
(b)    The Loans comprising each Term SOFR Revolving Borrowing shall bear interest at Adjusted Term SOFR for the Interest Period in effect for such Borrowing plus the Applicable Rate.
(c)    The Loans comprising each Daily Simple SOFR Revolving Borrowing (if such Type of Borrowing is applicable pursuant to Section 2.13) shall bear interest at Adjusted Daily Simple SOFR plus the Applicable Rate.
(d)    Each Swingline Loan shall bear interest at the rate per annum equal to (i) on any day, Adjusted Term SOFR for an Interest Period of one month’s duration, determined as if such Interest Period began on such day (or, if such day is not a Business Day, on the immediately preceding Business Day), plus (ii) the Applicable Rate with respect to the Term SOFR Revolving Loans; provided that if (i) the Swingline Lender shall have provided any notice pursuant to Section 2.04(c) or (ii) pursuant to Section 2.13(a), Section 2.13(b) or Section 2.19, any Swingline Loan at any time is required to bear interest by reference to the Alternate Base Rate, then, in each case, from and after the date of such notice (and until the Lenders shall hold no participations in any Swingline Loans) or during such time, as the case may be, each Swingline Loan shall bear interest at the Alternate Base Rate plus the Applicable Rate with respect to the ABR Revolving Loans.
(e)    Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2.000% per annum plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2.000% per annum plus the rate applicable to ABR Revolving Loans as provided in paragraph (a) of this Section.
(f)    Accrued interest on each Loan shall be payable in arrears (i) (A) in the case of any ABR Revolving Loan, through the last day of each March, June, September and December, on each Interest Payment Date for such ABR Revolving Loan and (B) in the case of any other Loan, on each Interest Payment Date for such Loan and (ii) upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (e) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Term SOFR Revolving Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
(g)    All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate only at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted Term SOFR or Adjusted Daily Simple SOFR shall be determined by the Administrative Agent in accordance with the terms hereof, and such determination shall be conclusive absent manifest error.
SECTION 2.13.    Alternate Rate of Interest.
(a)    Subject to Section 2.13(b), if:
(i)    the Administrative Agent determines (which determination shall be conclusive absent manifest error) (A) prior to the commencement of any Interest Period for a Term SOFR Revolving Borrowing (or, in the case of a Swingline Loan, at any time), that adequate and reasonable means do not exist for ascertaining Adjusted Term SOFR (including because the Term SOFR Reference Rate is not available or published on a current basis) for the applicable Interest Period or (B) at any time, that adequate and reasonable means do not exist for ascertaining Adjusted Daily Simple SOFR; or
(ii)    the Administrative Agent is advised by the Required Lenders (or, in the case of a Swingline Loan, the Swingline Lender) (A) prior to the commencement of any Interest Period for a Term SOFR Revolving Borrowing (or, in the case of a Swingline Loan, at any time), that Adjusted Term SOFR for the applicable, Interest Period will not adequately and fairly reflect the cost to such Lenders (or to the Swingline Lender, as applicable) of making or maintaining their (or its) Loans included in such Borrowing for the applicable Interest Period or (B) at any time, that Adjusted Daily Simple SOFR will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in any Daily Simple SOFR Borrowing;
then the Administrative Agent shall give written notice thereof to the Borrower and the Lenders as promptly as practicable and, until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) in the case of a Revolving Borrowing, the Borrower delivers a new Interest Election Request in accordance with Section 2.07 or a new Borrowing Request in accordance with Section 2.03, (I) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Term SOFR Revolving Borrowing and any Borrowing Request that requests a Term SOFR Revolving Borrowing shall instead be deemed to be an Interest Election Request or a Borrowing Request, as applicable, for (x) a Daily Simple SOFR Revolving Borrowing so long as Adjusted Daily Simple SOFR is not also the subject of Section 2.13(a)(i) or Section 2.13(a)(ii) above or (y) an ABR Revolving Borrowing if Adjusted Daily Simple SOFR also is the subject of Section 2.13(a)(i) or Section 2.13(a)(ii) above and (II) any requested Swingline Loan shall bear interest by reference to the Alternate Base Rate as set forth in the proviso to Section 2.12(d). Furthermore, if any Term SOFR Revolving Loan or a Swingline Loan is outstanding on the date of the Borrower’s receipt of the notice from the Administrative Agent referred to in this Section 2.13(a) with respect to the Relevant Rate applicable to such Term SOFR Revolving Loan or Swingline Loan, then until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) in the case of a Revolving Loan, the Borrower delivers a new Interest Election Request in accordance with Section 2.07, (I) any Term SOFR Revolving Loan shall, on the last day of the Interest Period applicable to such Loan, convert to, and shall constitute, (x) a Daily Simple SOFR Revolving Loan so long as Adjusted Daily Simple SOFR is not also the subject of Section 2.13(a)(i) or Section 2.13(a)(ii) above or (y) an ABR Revolving Loan if Adjusted Daily Simple SOFR also is the subject of Section 2.13(a)(i) or Section 2.13(a)(ii) above and (II) any Swingline Loan shall bear interest by reference to the Alternate Base Rate as set forth in the proviso to Section 2.12(d).
(b)    (i) Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under the other Loan Documents in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under the other Loan Documents in respect of any Benchmark setting at or after 5:00 p.m., New York City time, on the fifth Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.
(ii)    Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent will have the right, in consultation with the Borrower, to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Administrative Agent agrees to provide, promptly following the effectiveness thereof, a copy of any such amendments to the Lenders and the Borrower.
(iii)    The Administrative Agent will promptly notify the Borrower and the Lenders of (A) any occurrence of a Benchmark Transition Event, (B) the implementation of any Benchmark Replacement, (C) the effectiveness of any Benchmark Replacement Conforming Changes, (D) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.13(b)(iv) and (E) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.13, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.13.
(iv)    Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (x) if the then-current Benchmark is a term rate (including Term SOFR) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (y) if a tenor that was removed pursuant to clause (x) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(v)    Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a borrowing of, conversion to or continuation of Term SOFR Revolving Loans or a Swingline Loan to be made, converted or continued during any Benchmark Unavailability Period and, failing that (I) the Borrower will be deemed to have converted any request for a Term SOFR Revolving Borrowing into a request for a borrowing of or conversion to (A) a Daily Simple SOFR Revolving Borrowing so long as Adjusted Daily Simple SOFR is not the subject of a Benchmark Transition Event or (B) an ABR Revolving Borrowing if Adjusted Daily Simple SOFR is the subject of a Benchmark Transition Event and (II) any requested Swingline Loan shall bear interest by reference to the Alternate Base Rate as set forth in the proviso to Section 2.12(d). Furthermore, if any Term SOFR Revolving Loan or Swingline Loan is outstanding on the date of the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Term SOFR Revolving Loan or Swingline Loan, then until such time as a Benchmark Replacement is implemented pursuant to this Section 2.13, (I) any Term SOFR Revolving Loan shall, on the last day of the Interest Period applicable to such Loan, convert to, and shall constitute, (x) a Daily Simple SOFR Revolving Loan so long as Adjusted Daily Simple SOFR is not the subject of a Benchmark Transition Event or (y) an ABR Revolving Loan if Adjusted Daily Simple SOFR is the subject of a Benchmark Transition Event and (II) any Swingline Loan shall bear interest by reference to the Alternate Base Rate as set forth in the proviso to Section 2.12(d).
SECTION 2.14.    Increased Costs.
(a)    Increased Costs Generally. If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or any Issuing Bank;

(ii)    impose on any Lender or any Issuing Bank or the applicable offshore interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein; or
(iii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Connection Income Taxes and (C) Taxes described in clauses (b) through (d) of the definition of “Excluded Taxes” on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;
and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any Loan) or to increase the cost to such Lender, such Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit) or to reduce the amount of any sum received or receivable by such Lender, such Issuing Bank or such other Recipient hereunder (whether of principal, interest or any other amount) then, subject to paragraphs (c) and (d) of this Section, upon request of such Lender, such Issuing Bank or such other Recipient, the Borrower will pay to such Lender, such Issuing Bank, or such other Recipient, as the case may be, additional amount or amounts as will compensate such Lender, such Issuing Bank or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered; provided that such Lender, such Issuing Bank or such other Recipient is generally seeking, or intends generally to seek, compensation from similarly situated borrowers under similar credit facilities (to the extent such Lender, such Issuing Bank or such other Recipient has the right under such similar credit facilities to do so) with respect to such Change in Law regarding capital or liquidity requirements.
(b)    Capital Requirements. If any Lender or any Issuing Bank determines in good faith that any Change in Law affecting such Lender or such Issuing Bank or any lending office of such Lender or such Lender’s or such Issuing Bank’s holding company, if any, regarding capital or liquidity requirements has had or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitment of or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time, subject to paragraphs (c) and (d) of this Section, upon the request of such Lender or such Issuing Bank the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered; provided that such Lender or such Issuing Bank is generally seeking, or intends generally to seek, compensation from similarly situated borrowers under similar credit facilities (to the extent such Lender or such Issuing Bank has the right under such similar credit facilities to do so) with respect to such Change in Law regarding capital or liquidity requirements.
(c)    Certificates for Reimbursement. A certificate of a Lender, an Issuing Bank or other Recipient setting forth the amount or amounts necessary to compensate such Lender, such Issuing Bank or other Recipient or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section, including in reasonable summary detail a description of the basis for such claim for compensation and a calculation of such amount or amounts, shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender, such Issuing Bank or such other Recipient, as the case may be, the amount shown as due on any such certificate within 30 days after receipt thereof.
(d)    Delay in Requests. Failure or delay on the part of any Lender, any Issuing Bank or other Recipient to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s, such Issuing Bank’s or such other Recipient’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender, an Issuing Bank or any other Recipient pursuant to this Section for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender, such Issuing Bank or such other Recipient, as the case may be, notifies the

Borrower in writing of the Change in Law giving rise to such increased costs or reductions and of such Lender’s, such Issuing Bank’s or such other Recipient’s intention to claim compensation therefor; provided further that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
SECTION 2.15.    Break Funding Payments. In the event of (a) the payment of any principal of any Term SOFR Revolving Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Term SOFR Revolving Loan other than on the last day of the Interest Period applicable thereto, (c) the failure (other than as a result of the failure of a Lender to fund a Loan required to be funded hereunder) to borrow, convert, continue or prepay any Term SOFR Revolving Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.03 or Section 2.10(b) and is revoked in accordance therewith), (d) the assignment of any Term SOFR Revolving Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.18 or (e) the operation of Section 2.22(b) on any Incremental Commitment Effective Date, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense (but not lost profit) attributable to such event in accordance with the terms of this Section. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section, including in reasonable summary detail a description of the basis for such compensation and a calculation of such amount or amounts, shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.
SECTION 2.16.    Taxes.
(a)    Withholding of Taxes; Gross-Up. Each payment by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, unless such deduction or withholding is required by any applicable law. If any Withholding Agent determines in good faith that it is required under applicable law to deduct or withhold any Tax from any such payment, then such Withholding Agent shall be entitled to make such deduction or withholdings and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law, and, if such Tax is an Indemnified Tax, then the sum payable by such Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section), the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(b)    Payment of Other Taxes by the Borrower and the other Loan Parties. The Borrower and the other Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law or, at the option of the Administrative Agent, timely reimburse it for the payment of, any Other Taxes.
(c)    Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.16, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(d)    Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify each Recipient, within 20 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)    Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are paid or payable by the Administrative Agent in connection with any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document or otherwise payable by the Administrative Agent to such Lender from any other source against any amount then due to the Administrative Agent under this paragraph.
(f)    Status of Lenders. (i) Any Lender that is entitled to an exemption from, or reduction of, any applicable withholding Tax with respect to any payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to any backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.16(f)(ii)(A), Section 2.16(f)(ii)(B) and Section 2.16(f)(ii)(D)) shall not be required if in the Lender’s judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Upon the reasonable request of the Borrower or the Administrative Agent, any Lender shall update any form or certification previously delivered pursuant to this Section 2.16(f). If any form or certification previously delivered pursuant to this Section 2.16(f) expires or becomes obsolete or inaccurate in any respect with respect to a Lender, such Lender shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legally inability to do so.
(ii)    Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,
(A)    any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding Tax;
(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(1)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form

W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)    executed copies of IRS Form W-8ECI;
(3)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN-E; or
(4)    to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-3 or Exhibit E-4, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 on behalf of each such direct and indirect partner;
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine any withholding or deduction required to be made; and
(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this paragraph (D), the term “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(iii)    Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 2.16 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(g)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.16 (including by the payment of additional amounts paid pursuant to this Section 2.16), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.16 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 2.16(g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph, in no event will any indemnified party be required to pay any amount to any indemnifying party pursuant to this paragraph the payment of which would place such indemnified party in a less favorable net after-Tax position than such indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 2.16(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the indemnifying party or any other Person.
(h)    Survival. Each party’s obligations under this Section 2.16 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.
(i)    Defined Terms. For purposes of this Section 2.16, the term “Lender” includes any Issuing Bank and the term “applicable law” includes FATCA.
SECTION 2.17.    Payments Generally; Pro Rata Treatment; Sharing of Set-offs.
(a)    Except as provided in Section 2.05(e), the Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or of amounts payable under Section 2.14, Section 2.15 or Section 2.16, or otherwise) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without any defense, set off, recoupment or counterclaim. The Borrower shall make each reimbursement of LC Disbursements required to be made by it prior to the time for such payments set forth in Section 2.05(e). Any amounts received after the time set forth above or in Section 2.05(e), as applicable, on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to such account of the Administrative Agent in the United States as the Administrative Agent may specify from time to time, except that payments to be made directly to an Issuing Bank or the Swingline Lender as expressly provided herein and payments pursuant to Section 2.14, Section 2.15, Section 2.16 and Section 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.
(b)    If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.
(c)    If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall notify the Administrative Agent of such fact and purchase (for cash at face value) participations in the Revolving Loans and participations in LC Disbursements and Swingline Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (for the avoidance of doubt, as in effect from time to time), including any payment made by the Borrower in accordance with Section 2.19, in connection with any extension of the Maturity Date in accordance with Section 2.21 or any Commitment Increase in accordance with Section 2.22, or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Revolving Loans or participations in LC Disbursements or Swingline Loans to any Person that is an Eligible Assignee. The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
(d)    Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or an Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or such Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the applicable Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
(e)    If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(c), Section 2.05(d), Section 2.05(e), Section 2.06(b), Section 2.16(e), Section 2.17(d) or Section 9.03(c), then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender for the benefit of the Administrative Agent, the Swingline Lender or the applicable Issuing Bank to satisfy such Lender’s obligations to such Person under such Section until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.
SECTION 2.18.    Mitigation Obligations; Replacement of Lenders.
(a)    Designation of a Different Lending Office. If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or to any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment and delegation (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or Section 2.16, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment and delegation.

(b)    Replacement of Lenders. If (i) any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any Indemnified Taxes or additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16 and, in each case, such Lender has declined or is unable to designate a different lending office, or to assign and delegate its rights and obligations, in accordance with Section 2.18(a), (ii) any Lender becomes a Defaulting Lender, (iii) any Lender refuses to consent to any proposed amendment, modification, waiver or consent with respect to any provision hereof that requires the unanimous approval of all Lenders, or the approval of each of the Lenders affected thereby (in each case in accordance with Section 9.02), and the consent of the Required Lenders shall have been obtained with respect to such amendment, modification, waiver or consent or (iv) any Lender is a Non-Extending Lender with respect to any request by the Borrower pursuant to Section 2.21(a) to extend the Maturity Date as to which Lenders constituting Required Lenders shall have consented, then, in each case, the Borrower may, at its sole expense and effort (including payment of any applicable processing and recordation fees), upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all of its interests, rights (other than its existing rights to payment pursuant to Section 2.14 or Section 2.16) and obligations under this Agreement and the other Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (A) the Borrower shall have (x) paid to the Administrative Agent the processing and recordation fee (if any) specified in Section 9.04, and (y) received the prior written consent of the Administrative Agent (with respect to any assignee that is not already a Lender or an Affiliate of a Lender), each Issuing Bank and the Swingline Lender, which consent shall not unreasonably be withheld, conditioned or delayed, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder (including any amounts under Section 2.15), from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (C) in the case of any such assignment and delegation resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment and delegation will result in a reduction in such compensation or payments, (D) in the case of any such assignment and delegation resulting from the failure to provide a consent as contemplated by clause (iii) above, the assignee shall have given such consent and, as a result of such assignment and delegation and any contemporaneous assignments, delegations and consents, the applicable amendment, modification, waiver or consent can be effected, (E) in the case of any such assignment and delegation resulting from the failure to provide consent to any request to extend the Maturity Date, the assignee shall have given such consent (it being understood that thereupon the assignee, if not already an Extending Lender, shall become an Extending Lender with respect to such extension) and (F) such assignment and delegation does not conflict with applicable law. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each party hereto agrees that an assignment and delegation required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee and that the Lender required to make such assignment and delegation need not be a party thereto (it being understood and agreed that such Lender shall not be deemed to make the representations and warranties in such Assignment and Assumption if such Lender has not executed such Assignment and Assumption). In the case of an assignment pursuant to this Section by a Lender that is an Issuing Bank, such Issuing Bank shall thereafter not be obligated to issue, amend or extend any Letter of Credit and if any Letters of Credit issued by such Issuing Bank remain outstanding at such time, its rights as an Issuing Bank with respect to each such Letter of Credit, and the obligations of the Borrower and the Lenders with respect thereto, shall continue in full force and effect.
SECTION 2.19.    Illegality. If any Lender determines that any law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its lending office to make, maintain or fund Loans whose interest is determined by reference to Term SOFR, or to determine or charge interest rates based upon Term SOFR, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (a) any obligation of such Lender to make or continue Term SOFR Revolving Loans or to convert ABR Revolving Loans to Term SOFR Revolving Loans shall be suspended, (b) in the case of any such notice given by the Swingline Lender, any Swingline Loan shall bear interest by reference to the Alternate Base Rate as set forth in the proviso to Section 2.12(d) and (c)

if such notice asserts the illegality of such Lender making or maintaining ABR Revolving Loans or Swingline Loans the interest rate on which is determined by reference to Adjusted Term SOFR component of the Alternate Base Rate, the interest rate on the ABR Revolving Loans or Swingline Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Adjusted Term SOFR component of the Alternate Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), convert all Term SOFR Revolving Loans of such Lender to ABR Revolving Loans (the interest rate on which ABR Revolving Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Adjusted Term SOFR component of the Alternate Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Term SOFR Revolving Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Term SOFR Revolving Loans, (y) in the case of any such notice given by the Swingline Lender, any outstanding Swingline Loan shall bear interest by reference to the Alternate Base Rate as set forth in the proviso to Section 2.12(d) and (z) if such notice asserts the illegality of such Lender determining or charging interest rates based upon Adjusted Term SOFR, the Administrative Agent shall during the period of such suspension compute the Alternate Base Rate applicable to the ABR Revolving Loans or Swingline Loans of such Lender without reference to the Adjusted Term SOFR component of the Alternate Base Rate until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon Adjusted Term SOFR. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.
SECTION 2.20.    Defaulting Lenders. Notwithstanding any provision of any Loan Document to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
(a)    commitment fees shall cease to accrue on the unused portion of the Commitment of such Defaulting Lender pursuant to Section 2.11(a);
(b)    the Commitment and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders or any other requisite Lenders have taken or may take any action hereunder or under any other Loan Document (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided that any amendment, waiver or other modification requiring the consent of all Lenders or all Lenders affected thereby shall, except as otherwise provided in Section 9.02, require the consent of such Defaulting Lender in accordance with the terms hereof;
(c)    if any Swingline Exposure or LC Exposure exists at the time such Lender becomes a Defaulting Lender, then:
(i)    the Swingline Exposure (other than any portion thereof with respect to which such Defaulting Lender shall have funded its participation as contemplated by Section 2.04(c) and, in the case of any Defaulting Lender that is the Swingline Lender, with its Swingline Exposure being determined as if it were not the Swingline Lender) and LC Exposure of such Defaulting Lender (other than any portion thereof attributable to unreimbursed LC Disbursements with respect to which such Defaulting Lender shall have funded its participation as contemplated by Section 2.05(d) and Section 2.05(e)) shall be reallocated (effective as of the date such Lender becomes a Defaulting Lender) among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (for the purposes of such reallocation, such Defaulting Lender’s Commitment shall be disregarded in determining the Non-Defaulting Lenders’ respective Applicable Percentages), but only to the extent that (A) the sum of all Non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s Swingline Exposure (other than any portion thereof referred to in the parenthetical clause above) and LC Exposure (other than any portion thereof referred to in the parenthetical clause above) does not exceed the sum of all Non-Defaulting Lenders’ Commitments and (B) after giving effect to any such reallocation, no Non-Defaulting Lender’s Revolving Credit Exposure shall exceed such Non-Defaulting Lender’s Commitment;

(ii)    if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall, within three Business Days following the Borrower’s receipt of written notice from the Administrative Agent, (A) first, prepay such Defaulting Lender’s Swingline Exposure (other than any portion thereof referred to in the parenthetical in such clause (i)) that has not been reallocated and (B) second, cash collateralize in accordance with the procedures set forth in Section 2.05(k) for the benefit of the applicable Issuing Banks only the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure (other than any portion thereof referred to in the parenthetical in such clause (i)) that has not been reallocated for so long as such LC Exposure is outstanding;
(iii)    if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any letter of credit participation fees to such Defaulting Lender pursuant to Section 2.11(b) with respect to such portion of such Defaulting Lender’s LC Exposure during the period such portion of such Defaulting Lender’s LC Exposure is cash collateralized;
(iv)    if any portion of such Defaulting Lender’s LC Exposure is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.11(a) and Section 2.11(b) shall be adjusted to give effect to such reallocation; and
(v)    if all or any portion of such Defaulting Lender’s LC Exposure that is subject to reallocation pursuant to clause (i) above is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any Issuing Bank or any other Lender hereunder, all Letter of Credit participation fees that otherwise would have been payable to such Defaulting Lender under Section 2.11(b) with respect to such Defaulting Lender’s unreallocated LC Exposure shall be payable to the Issuing Banks, ratably based on the portion of such LC Exposure attributable to Letters of Credit issued by each Issuing Bank, until and to the extent that such LC Exposure is reallocated and/or cash collateralized pursuant to clause (i) or (ii) above; and
(d)    so long as such Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and no Issuing Bank shall be required to issue, amend or extend any Letter of Credit, in each case, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding Swingline Exposure or LC Exposure, as applicable, will be 100% covered by the Commitments of the Non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.20(c), and participating interests in any newly made Swingline Loan or any newly issued, amended or extended Letter of Credit shall be allocated among Non-Defaulting Lenders in a manner consistent with Section 2.20(c)(i) (and such Defaulting Lender shall not participate therein).
In the event that a Bankruptcy Event with respect to any Lender Parent shall have occurred following the Closing Date and for so long as such Bankruptcy Event shall continue, no Issuing Bank shall be required to issue, amend, extend or increase any Letter of Credit, and the Swingline Lender shall not be required to fund any Swingline Loan, unless such Issuing Bank or the Swingline Lender shall have entered into arrangements with the Borrower or the applicable Lender reasonably satisfactory to such Issuing Bank or the Swingline Lender, as the case may be, to defease any risk to it in respect of such Lender hereunder.
In the event that the Administrative Agent, the Borrower, the Swingline Lender and each Issuing Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposures and LC Exposures of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment, and on such date such Lender shall purchase at par such of the Revolving Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold Revolving Loans in accordance with its Applicable Percentage, and such Lender shall thereupon cease to be a Defaulting Lender (but shall not be entitled to receive any commitment fees accrued during the period when it was a Defaulting Lender, and all amendments, waivers or modifications effected without its consent in accordance with the provisions of Section 9.02 and this Section during such period shall be binding on it).

The rights and remedies against, and with respect to, a Defaulting Lender under this Section 2.20 are in addition to, and cumulative and not in limitation of, all other rights and remedies that the Administrative Agent and each Lender, each Issuing Bank, the Swingline Lender, the Borrower or any other Loan Party may at any time have against, or with respect to, such Defaulting Lender.
SECTION 2.21.    Extension of Maturity Date.
(a)    Request for Extension. At any time after the Closing Date, the Borrower, by written notice to the Administrative Agent, may request an extension of the Maturity Date to the date that is one year after the then existing Maturity Date (such existing Maturity Date, the “Existing Maturity Date”); provided that (i) not more than two such requests may be made after the Closing Date and (ii) after giving effect to any such extension, the Maturity Date as so extended may not be more than five years after the applicable Extension Closing Date. The Administrative Agent shall promptly notify each Lender of such request, and each Lender shall, in turn, in its sole discretion, not later than 20 days after delivery of such notice by the Administrative Agent to the Lenders, notify the Administrative Agent in writing as to whether such Lender consents to such extension. If any Lender shall fail to notify the Administrative Agent in writing of its consent to any such request for extension of the Maturity Date within 20 days after the delivery of such notice by the Administrative Agent to the Lenders, such Lender shall be deemed to have not consented to such extension. The Administrative Agent shall promptly notify the Borrower of the consents received with respect to the Borrower’s request for an extension of the Maturity Date.
(b)    Lender Elections to Extend. If Lenders constituting the Required Lenders consent in writing to any such request in accordance with Section 2.21(a), the Maturity Date shall be extended, effective on the applicable Extension Closing Date, to the date that is one year after the Existing Maturity Date as to those Lenders that so consented (each, an “Extending Lender”) but shall not be extended as to any Non-Extending Lender; provided that no extension of the Maturity Date pursuant to this Section shall become effective unless (the first date on which such consent of the Required Lenders is obtained and the conditions specified in this proviso are satisfied being referred to as the “Extension Closing Date”) the Administrative Agent shall have received (i) a certificate signed by a Responsible Officer of the Borrower, dated as of the Extension Closing Date, certifying that (A) as of the Extension Closing Date, no Default has occurred and is continuing and (B) the representations and warranties of the Loan Parties set forth in this Agreement and the other Loan Documents are true and correct in all material respects on and as of such date, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case such representations and warranties continue to be true and correct in all material respects as of such specified earlier date (provided that, in the case of clause (B) above, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) and (ii) if requested by the Administrative Agent, customary evidence of authority, secretary’s certificates and opinions and, if any Subsidiary shall then be a Subsidiary Guarantor, a customary reaffirmation agreement. Promptly following the occurrence of any Extension Closing Date, the Administrative Agent shall notify the Lenders thereof. To the extent that the Maturity Date is not extended as to any Non-Extending Lender pursuant to this Section 2.21 and the Commitment of such Non-Extending Lender is not assigned and delegated in accordance with Section 2.18(b) on or prior to the applicable Existing Maturity Date, (A) the Commitment of such Non-Extending Lender shall automatically terminate in whole on such Existing Maturity Date without any further notice or other action by the Borrower, such Lender or any other Person and (B) the principal amount of any outstanding Loans made by Non-Extending Lenders, together with any accrued interest thereon and any accrued fees and other amounts payable to or for the account of such Non-Extending Lenders hereunder, shall be due and payable on such Existing Maturity Date, and on such Existing Maturity Date the Borrower shall also make such other prepayments of the Loans pursuant to Section 2.10 as shall be required in order that, after giving effect to the termination of the Commitments of, and all payments to, Non-Extending Lenders pursuant to this sentence, (x) the Total Revolving Credit Exposure would not exceed the Aggregate Commitments and (y) the Revolving Credit Exposure of any Lender shall not exceed its Commitment; provided that such Non-Extending Lender’s rights under Section 2.14, Section 2.15, Section 2.16 and Section 9.03, and its obligations under Section 9.03, shall survive such Existing Maturity Date for such Lender as to matters occurring prior to such date. It is understood and agreed that no Lender shall have any obligation whatsoever to agree to any request made by the Borrower for any requested extension of the Maturity Date.

(c)    Issuing Banks; Swingline Lender. Notwithstanding the foregoing, the Availability Period and the Maturity Date (without taking into consideration any extension pursuant to this Section), as such terms are used in reference to any Issuing Bank or any Letters of Credit issued by such Issuing Banks or the Swingline Lender or any Swingline Loans made by the Swingline Lender, may not be extended without the prior written consent of such Issuing Bank or the Swingline Lender, as applicable (it being understood and agreed that, in the event any Issuing Bank or the Swingline Lender shall not have consented to any such extension, (i) such Issuing Bank or the Swingline Lender, as applicable, shall continue to have all the rights and obligations of an Issuing Bank or the Swingline Lender, as applicable, hereunder through the applicable Existing Maturity Date (or the Availability Period determined on the basis thereof, as applicable), and thereafter shall have no obligation to issue, amend or extend any Letter of Credit or to make any Swingline Loan, as applicable (but shall, in each case, continue to be entitled to the benefits of Section 2.04, Section 2.05, Section 2.14, Section 2.16 and Section 9.03, as applicable, as to Letters of Credit or Swingline Loans issued or made prior to such time), and (ii) the Borrower shall cause the Total LC Exposure attributable to Letters of Credit issued by such Issuing Bank and the Swingline Exposure to be zero no later than the day on which such Total LC Exposure or Swingline Exposure, as applicable, would have been required to have been reduced to zero in accordance with the terms hereof without giving effect to any effectiveness of the extension of the applicable Existing Maturity Date pursuant to this Section (and, in any event, no later than the applicable Existing Maturity Date)).
SECTION 2.22.    Commitment Increases.
(a)    Subject to Section 4.03, the Borrower and any one or more Lenders (including New Lenders) may, from time to time after the Closing Date, without the consent of any other Lender (but with the consent of the Administrative Agent (solely in the case of any Increasing Lender that is not then a Lender or an Affiliate thereof), each Issuing Bank and the Swingline Lender, in each case, such consent not to be unreasonably withheld, delayed or conditioned), agree that such Lenders (including New Lenders) shall provide additional Commitments or increase the amount of their Commitments (each, a “Commitment Increase”, and such Lenders and New Lenders being collectively referred to as the “Increasing Lenders”) by executing and delivering to the Administrative Agent an Incremental Commitment Activation Notice specifying (i) the amount of such Commitment Increase and (ii) the proposed applicable Incremental Commitment Effective Date. Notwithstanding the foregoing, (A) the aggregate amount of Commitment Increases obtained after the Closing Date shall not exceed $1,000,000,000 and (B) each Commitment Increase shall be in an integral multiple of $5,000,000 and not less than $25,000,000. No Lender shall have any obligation to participate in any Commitment Increase unless it agrees to do so in its sole discretion. Any bank, financial institution or other entity that is an Eligible Assignee (and that has provided to the Administrative Agent an Administrative Questionnaire and any applicable tax forms required under Section 2.16(f) with respect to such entity) that elects to become a “Lender” under this Agreement in connection with any Commitment Increase shall execute a New Lender Supplement (each, a “New Lender Supplement”), substantially in the form of Exhibit F-2, whereupon such bank, financial institution or other entity (a “New Lender”) shall become a Lender for all purposes and to the same extent as if originally a party hereto and shall be bound by and entitled to the benefits of this Agreement.
(b)    (i) The commitments under each Commitment Increase shall be deemed for all purposes part of the Commitments, (ii) each Lender (including any New Lender) participating in such Commitment Increase shall become a Lender with respect to the Commitments and all matters relating thereto and (iii) the commitments under each Commitment Increase shall have the same terms as the Commitments. On the Incremental Commitment Effective Date for any Commitment Increase, (A) the aggregate principal amount of the Revolving Loans outstanding (the “Initial Borrowings”) immediately prior to the Commitment Increase on the Incremental Commitment Effective Date shall be deemed to be repaid, (B) each Increasing Lender that shall have had a Commitment prior to the Commitment Increase shall pay to the Administrative Agent in same day funds an amount equal to the difference between (1) the product of (x) such Lender’s Applicable Percentage (calculated after giving effect to the Commitment Increase) multiplied by (y) the amount of each Subsequent Borrowing (as defined below) and (2) the product of (x) such Lender’s Applicable Percentage (calculated without giving effect to the Commitment Increase) multiplied by (y) the amount of each Initial Borrowing, (C) each Increasing Lender that shall not have had a Commitment prior to the Commitment Increase shall pay to Administrative Agent in same day funds an amount equal to the product of (1) such Increasing Lender’s Applicable Percentage (calculated after giving effect to the Commitment Increase) multiplied by (2) the amount of each Subsequent Borrowing, (D) after the Administrative Agent receives the funds specified in clauses (B) and (C) above, the Administrative Agent shall pay to each Lender the portion of such funds that is equal to the difference between (1) the product of (x) such Lender’s Applicable Percentage (calculated without giving effect to the Commitment Increase) multiplied by (y) the amount of each Initial Borrowing and (2) the product of (x) such Lender’s Applicable Percentage (calculated after giving effect to the Commitment Increase) multiplied by (y) the amount of each Subsequent Borrowing, (E) after the effectiveness of the Commitment Increase, the Borrower shall be deemed to have obtained new Borrowings (the “Subsequent Borrowings”) in amounts equal to the amounts of the Initial Borrowings and of the Types and for the Interest Periods specified in a Borrowing Request delivered to the Administrative Agent in accordance with Section 2.03, (F) each Lender shall be deemed to hold its Applicable Percentage of each Subsequent Borrowing (calculated after giving effect to the Commitment Increase) and (G) the Borrower shall pay each Lender any and all accrued but unpaid interest on its Loans comprising the Initial Borrowings. The deemed payments of the Initial Borrowings made pursuant to clause (A) above shall be subject to compensation by the Borrower pursuant to the provisions of Section 2.15 if the Incremental Commitment Effective Date occurs other than on the last day of the Interest Period relating thereto.
SECTION 2.23.    Sustainability Targets. (a) After the Closing Date, the Borrower may submit a written request to the Administrative Agent that this Agreement be amended to provide for an annual adjustment (an increase, a decrease or no adjustment) to the Applicable Rate based on the performance of the Borrower and its Subsidiaries against the Sustainability Targets (such amendment, the “ESG Amendment”). Such request shall be accompanied by the proposed Sustainability Targets, as prepared by the Borrower in consultation with the Sustainability Structuring Agents.
(b)    In connection with a request for the ESG Amendment, the Borrower shall engage in good faith discussions with the Administrative Agent and the Sustainability Structuring Agent(s) in respect of the proposed Sustainability Targets and the proposed Sustainability Assurance Provider (as defined below), and any proposed incentives and penalties for compliance and noncompliance, respectively, with the Sustainability Targets, including any adjustments to the Applicable Rate, to be set forth in the ESG Amendment (collectively, the “ESG Pricing Provisions”); provided that (i) the amount of any such adjustments shall not result in a decrease or an increase of more than (A) 0.01% in the “Commitment Fee Rate” set forth in the definition of Applicable Rate (at any level of the pricing grid set forth therein) and/or (B) 0.05% in the “Term SOFR/Daily Simple SOFR Revolving Loan Spread” or the “ABR Revolving Loan Spread” set forth in the definition of Applicable Rate (at any level of the pricing grid set forth therein), in each case, during any fiscal year, (ii) in no event shall the amount of any such adjustment result in the Applicable Rate, whether with respect to the “Commitment Fee Rate”, the “Term SOFR/Daily Simple SOFR Revolving Loan Spread” or the “ABR Revolving Loan Spread” set forth therein, being less than 0% at any time and (iii) such pricing adjustments shall not be cumulative year-over-year, and each applicable adjustment shall only apply until the date on which the next adjustment is due to take place. The ESG Pricing Provisions shall, except as otherwise agreed by the Borrower and the Sustainability Structuring Agents, be substantially consistent with the Sustainability Linked Loan Principles, as published in March 2022, and as it may be updated, revised or amended from time to time by the Loan Market Association and the Loan Syndications & Trading Association (the “SLL Principles”) as of the date of effectiveness of the ESG Amendment.
(c)    The ESG Amendment shall (i) set forth the Sustainability Targets and the ESG Pricing Provisions, (ii) shall identify a sustainability assurance provider (the “Sustainability Assurance Provider”), which shall be a qualified external reviewer, independent of the Borrower and its Subsidiaries, with relevant expertise (in each case in the Borrower’s reasonable judgment), such as an auditor, environmental consultant and/or independent ratings agency of recognized national standing, and (iii) may contain provisions relating thereto, including, without limitation, the provisions described in this Section 2.23 and provisions setting forth indemnities and other protections for the benefit of the Sustainability Structuring Agents.
(d)    A copy of the proposed ESG Amendment shall be posted to all the Lenders. The effectiveness of the ESG Amendment (including the ESG Pricing Provisions) shall be subject to the execution and delivery thereof by the Borrower, the Administrative Agent and the Required Lenders (it

being agreed that no consent of any other Lender shall be required for the effectiveness of the ESG Amendment).
(e)    Following the effectiveness of the ESG Amendment, any amendment or other modification to the ESG Pricing Provisions that does not have the effect of reducing the Applicable Rate to a level not otherwise permitted by this Section 2.23 shall be subject only to the prior written consent of the Borrower and the Required Lenders, subject to the second proviso to Section 9.02(b) and Section 9.02(c)(i).
ARTICLE III
Representations and Warranties
The Borrower represents and warrants to the Lenders, as of the Closing Date and thereafter as of each date required by Section 4.02 or 4.03, that:
SECTION 3.01.    Organization; Powers. The General Partner is the sole general partner of the Borrower. Each of the Loan Parties, their respective Significant Subsidiaries and the General Partner (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to carry on its business as now conducted and (c) except where the failure to be so qualified or in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.
SECTION 3.02.    Authorization; Enforceability. The Transactions to be entered into by each Loan Party are within such Loan Party’s limited liability company, partnership or corporate powers, as applicable, and have been duly authorized by all necessary limited liability company, partnership or corporate action, as applicable. This Agreement has been, and each other Loan Document when delivered hereunder will have been, duly executed and delivered by each Loan Party that is a party thereto. This Agreement constitutes, and each other Loan Document when so executed and delivered will constitute, a legal, valid and binding obligation of each Loan Party that is a party thereto, enforceable against such Loan Party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
SECTION 3.03.    Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except for any reports required to be filed by the Borrower with the SEC pursuant to the Exchange Act, (b) will not violate or result in any breach or contravention of any law, rule or regulation or any order, injunction, writ or decree of any Governmental Authority, in each case, applicable to or binding upon the Borrower or any of its Subsidiaries or any of its property, except, in any such case, to the extent that a Material Adverse Effect would not reasonably be expected to result therefrom, (c) will not violate or result in a default under any Material Agreement, any indenture, agreement or other instrument binding upon the Borrower or any of its Subsidiaries or by which any property or asset of the Borrower or any of its Subsidiaries is bound, except, in each case, to the extent that a Material Adverse Effect would not reasonably be expected to result therefrom, (d) will not result in the creation or imposition of any Lien prohibited hereunder on any asset of the Borrower or any of its Subsidiaries and (e) will not violate the Organization Documents of the Borrower or any Subsidiary Guarantor.
SECTION 3.04.    Financial Condition; No Material Adverse Change.
(a)    The audited consolidated balance sheet and related statements of income, equity and cash flows as of and for the fiscal year ended December 31, 2021 of the Borrower and its consolidated Subsidiaries theretofore made available to Lenders present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such date or for such period on a consolidated basis in accordance with GAAP consistently applied.

(b)    The unaudited consolidated balance sheet and related statements of income, equity and cash flows as of and for the fiscal quarter ended March 31, 2022 present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP as of such date or for such period consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.
(c)    Beginning with the initial delivery of the financial information required under Section 5.01(a) and Section 5.01(b), the financial information delivered to the Lenders pursuant to such Sections fairly presents, in all material respects, in conformity with GAAP, the consolidated financial position of the Borrower and its consolidated Subsidiaries as of the applicable date and their consolidated results of operations and cash flows for the applicable period (subject, in the case of interim statements, to normal year-end adjustments and the absence of footnotes).
(d)    As of the Closing Date, there has been no Material Adverse Change since December 31, 2021.
SECTION 3.05.    Properties.
(a)    As of the Closing Date, the Borrower and each of its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property necessary or otherwise material to the business of the Borrower and its Subsidiaries, taken as a whole, except for Liens permitted hereby and except where the failure to have such title or leasehold interest would not reasonably be expected to result in a Material Adverse Effect.
(b)    As of the Closing Date, the Borrower and each of its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to the business of the Borrower and its Subsidiaries, taken as a whole, except where the failure to own, or be licensed to use, such intellectual property would not reasonably be expected to have a Material Adverse Effect, and the use thereof by the Borrower and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
SECTION 3.06.    Litigation and Environmental Matters.
(a)    As of the Closing Date, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any Subsidiary (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve this Agreement.
(b)    Except for matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law or (ii) has become subject to any Environmental Liability.
SECTION 3.07.    Compliance with Laws; No Default. The Borrower and each of its Subsidiaries are in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property (including ERISA and Environmental Laws), except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing or will result from the execution and delivery of this Agreement or any of the other Loan Documents, or the making of the Loans hereunder.
SECTION 3.08.    Margin Regulations. No Loan Party is engaged in the business of extending credit for the purpose of “purchasing” or “carrying” “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Federal Reserve Board. No proceeds of any Loan will be used by the Borrower or its Subsidiaries for “purchasing” or “carrying” “margin stock” as so defined in contravention of the provisions of Regulations U or X of the Federal Reserve Board.

SECTION 3.09.    Investment Company Status. No Loan Party is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.
SECTION 3.10.    Taxes. The Borrower and each of its Subsidiaries has filed or caused to be filed all Tax returns and reports required to have been filed by it and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes or the filing of Tax returns or reports that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
SECTION 3.11.    ERISA. No ERISA Event has occurred or is reasonably expected to occur that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.
SECTION 3.12.    Disclosure. Neither the Information Memorandum nor any of the other written reports, financial statements, certificates or other written information (collectively, for purposes of this Section, the “Information”) furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other Information theretofore furnished and taken as a whole and in conjunction with all other information that has theretofore been made publicly available by the Borrower in its filings with the SEC or in investor-related materials publicly available on the Borrower’s website (other than, in each case, any such information set forth under the caption “risk factors” or “forward-looking statements” and any other similarly cautionary, predictive or forward-looking information set forth in such filings or materials)) contained, as of the date such Information was furnished (or, if such Information expressly related to a specific date, as of such specific date) any material misstatement of fact or omitted to state, as of the date such Information was furnished (or, if such Information expressly related to a specific date, as of such specific date), any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed by it to be reasonable at the time.
SECTION 3.13.    Anti-Corruption Laws and Sanctions. The Borrower has policies and procedures designed and implemented to promote, in its reasonable business judgment, compliance by the Borrower, its wholly owned Subsidiaries and their respective directors, officers, employees and agents (acting in their capacity as agents for the Borrower or its Subsidiaries, as applicable) with Anti-Corruption Laws and applicable Sanctions. The Borrower and its Subsidiaries and, to the knowledge of the Borrower, their respective directors, officers, employees, and agents are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Borrower, any Subsidiary or, to the knowledge of the Borrower, any of their respective directors, officers or employees, or (b) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing or Letter of Credit, use of proceeds thereof or the other transaction contemplated by this Agreement will, to the knowledge of the Borrower, violate Anti-Corruption Laws or applicable Sanctions.
ARTICLE IV
Conditions
SECTION 4.01.    Closing Date. This Agreement shall become effective on the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):
(a)    Loan Documents. The Administrative Agent shall have received from each party hereto a counterpart of this Agreement signed on behalf of such party (which, subject to Section 9.06(b), may include Electronic Signatures transmitted by emailed .pdf or any other electronic means that reproduces an image of an actual executed signature page of this Agreement).

(b)    Legal Opinion. The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent, the Lenders and the Issuing Banks and dated the Closing Date) of Jones Day, counsel for the Borrower, reasonably satisfactory to the Administrative Agent, and covering such matters relating to the Borrower, this Agreement and the other Loan Documents as the Administrative Agent shall reasonably request. The Borrower hereby requests such counsel to deliver such opinion.
(c)    Secretary’s Certificate(s). The Administrative Agent shall have received a certificate of a Secretary or an Assistant Secretary of the Borrower dated as of the Closing Date certifying (i) the resolutions of the board of directors or other governing body of the Borrower (or its general partner) authorizing the execution, delivery and performance of each Loan Document to which it is a party, (ii) the Organization Documents of the Borrower and its general partner and (iii) the names and true signatures of the officers executing any Loan Document on behalf of the Borrower on the Closing Date.
(d)    Existence and Good Standing Certificates. The Administrative Agent shall have received a certificate of existence and good standing with respect to the Borrower and its general partner, dated as of a recent date, from appropriate public officials in its jurisdiction of organization.
(e)    Closing Date Certificate. The Administrative Agent shall have received a certificate, dated the Closing Date and signed by a Responsible Officer of the Borrower, certifying as to the following: (i) no Default exists; and (ii) the representations and warranties of the Borrower set forth in this Agreement and the other Loan Documents are true and correct in all material respects, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case such representations and warranties continue to be true and correct in all material respects as of such specified earlier date (provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), in form and substance reasonably satisfactory to the Administrative Agent.
(f)    Fees and Expenses. The Administrative Agent, the Arrangers and the Lenders shall have received from the Borrower (i) all fees required to be paid by the Borrower on the date hereof pursuant to the fee letters executed on or before the date hereof by the Borrower, the Administrative Agent and the Arrangers, and (ii) reimbursement of all reasonable out-of-pocket expenses required to be reimbursed by the Borrower pursuant to Section 9.03, in the case of clause (ii), solely to the extent reasonably detailed invoices have been presented to the Borrower on or before the date that is two Business Days prior to the Closing Date.
(g)    “Know Your Customer” Information. The Lenders shall have received, at least three Business Days prior to the Closing Date, all documentation and other information that may be required by such Lenders in order to enable compliance with applicable “know your customer” and anti-money laundering rules and regulations, including information required by the USA Patriot Act and information described in Section 9.15, and, to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification, in each case, to the extent requested by the Lenders in writing to the Borrower at least 10 Business Days prior to the Closing Date.
(h)    Existing MPLX Credit Agreement Refinancing. The Existing MPLX Credit Agreement Refinancing shall have been (or substantially concurrently shall be) consummated, and the Administrative Agent shall have received reasonably satisfactory evidence thereof (and each of the Lenders that is a lender under the Existing MPLX Credit Agreement hereby waives the notice requirement under Section 2.08 of the Existing MPLX Credit Agreement with respect to the termination of the commitments thereunder, and the Borrower acknowledges and agrees that such commitments have been terminated substantially concurrently with the occurrence of the Closing Date).
(i)    Required Subsidiary Guarantors. If any Subsidiary is required to become a Subsidiary Guarantor pursuant to Section 5.10(a):
(i)    the Administrative Agent shall have received from the Borrower and each such Subsidiary a counterpart of the Subsidiary Guarantee signed on behalf of such party

(which, subject to Section 9.06(b), may include Electronic Signatures transmitted by emailed .pdf or any other electronic means that reproduces an image of an actual executed signature page of the Subsidiary Guarantee);
(ii)    the Administrative Agent shall have received customary legal opinions, corporate documents, secretary’s certificates, good standing certificates and evidence of authority (including incumbency and resolutions) with respect to such Subsidiary;
(iii)    the Administrative Agent shall have received, at least three Business Days prior to the Closing Date, all documentation and other information with respect to such Subsidiary that may be required by the Lenders in order to enable compliance with applicable “know your customer” and anti-money laundering rules and regulations including the USA Patriot Act, including information required by the USA Patriot Act and information described in Section 9.15, in each case, to the extent requested by the Administrative Agent or any Lender in writing to the Borrower at least 10 Business Days prior to the Closing Date; and
(iv)    if such Subsidiary qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, the Administrative Agent shall have received, at least three Business Days prior to the Closing Date, a Beneficial Ownership Certification in relation to such Subsidiary.
The Administrative Agent shall notify the Borrower and the Lenders of the Closing Date, and such notice shall be conclusive and binding.
SECTION 4.02.    Conditions to All Extensions of Credit. The obligation of each Lender to make a Loan on the occasion of any Borrowing (other than any conversion or continuation of any Loan), and of each Issuing Bank to issue, amend (solely in the case of an increase in the amount thereof) or extend any Letter of Credit, is subject to the receipt of the request therefor in accordance herewith and to the satisfaction of the following conditions:
(a)    The representations and warranties of the Loan Parties set forth in this Agreement (other than, after the Closing Date, in Sections 3.04(d) and 3.06(a)) and the other Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, such amendment or extension of such Letter of Credit, as applicable, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, on and as of the date of such Borrowing or the date of issuance, such amendment or extension of such Letter of Credit, as applicable, such representations and warranties shall continue to be true and correct in all material respects as of such specified earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof.
(b)    At the time of and immediately after giving effect to such Borrowing or the issuance, such amendment or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.
Each Borrowing (other than any conversion or continuation of any Loan) and each issuance, amendment (solely in the case of an increase in the amount thereof) or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof that the conditions specified in paragraphs (a) and (b) of this Section have been satisfied.
SECTION 4.03.    Conditions Precedent to Each Incremental Commitment Effective Date. Each Commitment Increase shall not become effective until the date on which each of the following conditions is satisfied:
(a)    The Administrative Agent shall have received (i) an Incremental Commitment Activation Notice with respect to such Commitment Increase, executed by the Borrower, the Administrative Agent and each Increasing Lender providing any portion of such Commitment Increase, and (ii) if applicable, with respect to any New Lender, a New Lender Supplement, executed by the

Borrower, the Administrative Agent, such New Lender, each Issuing Bank and the Swingline Lender, each in accordance with Section 2.22.
(b)    The Administrative Agent shall have received (i) a certificate (including a certification that the Borrower shall be in pro forma compliance with the financial covenant set forth in Section 6.09 after giving effect to such Commitment Increase and taking into account any extension of credit hereunder on the applicable Incremental Commitment Effective Date), dated the applicable Incremental Commitment Effective Date and signed by a Responsible Officer of the Borrower and (ii) if required by the Administrative Agent, customary evidence of authority, secretary’s certificates, a favorable written opinion of counsel to the Borrower and, if any Subsidiary shall then be a Subsidiary Guarantor, a customary reaffirmation agreement, each in form and substance reasonably satisfactory to the Administrative Agent and the Lenders providing such Commitment Increase.
(c)    As of the applicable Incremental Commitment Effective Date, no Default shall have occurred and be continuing or would result from the occurrence of such Commitment Increase.
(d)    The representations and warranties of the Loan Parties set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the applicable Incremental Commitment Effective Date, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case such representations and warranties shall continue to be true and correct in all material respects as of such specified earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof.
ARTICLE V
Affirmative Covenants
From and after the Closing Date and until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees and other Obligations have been paid in full (other than indemnities and other contingent obligations not then due and payable and as to which no claim has been made) and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:
SECTION 5.01.    Financial Statements; Ratings Change and Other Information. The Borrower will furnish to the Administrative Agent for distribution to each Lender:
(a)    within 90 days after the end of each fiscal year of the Borrower, its audited consolidated balance sheet and related consolidated statements of income, comprehensive income, equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by PricewaterhouseCoopers LLP or other independent registered public accounting firm of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated subsidiaries on a consolidated basis in accordance with GAAP consistently applied;
(b)    within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, its consolidated balance sheet and related consolidated statements of income, comprehensive income, equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;
(c)    concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Borrower (a “Compliance Certificate”) (i) certifying as to whether a Default has occurred and is continuing as of the date of such Compliance Certificate and, if such a Default has occurred and is continuing as of the date of such Compliance Certificate, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.09, (iii) stating whether any Designated Material Debt remains outstanding on the date that such Compliance Certificate is delivered, (iv) stating whether any change in GAAP or in the application thereof has occurred since the date of the most recent audited financial statements provided under this Agreement that has had a significant effect on the calculation of the Consolidated Net Tangible Assets or the ratio referred to in Section 6.09 and, if any such change has occurred, specifying the nature of such change and the effect of such change on such calculation, (v) if any Excluded Venture was a consolidated subsidiary of the Borrower during the period covered by such financial statements delivered pursuant to Section 5.01(a) or Section 5.01(b), then, to the extent not already provided in connection with clause (ii) above, setting forth information reconciling Consolidated EBITDA for the period covered thereby to net income (loss) reported for such period and indicating the amount of Debt (as defined in the definition of Consolidated Total Debt) of Excluded Ventures that is reflected in the financial statements but not included in the calculation of the ratio referred to in Section 6.09, (vi) setting forth the names of all Subsidiaries that are Excluded Ventures as of the date of the financial statements being delivered and (vii) if, during the period covered by such financial statements, any Subsidiary was designated or deemed designated as an Excluded Venture pursuant to Section 5.12(a) or Section 5.12(e) or any Excluded Venture was designated as a Subsidiary pursuant to Section 5.12(b), certifying that at the time of such designation or deemed designation, the conditions described in Section 5.12(a) or Section 5.12(b), as applicable, were satisfied;
(d)    promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the SEC, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be;
(e)    promptly after Moody’s, S&P or Fitch shall have announced a change in the rating established or deemed to have been established for the Index Debt, written notice of such rating change;
(f)    promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request; and
(g)    promptly following the Administrative Agent’s request therefor, all documentation and other information that the Administrative Agent reasonably requests on its behalf or on behalf of any Lender in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including information required by the USA Patriot Act and the Beneficial Ownership Regulation.
Information required to be delivered pursuant to clause (a), (b) or (d) of this Section shall be deemed to have been delivered if such information, or one or more reports containing such information, shall be publicly available on the website of the SEC at http://www.sec.gov. Information required to be delivered pursuant to this Section may also be delivered by electronic communications pursuant to procedures approved by the Administrative Agent.
SECTION 5.02.    Notices of Default. The Borrower will furnish, or cause to be furnished, to the Administrative Agent for distribution to each Lender prompt written notice of the occurrence of any Default of which any Responsible Officer of the Borrower or the General Partner obtains knowledge. Each notice delivered under this Section shall be accompanied by a statement of a Responsible Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
SECTION 5.03.    Existence; Conduct of Business. The Borrower will, and will cause each Significant Subsidiary to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect (a) its legal existence in its state of incorporation or formation, as applicable, and (b) the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03; and provided further that this Section 5.03 shall not require the Borrower or any Significant Subsidiary to preserve or maintain any rights, licenses, permits, privileges or franchises or require any Significant Subsidiary to maintain its legal existence, in each case, if the Borrower shall reasonably determine that the failure to maintain and preserve the same would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.
SECTION 5.04.    Payment of Taxes and other Obligations. The Borrower will, and will cause each of its Subsidiaries to, pay (a) its Tax liabilities and (b) its other governmental obligations which, if unpaid, would reasonably be expected to result in a Lien upon any property of the Borrower or such Subsidiary before the same shall become delinquent or in default, except, in each case, to the extent that (i) the validity or amount thereof is being contested in good faith by appropriate proceedings and the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (ii) the failure to make such payment would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
SECTION 5.05.    Maintenance of Properties; Insurance. The Borrower will, and will cause each of its Subsidiaries to, (a) maintain all property material to the conduct of the business of the Borrower and its Subsidiaries, taken as a whole, in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations (including by the maintenance of adequate self-insurance reserves to the extent customary among such companies).
SECTION 5.06.    Books and Records; Inspection Rights. The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which complete and accurate entries, in all material respects, are made of its financial and business transactions in conformity with GAAP and applicable law. The Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, at the Administrative Agent’s or such Lender’s expense (unless an Event of Default has occurred and is continuing, in which case it shall be at the Borrower’s sole expense), upon reasonable prior notice and subject to any applicable restrictions or limitations on access to any facility or information that is classified or restricted by contract or by law, regulation or governmental guidelines, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested; provided that advance notice of any discussion with such independent accountants shall be given to the Borrower and, so long as no Event of Default shall have occurred and be continuing, the Borrower shall have the opportunity to be present at any such discussion. The Administrative Agent and each Lender agree to keep all information obtained by them pursuant to this Section confidential in accordance with Section 9.13.
SECTION 5.07.    Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority (including ERISA and Environmental Laws) applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
SECTION 5.08.    Use of Proceeds and Letters of Credit. The proceeds of the Loans will be used only for working capital and general partnership, corporate or company purposes, as applicable, of the Borrower and its Subsidiaries, including acquisitions of and investments in Subsidiaries, Excluded Ventures and other Persons, and distributions. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Federal Reserve Board, including Regulations U and X. Letters of Credit will be issued only to support the general partnership, corporate or company purposes of the Borrower and its Subsidiaries. The Borrower will not request any Borrowing or Letter of Credit, and the Borrower shall not use, or permit its Subsidiaries and its or their respective directors, officers, employees and agents to use, the proceeds of any Borrowing or Letter of Credit (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-

Corruption Laws, in any material respect, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, in each case, to the extent that would be prohibited by Sanctions if conducted by a corporation incorporated in the United States or (c) in any other manner that would result in the material violation of any Sanctions applicable to any party to this Agreement.
SECTION 5.09.    Maintenance of Separateness. The Borrower will, and will cause each other Loan Party to, observe organizational formalities and keep books and records separate from MPC and the other MPC Companies.
SECTION 5.10.    Required Subsidiary Guarantors.
(a)    If on the Closing Date any Subsidiary guarantees any Indebtedness of the Borrower in an aggregate principal amount of $20,000,000 or more, then such Subsidiary shall execute the Subsidiary Guarantee and deliver it to the Administrative Agent on the Closing Date. If, after the Closing Date, any Subsidiary that is not already a Subsidiary Guarantor guarantees any Indebtedness of the Borrower in an aggregate principal amount of $20,000,000 or more, then such Subsidiary shall become a guarantor of the Obligations by executing the Subsidiary Guarantee, or a supplement thereto in the form specified therein, and delivering it to the Administrative Agent within 10 Business Days of the date on which it guaranteed such Indebtedness (or such later date as agreed to by the Administrative Agent), together with such other additional closing documents, certificates and legal opinions (which may be opinions of in-house counsel) as shall reasonably be requested by the Administrative Agent. In connection with the initial execution and delivery of the Subsidiary Guarantee, the Borrower shall execute and deliver a counterpart thereof to the Administrative Agent.
(b)    So long as no Default has occurred and is continuing (or would result from such release), (i) if all of the Equity Interests of a Subsidiary Guarantor that are owned by the Borrower or any other Subsidiary are sold or otherwise disposed of in a transaction or transactions permitted by this Agreement and as a result of such disposition such Person is no longer a Subsidiary or (ii) if (A) the conditions set forth in Section 5.10(a) requiring such Person to be a Subsidiary Guarantor no longer exist (other than as a result of a payment by such Subsidiary Guarantor upon its guarantee) and (B) immediately after giving effect to the release of such Subsidiary Guarantor (and giving effect to any repayment of Indebtedness that occurs substantially concurrently with such release), all of the Indebtedness of the Non-Guarantor Subsidiaries is permitted under Section 6.01, then promptly following the Borrower’s request, the Administrative Agent shall execute a release of such Subsidiary Guarantor from its Subsidiary Guarantee. A request by the Borrower for a release pursuant to this Section shall be accompanied by a certificate of a Responsible Officer of the Borrower certifying that the conditions to release set forth in this Section have been satisfied.
(c)    The Borrower may, but shall not be required to, cause Subsidiaries (other than those required to become Subsidiary Guarantors pursuant to Section 5.10(a)) to become Subsidiary Guarantors pursuant to Section 9.09.
SECTION 5.11.    Anti-Corruption Laws and Sanctions. The Borrower will maintain and implement policies and procedures designed, in its reasonable business judgment, to promote compliance by the Borrower, its wholly owned Subsidiaries and their respective directors, officers, employees and agents (when acting in their capacity as agents for the Borrower or its Subsidiaries) with Anti-Corruption Laws and applicable Sanctions.
SECTION 5.12.    Excluded Ventures.
(a)    The Borrower may, after the Closing Date, designate any subsidiary to be an Excluded Venture; provided that at the time of such designation and immediately after giving pro forma effect thereto (i) no Default shall exist, (ii) the representations and warranties of the Loan Parties set forth in this Agreement and the other Loan Documents will be true and correct in all material respects as if remade at the time of such designation, except to the extent such representations and warranties specifically refer to an earlier date, in which case they were true and correct in all material respects as of such earlier date (provided that such materiality qualifier shall not be applicable to any representation and warranty that already is qualified or modified by materiality in the text thereof) and (iii) such subsidiary does not, at the time of designation and does not at any time thereafter while it is an Excluded Venture, Guarantee or otherwise become directly or indirectly liable with respect to, or grant any Liens on any of its property to secure, any Indebtedness of the Borrower or any Subsidiary or any obligations of the Borrower or any Subsidiary in respect of any Sale and Leaseback Transaction. Designation by the Borrower pursuant to this Section shall be deemed to be a representation and warranty by the Borrower as of such date as to the matters specified in this Section.
(b)    The Borrower may, after the Closing Date, designate any Excluded Venture to be a Subsidiary, provided that at the time of such designation and after giving pro forma effect thereto, (i) such Excluded Venture shall not have outstanding Indebtedness, other than Indebtedness permitted under Section 6.01, or Liens on any of its property, other than Liens permitted under Section 6.02 (in each case taking into account the other Indebtedness of Subsidiaries, and the Liens on property of the Borrower and its Subsidiaries, then existing), (ii) no Default shall exist and (iii) the representations and warranties of the Loan Parties set forth in this Agreement and the other Loan Documents will be true and correct in all material respects as if remade at the time of such designation, except to the extent such representations and warranties specifically refer to an earlier date, in which case they were true and correct in all material respects as of such earlier date (provided that such materiality qualifier shall not be applicable to any representation and warranty that already is qualified or modified by materiality in the text thereof). The designation of any Excluded Venture as a Subsidiary shall constitute the incurrence by such Subsidiary, at the time of designation, of (x) all Indebtedness of such Subsidiary and (y) all Liens on property of such Subsidiary existing at such time.
(c)    The Borrower shall not, and shall not permit any of its Subsidiaries to, Guarantee, or grant or otherwise permit a Lien on any of its or their property to secure, any Indebtedness of an Excluded Venture or any obligations of an Excluded Venture in respect of any Sale and Leaseback Transaction, other than (i) Liens on Equity Interests of an Excluded Venture to secure Indebtedness of such Excluded Venture that is non-recourse to the Borrower and its Subsidiaries and (ii) Guarantees of Indebtedness of Excluded Ventures in an aggregate amount not to exceed 5.0% of Consolidated Net Tangible Assets at the time of incurrence or assumption thereof. As used in this paragraph (c), “non-recourse” means Indebtedness of an Excluded Venture for which recourse to the Borrower or any Subsidiary, whether contractual or as a matter of law, for non-payment of such Indebtedness is limited to Equity Interests issued by such Excluded Venture.
(d)    If at any time an Excluded Venture fails to meet any requirement set forth in clause (iii) of paragraph (a) or in paragraph (c) of this Section 5.12, it will thereafter automatically cease to be an Excluded Venture and shall constitute a Subsidiary for all purposes of this Agreement, and any Indebtedness and Liens of such Subsidiary will be deemed to be incurred by such Subsidiary as of such date.
(e)    Any subsidiary of an Excluded Venture shall automatically constitute an Excluded Venture. At the time that a Person becomes a subsidiary of an Excluded Venture, the Borrower shall be deemed to have designated such subsidiary as an Excluded Venture pursuant to Section 5.12(a).
(f)    If at any time an entity that has been designated as an Excluded Venture ceases to be a subsidiary of the Borrower, then such entity shall cease to be an Excluded Venture.
ARTICLE VI
Negative Covenants; Financial Covenant
From and after the Closing Date and until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees and other Obligations have been paid in full (other than indemnities and other contingent obligations not then due and payable and as to which no claim has been made) and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

SECTION 6.01.    Indebtedness. The Borrower will not permit any Non-Guarantor Subsidiary to create, incur, assume or permit to exist any Indebtedness, except:
(a)    Indebtedness owing to a Loan Party or a wholly owned Subsidiary;
(b)    Indebtedness existing on the Closing Date which is either (i) set forth on Schedule 6.01 or (ii) in a principal amount which is less than (x) $50,000,000 individually and (y) $100,000,000 in the aggregate;
(c)    Indebtedness incurred to finance the acquisition, construction, repair, development or improvement of any fixed or capital assets, including Finance Lease Obligations, and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof; provided that (i) such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction, repair, development or improvement and (ii) if such Indebtedness is secured, the Liens securing it are permitted by Section 6.02(a)(iii);
(d)    Indebtedness of a Person that is not a subsidiary of the Borrower and that becomes a Subsidiary after the Closing Date or is merged or consolidated with or into the Borrower or any Subsidiary after the Closing Date, in each case, if such Indebtedness is existing at the time such Person becomes a Subsidiary or is so merged or consolidated and is not incurred in contemplation of such transaction;
(e)    extensions, refinancings, renewals or replacements of the Indebtedness permitted by clause (b), (c) or (d) above which, in the case of any such extension, refinancing, renewal or replacement, does not increase the amount of the Indebtedness being extended, refinanced, renewed or replaced, other than amounts incurred to pay the costs of such extension, refinancing, renewal or replacement;
(f)    other Indebtedness of Non-Guarantor Subsidiaries; provided that the sum, without duplication, of (i) the outstanding aggregate principal amount of all such Indebtedness of Non-Guarantor Subsidiaries, plus (ii) the outstanding aggregate amount of Attributable Debt under all Sale and Leaseback Transactions permitted under Section 6.02(b) (other than Sale and Leaseback Transactions permitted by the proviso set forth therein), plus (iii) the outstanding aggregate principal amount of all Indebtedness or other obligations secured by Liens permitted under Section 6.02(a)(x) shall not exceed 15% of Consolidated Net Tangible Assets at the time of creation, incurrence or assumption thereof; and
(g)    Indebtedness of any Non-Guarantor Subsidiary as an account party in respect of trade letters of credit or in respect of bid, performance or surety bonds, workers’ compensation claims or self-insurance obligations, in each case incurred in the ordinary course of business, including reimbursement obligations of any Non-Guarantor Subsidiary incurred in the ordinary course of its business with respect to letters of credit supporting such bid, performance or surety bonds, workers’ compensation claims and self-insurance obligations (in each case, other than Guarantees of and obligations for money borrowed).
SECTION 6.02.    Liens and Sale and Leaseback Transactions.
(a)    Liens. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien on any property or asset (including accounts receivable, royalties and other revenues) now owned or hereafter acquired by it, or assign or sell any receivables in connection with any financing transaction or series of financing transactions (including factoring arrangements), except:
(i)    Permitted Encumbrances;
(ii)    any Lien on any property or asset of the Borrower or any Subsidiary existing on the Closing Date which is either (A) set forth on Schedule 6.02 or (B)

securing Indebtedness or other obligations in a principal amount which is less than (x) $50,000,000 individually and (y) $100,000,000 in the aggregate;
(iii)    Liens on fixed or capital assets acquired, constructed, repaired, developed or improved by the Borrower or any of its Subsidiaries; provided that (A) such Liens secure only Indebtedness, including Finance Lease Obligations (x) incurred to finance the acquisition, construction, repair, development or improvement of such assets or (y) is an extension, refinancing, renewal or replacement thereof that does not increase the amount of the Indebtedness being extended, refinanced, renewed or replaced, other than amounts incurred to pay the costs of such extension, refinancing, renewal or replacement, (B) such Liens and the Indebtedness secured thereby (other than any such Indebtedness referred to in clause (y) above) are incurred prior to or within 180 days after such acquisition or the completion of such construction, repair, development or improvement and (C) such Liens shall not apply to any other property or assets (other than accessions and improvements thereto);
(iv)    Liens under any Sale and Leaseback Transaction permitted under Section 6.02(b);
(v)    Liens securing Indebtedness or other obligations of the Borrower or any of its Subsidiaries in favor of any Loan Party;
(vi)    (A) Liens on property existing at the time such property is acquired by the Borrower or any of its Subsidiaries after the Closing Date and not created in contemplation of such acquisition (or on repairs, improvements, additions or accessions thereto) and (B) Liens on the assets of any Person that is not a subsidiary of the Borrower and that becomes a Subsidiary after the Closing Date or is merged or consolidated with or into the Borrower or any Subsidiary after the Closing Date, in each case, if such Liens exist at the time such Person becomes a Subsidiary or is so merged or consolidated and not created in contemplation of such transaction (or on repairs, improvements, additions or accessions thereto), provided that, in the case of clauses (A) and (B), such Liens do not extend to any other assets;
(vii)    Liens on cash and cash equivalents securing obligations under any Swap Agreement, provided that the aggregate amount of all such obligations secured by such Liens shall not at any time exceed $200,000,000;
(viii)    extensions, renewals and replacements of the Liens described in clause (ii), (iii) or (vi) above, so long as there is no increase in the Indebtedness or other obligations secured thereby (other than amounts incurred to pay costs of the extension, renewal and replacement of the Indebtedness secured by such Liens) and no additional property (other than accessions and improvements in respect of such property) is subject to such Lien;
(ix)    Liens on Equity Interests in a Joint Venture owned by the Borrower or any Subsidiary securing obligations of such Joint Venture and Liens on Equity Interests in an Excluded Venture owned by the Borrower or any Subsidiary securing obligations of such Excluded Venture;
(x)    Liens not otherwise permitted by other clauses of this Section 6.02(a) securing Indebtedness or other obligations of the Borrower or any of its Subsidiaries, provided that the sum, without duplication, of (A) the aggregate outstanding principal amount of all such Indebtedness and obligations plus (B) the aggregate outstanding amount of Attributable Debt under all Sale and Leaseback Transactions permitted under Section 6.02(b) plus (C) the aggregate outstanding principal amount of Indebtedness of Non-Guarantor Subsidiaries permitted pursuant to Section 6.01(f) shall not exceed 15% of Consolidated Net Tangible Assets at the time of creation, incurrence or assumption of such Lien; and

(xi)    Liens in favor of the Administrative Agent securing the Obligations.
(b)    Sale and Leaseback Transactions. The Borrower will not, and will not permit any Subsidiary to, enter into any Sale and Leaseback Transaction if, after giving effect to such Sale and Leaseback Transaction, the sum, without duplication, of (i) the aggregate amount of the Attributable Debt under all Sale and Leaseback Transactions (other than Sale and Leaseback Transactions permitted by the proviso set forth below), plus (ii) the outstanding aggregate principal amount of all Indebtedness of Non-Guarantor Subsidiaries permitted under Section 6.01(f), plus (iii) the outstanding aggregate principal amount of all Indebtedness and other obligations of the Borrower and its Subsidiaries secured by Liens permitted under Section 6.02(a)(x) shall exceed 15% of Consolidated Net Tangible Assets at the time of consummation of such Sale and Leaseback Transaction; provided that the Borrower or any Subsidiary may enter into any Sale and Leaseback Transaction of any fixed or capital assets acquired or constructed by the Borrower and its Subsidiaries after the Closing Date so long as such Sale and Leaseback Transaction is consummated within 180 days after such acquisition or the completion of construction, as the case may be.
SECTION 6.03.    Mergers, Fundamental Changes and Dispositions. The Borrower will not, and will not permit any other Loan Party to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of the assets of the Borrower and its Subsidiaries taken as a whole (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that (a) if at the time thereof and immediately after giving effect thereto, no Event of Default shall have occurred and be continuing, any Person may merge with or into the Borrower, provided that the Borrower shall be the surviving entity; (b) any Loan Party that is a Subsidiary may merge into or consolidate with or sell, transfer, lease or otherwise dispose of its assets to the Borrower or another Subsidiary; (c) any Loan Party that is a Subsidiary may merge into, or consolidate with, any Person other than the Borrower or another Subsidiary if (i) such Loan Party is the surviving entity or (ii) such other Person is the surviving entity and becomes a Subsidiary and a Subsidiary Guarantor contemporaneously with such merger or consolidation; (d) any Loan Party (other than the Borrower) may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders; and (e) the Borrower may merge with or into any other Person in a transaction in which such other Person is the surviving entity (the “Surviving Person”) so long as (i) such Surviving Person is a corporation, limited liability company or a limited partnership organized or existing under the laws of the state of Ohio or Delaware, (ii) prior to such merger, such Person is a shell company with no liabilities, (iii) such Surviving Person assumes the obligations of the Borrower under this Agreement and the other Loan Documents pursuant to an assumption agreement in form and substance reasonably acceptable to the Administrative Agent, (iv) to the extent reasonably requested by any Lender at least three Business Days prior to the date of such transaction, such Surviving Person shall have provided to such Lender all documentation and other information that may be required by such Lender in order to enable compliance with applicable “know your customer” and anti-money laundering rules and regulations, including information required by the USA Patriot Act and, to the extent such Surviving Person qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification, and (v) on the date of such transaction, the Borrower delivers to the Administrative Agent customary evidence of authority, customary secretary’s certificates, a customary reaffirmation agreement (if any Subsidiary shall then be a Subsidiary Guarantor), and a favorable written opinion of counsel for the Borrower covering such matters relating to such Surviving Person, the Loan Documents or such merger as the Administrative Agent may reasonably request, which opinion and counsel shall be reasonably satisfactory to the Administrative Agent.
SECTION 6.04.    Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, enter into or engage in any material transaction (including any sale, lease, transfer, purchase or acquisition of property or assets) with any of its Affiliates, except on terms and conditions, taken as a whole, that are substantially no less favorable to the Borrower or such Subsidiary as could be obtained on an arm’s-length basis from unrelated third parties (or, if in the good faith judgment of the General Partner’s board of directors, no comparable transaction is available with which to compare any such transaction, such transaction, taken as a whole, is otherwise fair to the Borrower or such Subsidiary); provided that the foregoing restriction shall not apply to (a) transactions between or among the Borrower and its Subsidiaries, or between or among the Subsidiaries, and not involving any other Person; (b) transactions involving any employee benefit plans or related trusts of the Borrower or any of its Subsidiaries; (c) transactions pursuant to any contract or agreement existing as of the Closing Date and listed on Schedule 6.04; (d) the payment of reasonable compensation, fees and expenses to, and indemnity provided on behalf of, directors and officers of the Borrower or any of its Subsidiaries in the ordinary course of business; (e) transactions entered into with the MPC Companies on terms and conditions that are fair and reasonable to the Borrower and its Subsidiaries, taking into account the totality of the relationship between the Borrower and the Subsidiaries, on the one hand, and the MPC Companies, on the other, including the contemplated transactions set forth on Schedule 6.04; (f) transactions pursuant to any contract or agreement, between the Borrower or any of its Subsidiaries, on one hand, and MPC and its subsidiaries, on the other, that as of the Closing Date has been filed as an exhibit to any report or statement filed by the Borrower or MPC with the SEC, in each case as such contract or agreement is in effect on the Closing Date or as amended, supplemented or otherwise modified, or as replaced, thereafter, so long as such amendments, supplements or other modifications, or such replacement contract or agreement, individually or in the aggregate, are not materially adverse to the interests of the Lenders; (g) transactions approved by the Conflicts Committee of the Board of Directors (or equivalent governing body) of the General Partner (or the equivalent successor body to such Conflicts Committee); (h) investments in or capital contributions to Excluded Ventures (including Guarantees permitted by Section 5.12(c)) or in Joint Ventures; and (i) any Restricted Payment permitted by Section 6.07.
SECTION 6.05.    Fiscal Year; Accounting Principles. The Borrower will not, and will not permit any Subsidiary to, change (a) its current fiscal year or (b) its current accounting principles used in the preparation of financial statements unless such change in accounting principles is required or permitted by GAAP, in each case, other than changes with respect to a Subsidiary made in order to conform to the fiscal year or principles of the Borrower or changes made in order to conform to the fiscal year of MPC.
SECTION 6.06.    Change in Nature of Business. The Borrower will not, and will not permit any Subsidiary to, engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the Closing Date, any business substantially related or incidental thereto or logical extensions thereof or any other business which generates “qualifying income” under the Code.
SECTION 6.07.    Restricted Payments. The Borrower will not declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that (a) the Borrower may declare and make dividend payments and other distributions payable solely in the Equity Interests of the Borrower and (b) so long as no Event of Default exists or would be caused by the declaring or making of such Restricted Payment, the Borrower may declare and make Restricted Payments in accordance with its partnership agreement; provided that the foregoing shall not operate to prohibit the payment of distributions of Available Cash (as defined in the Borrower’s partnership agreement) to limited partners of the Borrower or the payment by the Borrower for the repurchase of limited partnership interests in the Borrower so long as (i) on the record date for such distribution, or on the date that the Borrower became legally bound to pay the repurchase price for such repurchase (herein also referred to as a “record date”), as applicable, such distribution or such repurchase was permitted by the foregoing and (ii) such distribution or such repurchase price is paid within the earlier of 60 days after the record date and any date under applicable law on which such dividend or repurchase must be consummated.
SECTION 6.08.    Changes in Organization Documents. The Borrower will not, and will not permit any other Loan Party to, make any changes to its Organization Documents that would reasonably be expected to have a Material Adverse Effect.
SECTION 6.09.    Maximum Consolidated Leverage Ratio. The Borrower shall not permit the a ratio of Consolidated Total Debt as of the last day of any Test Period (commencing with the first Test Period ending after the Closing Date) to Consolidated EBITDA for such Test Period to be greater than (a) during an Acquisition Period, 5.5 to 1.0 and (b) at all other times, 5.0 to 1.0. In addition, in the event that any Designated Material Debt is excluded from the calculation of Consolidated Total

Debt as of any Quarter End Date (such excluded Debt is referred to herein as the “Excluded Debt”) and any Excluded Debt remains outstanding on the Compliance Certificate Delivery Date with respect to such Quarter End Date, then the Borrower shall not permit, on such Compliance Certificate Delivery Date, the ratio of (x) Consolidated Total Debt as of the last day of such Test Period plus the amount of Excluded Debt that remains outstanding on such Compliance Certificate Delivery Date to (y) Consolidated EBITDA for such Test Period, to exceed the foregoing ratio. For purposes of calculating compliance with this Section 6.09, Consolidated EBITDA may include, at the Borrower’s option, any Material Project EBITDA Adjustments as provided in the definition thereof.
ARTICLE VII
Events of Default
If any of the following events (“Events of Default”) shall occur:
(a)    the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;
(b)    any Loan Party shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;
(c)    any representation, warranty or certification made or deemed made by or on behalf of the General Partner, the Borrower or any Subsidiary in any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;
(d)    the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, Section 5.03 (with respect to the Borrower’s existence), Section 5.08, Section 5.10 or Article VI;
(e)    any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or any other Loan Document (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after the earlier of (i) a Responsible Officer of a Loan Party becoming aware of such failure or (ii) notice of such failure is given by the Administrative Agent to the Borrower;
(f)    the General Partner or any Loan Party or any Subsidiary shall fail to make any payment in excess of $1,000,000 in the aggregate (whether of principal, interest, fees or other amounts) in respect of any Material Indebtedness, when and as the same shall become due and payable, and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Material Indebtedness;
(g)    any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity; provided that this clause (g) shall not apply to (i) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, (ii) any Indebtedness that becomes due as a result of a voluntary prepayment, purchase or redemption thereof, (iii) any requirement to, or to offer to, prepay, purchase or redeem any Indebtedness using a portion of excess cash flow or similar financial measure, (iv) any customary debt and equity proceeds prepayment requirements contained in any bridge or other interim credit facility, (v) any Indebtedness of any Person assumed in connection with an acquisition to the extent that such Indebtedness is repaid, purchased or redeemed (or offered to be repaid, purchased or redeemed) as required by the terms thereof in connection with such acquisition or (vi) any prepayment, purchase, redemption or defeasance of any Indebtedness incurred to finance any acquisition (or related transactions, including to refinance Indebtedness of any Person acquired in such acquisition) if such acquisition is not consummated;
(h)    an involuntary proceeding shall be commenced, or an involuntary petition shall be filed, in any court of competent jurisdiction seeking (i) liquidation, reorganization or other relief in respect of the General Partner, any Loan Party or any Significant Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the General Partner, any Loan Party or any Significant Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered by such court;
(i)    the General Partner, any Loan Party or any Significant Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the General Partner, any Loan Party or any Significant Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any corporate action for the purpose of effecting any of the foregoing;
(j)    the General Partner, any Loan Party or any Significant Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;
(k)    one or more final judgments (whether or not appealable) for the payment of money in an aggregate amount in excess of $100,000,000 (to the extent not covered by independent third-party insurance (other than normal deductibles) as to which the insurer has been notified of such judgment and has not issued a notice denying coverage thereof) shall be rendered by a court of competent jurisdiction against the General Partner, a Loan Party or any Subsidiary or any combination thereof, and either (i) the same shall remain undischarged or unsatisfied for a period of 45 consecutive days (or 60 consecutive days in the case of judgments rendered in jurisdictions outside of the United States of America, any State thereof and the District of Columbia) during which execution shall not be effectively stayed (it being understood that, for the purposes of this clause (k), “independent third-party insurance” shall include industry mutual insurance companies in which the General Partner, any Loan Party or any Subsidiary has an ownership interest) or (ii) any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the General Partner, any Loan Party or any Subsidiary to enforce any such judgment;
(l)    an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect;
(m)    other than as a result of (i) the termination of the obligations of any Subsidiary Guarantor under the Subsidiary Guarantee pursuant to the terms thereof or pursuant to Section 5.10(b) or Section 9.09, (ii) the exchange or replacement of any promissory note hereunder (with respect to the previously existing promissory note which was so exchanged or replaced), (iii) the agreement of the Required Lenders or all Lenders, as may be required hereunder or (iv) in accordance with the other provisions of this Agreement, the expiration or termination of the Commitments, the payment in full of the principal and interest on each Loan, all fees payable hereunder and all other Obligations, the expiration or termination of all Letters of Credit and the reimbursement of all LC Disbursements, any Loan Document (or any material provision thereof), at any time after its execution and delivery, ceases to be in full force and effect or is declared by a court of competent jurisdiction to be null and void, invalid or unenforceable; or any Loan Party denies in writing that it has any liability or obligation thereunder, or purports to revoke, terminate or rescind any Loan Document (other than pursuant to the terms hereof or thereof); or

(n)    a Change in Control shall occur;
then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter (at any time during the continuance of such event) be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Loan Parties accrued hereunder, shall become due and payable immediately and (iii) require the deposit of cash collateral in respect of Total LC Exposure as provided in Section 2.05(k), in each case, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Loan Party; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Commitments shall immediately and automatically terminate, the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Loan Parties accrued hereunder, shall immediately and automatically become due and payable and the deposit of such cash collateral in respect of the Total LC Exposure shall immediately and automatically become due, in each case, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Loan Parties.
ARTICLE VIII
The Administrative Agent
SECTION 8.01.    Appointment and Authority. Each of the Lenders and each of the Issuing Banks hereby irrevocably appoints, authorizes and designates the Person named as the Administrative Agent in the heading of this Agreement and its successors and assigns to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof and of the other Loan Documents, together with such actions and powers as are reasonably incidental thereto. Without limiting the foregoing, each of the Lenders and each of the Issuing Banks hereby authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent is a party, and to exercise all rights, powers and remedies that the Administrative Agent may have under such Loan Documents. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Banks, and, except for the approval rights of the Borrower set forth in Section 8.06 and Section 8.10, neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties.
SECTION 8.02.    Rights as a Lender and Issuing Bank. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender or an Issuing Bank as any other Lender or Issuing Bank, as applicable, and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” and “Issuing Bank” or “Issuing Banks” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust, financial advisory, underwriting, capital markets or other business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders or the Issuing Banks or to provide notice to or obtain consent of the Lenders or the Issuing Banks with respect thereto.
SECTION 8.03.    Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder and thereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent and its Related Parties:
(a)    shall not be subject to any agency, trust, fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;
(b)    shall not have any duty to take any discretionary action or to exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally or otherwise or that may affect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally or otherwise; and
(c)    shall not have any duty to disclose to any Lender, any Issuing Bank or any other Person, any credit or other information relating to a Loan Party or any of its Affiliates that is communicated to, obtained by or otherwise in the possession of the Person serving as the Administrative Agent or its Related Parties in any capacity, except for notices, reports and other documents that are required to be furnished by the Administrative Agent to the Lenders pursuant to the express provisions of this Agreement; and
(d)    shall not be required to account to any Lender or any Issuing Bank for any sum or profit received by the Administrative Agent for its own account.
None of the Administrative Agent and its Related Parties shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in Section 9.02 and Article VII) or (ii) unless a court of competent jurisdiction shall have determined by a final, non-appealable judgment that the Administrative Agent was grossly negligent or acted with willful misconduct in taking or not taking any such action. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice (stating that it is a “notice of default”) describing such Default or Event of Default is given in writing to the Administrative Agent by a Loan Party, a Lender or an Issuing Bank.
None of the Administrative Agent and its Related Parties shall be responsible for or have any duty or obligations to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or (vi) the utilization of any Issuing Bank’s LC Commitment (it being understood and agreed that each Issuing Bank shall monitor compliance with its own LC Commitment without any further action by the Administrative Agent).
SECTION 8.04.    Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the signatory, sender or authenticator thereof). The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the signatory, sender or authenticator thereof), and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or such Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or such Issuing Bank sufficiently in advance prior to the making of such Loan or the issuance, extension or amendment of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
SECTION 8.05.    Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Facility as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.
SECTION 8.06.    Resignation of Administrative Agent.
(a)    The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Banks and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right to appoint a successor (which shall be a bank with an office in the United States of America, or an Affiliate of any such bank with an office in the United States) approved by the Borrower (such approval not to be unreasonably withheld, conditioned or delayed), provided that no approval of the Borrower shall be necessary if an Event of Default has occurred and is continuing. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Closing Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Closing Date.
(b)    If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and appoint a successor (which shall be a bank with an office in the United States of America, or an Affiliate of any such bank with an office in the United States) approved by the Borrower (such approval not to be unreasonably withheld, conditioned or delayed); provided that no approval of the Borrower shall be necessary if an Event of Default has occurred and is continuing. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
(c)    With effect from the Resignation Closing Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Banks under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity payments or other amounts payable to the retiring or removed Administrative Agent for its own account, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each Issuing Bank directly, until such time, if any, as the Required Lenders appoint, with the approval of the Borrower to the extent provided above, a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 2.16(h) and other than any rights to indemnity payments or other amounts payable to the retiring or removed Administrative Agent for its own account as of the Resignation Closing Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent or relating to its duties as Administrative Agent that are carried out following its retirement or removal.
(d)    Any resignation by Wells Fargo Bank, National Association (“Wells Fargo”) as Administrative Agent pursuant to this Section shall also constitute its resignation as an Issuing Bank and the Swingline Lender. If Wells Fargo resigns as an Issuing Bank, it shall retain all the rights, powers, privileges and duties of an Issuing Bank hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an Issuing Bank and the Total LC Exposure with respect thereto. If Wells Fargo resigns as Swingline Lender, it shall retain all the rights of the Swingline Lender provided for hereunder with respect to Swingline Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to fund risk participations in outstanding Swingline Loans pursuant to Section 2.04(c). Upon the appointment by the Borrower of a successor Issuing Bank or Swingline Lender hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank or Swingline Lender, as applicable, (ii) the retiring Issuing Bank and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents and (iii) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Wells Fargo to effectively assume the obligations of Wells Fargo with respect to such Letters of Credit.
SECTION 8.07.    Non-Reliance on Administrative Agent and Other Lenders. Each Lender and each Issuing Bank acknowledges that none of the Administrative Agent, the Arrangers or any of their respective Related Parties has made any representations or warranties to it and that no act taken or failure to act by the Administrative Agent, any Arranger or any of their respective Related Parties, including any consent to, and acceptance of any assignment or review of the affairs of the Borrower and its Subsidiaries or other Affiliates shall be deemed to constitute a representation or warranty of the Administrative Agent, any Arranger or any of their respective Related Parties to any Lender or any Issuing Bank as to any matter, including whether the Administrative Agent, any Arranger or any of their respective Related Parties have disclosed material information in their (or their respective Related Parties’) possession. Each Lender and each Issuing Lender expressly acknowledges, represents and warrants to the Administrative Agent and each Arranger that (a) the Loan Documents set forth the terms of a commercial lending facility, (b) it is engaged in making, acquiring, purchasing or holding commercial loans in the ordinary course and is entering into this Agreement and the other Loan Documents to which it is a party for the purpose of making, acquiring, purchasing and/or holding the commercial loans set forth herein as may be applicable to it, and not for the purpose of making, acquiring, purchasing or holding any other type of financial instrument, (c) it is sophisticated with respect to decisions to make, acquire, purchase or hold the commercial loans applicable to it and either it or the Person exercising discretion in making its decisions to make, acquire, purchase or hold such commercial loans is experienced in making, acquiring, purchasing or holding commercial loans, (d) it has, independently and without reliance upon the Administrative Agent, any Arranger or any other Lender or Issuing Bank, or any of their Related Parties, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents to which it is a party and to extend credit hereunder. Each Lender and each Issuing Bank also acknowledges that it (i) will, independently and without reliance upon the Administrative Agent or any other Lender or Issuing Bank, or any of their respective Related Parties, and based on such documents and information as it shall from time to time deem appropriate and its own independent investigations, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, or any related agreement or any document furnished hereunder or thereunder and (ii) will not assert any claim in contravention of this Section 8.07.
SECTION 8.08.    No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Arrangers, the Sustainability Structuring Agents, the Documentation Agents or the Syndication Agent listed on the cover page hereof shall have any duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an Issuing Bank hereunder.
SECTION 8.09.    Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally or otherwise or any other judicial proceeding relating to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or LC Exposure shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower or any other Loan Party) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Total LC Exposure and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Banks and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Banks and the Administrative Agent under Section 2.11 and Section 9.03) allowed in such judicial proceeding; and
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each Issuing Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 2.11 and Section 9.03.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or any Issuing Bank to authorize the Administrative Agent to vote in respect of the claim of any Lender or any Issuing Bank in any such proceeding.
SECTION 8.10.    Release of Lien on Cash Collateral Upon Expiration of Letters of Credit. The Lenders and Issuing Banks irrevocably authorize the Administrative Agent to release its Lien on Cash Collateral at such time as all Letters of Credit have expired, all Obligations have been paid in full

(other than indemnities and other contingent obligations not then due and payable and as to which no claim has been made) and the Aggregate Commitments have terminated.
SECTION 8.11.    Consent. Each Lender and Issuing Bank, by delivering its signature page to this Agreement, or by delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender or Issuing Bank hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent, the Lenders, or the Issuing Banks on the Closing Date that has been made available by the Administrative Agent to the Lenders and Issuing Banks.
SECTION 8.12.    ERISA. Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true: (i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement, (ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, (iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or (iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
In addition, unless either (1) sub-clause (i) in the immediately preceding paragraph is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding paragraph, such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).
SECTION 8.13.    Erroneous Payments. (a) Each Lender and Issuing Bank hereby severally agrees that if (i) the Administrative Agent notifies (which such notice shall be conclusive absent manifest error) such Lender or Issuing Bank or any other Person that has received funds from the Administrative Agent or any of its Affiliates, either for its own account or on behalf of a Lender or Issuing Bank (each such recipient, a “Payment Recipient”), that the Administrative Agent has determined in its sole discretion that any funds received by such Payment Recipient were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Payment Recipient) or (ii) any Payment Recipient receives any payment from the Administrative

Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, or (z) that such Payment Recipient otherwise becomes aware was transmitted or received in error or by mistake (in whole or in part) then, in each case, an error in payment shall be presumed to have been made (any such amounts specified in clauses (i) or (ii) of this paragraph, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise; individually and collectively, an “Erroneous Payment”), then, in each case, such Payment Recipient is deemed to have knowledge of such error at the time of its receipt of such Erroneous Payment; provided that nothing in this Section shall require the Administrative Agent to provide any of the notices specified in clauses (i) or (ii) above. Each Payment Recipient agrees that it shall not assert any right or claim to any Erroneous Payment, and hereby waives any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.
(b)    Without limiting paragraph (a) of this Section, each Payment Recipient agrees that, in the case of clause (ii) of paragraph (a) of this Section, it shall promptly notify the Administrative Agent in writing of such occurrence.
(c)    In the case of either clause (i) or (ii) of paragraph (a) of this Section, such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and upon demand from the Administrative Agent such Payment Recipient shall (or, shall cause any Person that received any portion of an Erroneous Payment on its behalf to), promptly, but in all events no later than one Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds and in the currency so received, together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.
(d)    In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with paragraph (c) of this Section, from any Lender that is a Payment Recipient or an Affiliate of a Payment Recipient (such unrecovered amount as to such Lender, an “Erroneous Payment Return Deficiency”), then at the sole discretion of the Administrative Agent and upon the Administrative Agent’s written notice to such Lender (i) such Lender shall be deemed to have made a cashless assignment of the full face amount of the portion of its Loans (but not its Commitments) of the relevant Class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) to the Administrative Agent or, at the option of the Administrative Agent, the Administrative Agent’s applicable lending affiliate in an amount that is equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) plus any accrued and unpaid interest on such assigned amount, without further consent or approval of any party hereto and without any payment by the Administrative Agent or its applicable lending affiliate as the assignee of such Erroneous Payment Deficiency Assignment. The parties hereto acknowledge and agree that (1) any assignment contemplated in this paragraph shall be made without any requirement for any payment or other consideration paid by the applicable assignee or received by the assignor, (2) the provisions of this paragraph shall govern in the event of any conflict with the terms and conditions of Section 9.04 and (3) the Administrative Agent may reflect such assignments in the Register without further consent or action by any other Person.
(e)    Each party hereto hereby agrees that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment

(or portion thereof) for any reason, the Administrative Agent (1) shall be subrogated to all the rights of such Payment Recipient with respect to such amount and (2) is authorized to set off, net and apply any and all amounts at any time owing to such Payment Recipient under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Payment Recipient from any source, against any amount due to the Administrative Agent under this Section or under the indemnification provisions of this Agreement, (y) the receipt of an Erroneous Payment by a Payment Recipient shall not for the purpose of this Agreement be treated as a payment, prepayment, repayment, discharge or other satisfaction of any Obligations owed by the Borrower or any other Loan Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Loan Party for the purpose of paying, prepaying, repaying, discharging or otherwise satisfying any Obligations and (z) subject to clause (y) above, to the extent that an Erroneous Payment was credited as payment or satisfaction of any of the Obligations, the Obligations or any part thereof that were so credited, and all rights of the Payment Recipient solely with respect to such credit amount, as the case may be, shall be reinstated and continue in full force and effect as if such payment or satisfaction had never been received. Further, nothing in this paragraph shall be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations relative to the amount and/or timing for payment of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent.
(f)    Each party’s obligations under this Section shall survive the resignation or replacement of the Administrative Agent or any transfer of right or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.
(g)    Nothing in this Section will constitute a waiver or release of any claim of the Administrative Agent hereunder arising from any Payment Recipient’s receipt of an Erroneous Payment.
ARTICLE IX
Miscellaneous
SECTION 9.01.    Notices; Effectiveness; Communication.
(a)    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone and subject to paragraph (b) below, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by email as follows:
(i)    if to the Borrower or any Subsidiary Guarantor, to it at (or to it in care of) MPLX LP, 200 East Hardin St., Findlay, Ohio 45840, Attention of John J. Quaid, Executive Vice President and Chief Financial Officer of MPLX GP LLC (Telephone No. (419) 421-2414; Email: ) and Suzanne Gagle, Vice President and General Counsel of MPLX GP LLC (Telephone: (419) 421-2414; Email: ), with a copy to Marathon Petroleum Corporation, 539 South Main Street, Findlay, Ohio 45840, Attention of Maryann T. Mannen, Executive Vice President and Chief Financial Officer (Telephone: (419) 422-2121; Email: ) and Suzanne Gagle, General Counsel (Telephone: (419) 422-2121; Email: );
(ii)    if to the Borrower or any Subsidiary Guarantor in respect of any service of process to be delivered to the Borrower or such Subsidiary Guarantor pursuant to Section 9.10(d), to it at (or to it in care of) MPLX LP, 200 East Hardin St., Findlay, Ohio 45840, Attention of Suzanne Gagle, Vice President and General Counsel of MPLX GP LLC (Telephone: (419) 421-2414; Email:), with a copy to Marathon Petroleum Corporation, 539 South Main Street, Findlay, Ohio 45840, Attention of Suzanne Gagle, General Counsel (Telephone: (419) 422-2121; Email: );
(iii)    if to the Administrative Agent, to Wells Fargo Bank, National Association, to it at Wells Fargo Bank, National Association, 1525 W WT Harris Blvd, Charlotte, NC 28262, Mail Code: D1109-019, Attention: Syndication Agency Services (Telephone No.

(704) 590-2706; Email: ), with a copy to Nathan Starr, Wells Fargo Energy Group, 1000 Louisiana Street, 12th Floor, Houston, TX 77002, Mail Code: MAC T0002-107 (Telephone No. (713) 818-8932; Email: );
(iv)    if to an Issuing Bank: (A) in the case of Wells Fargo Bank, National Association, to it at Wells Fargo Bank, National Association, 1525 W WT Harris Blvd, Charlotte, NC 28262, Mail Code: D1109-019, Attention: Syndication Agency Services (Telephone No. (704) 590-2706; Email: ); and (B) in the case of any other Issuing Bank, to it at its address (or telephone number and email address, as applicable) as separately notified in writing by such Issuing Bank to the Borrower and the Administrative Agent;
(v)    if to the Swingline Lender, to it at Wells Fargo Bank, National Association, 1525 W WT Harris Blvd, Charlotte, NC 28262, Mail Code: D1109-019, Attention: Syndication Agency Services (Telephone No. (704) 590-2706; Email: ); and
(vi)    if to any other Lender, to it at its address (or telephone number and email address, as applicable) set forth in its Administrative Questionnaire.
Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website (including the Platform) shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice or communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient; and notices delivered through other electronic communications to the extent provided in paragraph (b) of this Section shall be effective as provided in such paragraph.
(b)    Electronic Communications. Notices and other communications to the Lenders and the Issuing Banks hereunder may, in addition to email, be delivered or furnished by other electronic communications (including the Platform) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices under Article II to any Lender or Issuing Bank if such Lender or Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower (on behalf of itself and the other Loan Parties) may, in its discretion, in addition to email, agree to accept notices and other communications to it hereunder by other electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
(c)    Change of Address, etc. Any party hereto may change its address, telephone number or email address for notices and other communications hereunder by notice (i) in the case of the Borrower or any other Loan Party, (A) with respect to any notice under paragraph (a)(ii) above, to the Administrative Agent and (B) with respect to any other notice, to each other party hereto, (ii) in the case of any Lender, to the Borrower and the Administrative Agent and (iii) in the case of any other party hereto, to each other party hereto.
(d)    Platform.
(i)    Each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make the Communications available to the Issuing Banks and the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”).

(ii)    The Platform and any Communications are provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower or the other Loan Parties, any Lender or any other Person for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s, any other Loan Party’s or the Administrative Agent’s transmission of communications through the Platform; provided that the foregoing shall not apply as to any direct or actual damages to the extent such damages are found by a final, non-appealable judgment of a court of competent jurisdiction to have arisen from the bad faith, willful misconduct or gross negligence of the Administrative Agent or any of its Related Parties or the material breach by the Administrative Agent or any of its Related Parties of the express terms of this Agreement or other Loan Documents.
SECTION 9.02.    Waivers; Amendments.
(a)    No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or under any other Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.
(b)    Subject to paragraph (c) of this Section, none of this Agreement, any other Loan Document or any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders and, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender, or change the currency in which Loans are available thereunder, without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees or other amounts (to the extent that such other amounts are then due and payable) payable hereunder (in each case, other than as a result of any waiver, postponement or other reduction of any default interest applicable pursuant to Section 2.12(e)), without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or any LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment (in each case, other than as a result of any waiver of any default interest applicable pursuant to Section 2.12(e)), or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.17(b) or Section 2.17(c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or the percentage set forth in the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, (vi) change any of the provisions of Section 2.20, without the prior written consent of the Administrative Agent, the Issuing Banks and the Swingline Lender or (vii) release the Guarantees of the

Subsidiary Guarantors provided under the Subsidiary Guarantee representing all or substantially all of the value of the Guarantees provided by the Subsidiary Guarantors under the Subsidiary Guarantee, except as provided in Section 5.10 or Section 9.09, as applicable, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, any Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, such Issuing Bank or the Swingline Lender, as the case may be.
(c)    Notwithstanding anything to the contrary in paragraph (a) or (b) of this Section:
(i)    any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by the Borrower and the Administrative Agent to cure any ambiguity, omission, defect or inconsistency, in each case, of a technical nature;
(ii)    no consent with respect to any amendment, waiver or other modification of this Agreement or any other Loan Document shall be required of any Defaulting Lender, except with respect to any amendment, waiver or other modification referred to in clause (i), (ii) or (iii) of the first proviso in paragraph (b) of this Section and then only in the event such Defaulting Lender shall be affected by such amendment, waiver or other modification;
(iii)    the Borrower, the Administrative Agent and the Lenders consenting to the Borrower’s request for any extension of the Maturity Date in accordance with Section 2.21 or providing any Commitment Increase in accordance with Section 2.22 may enter into any amendment necessary to implement the terms of such extension or the terms of such Commitment Increase in accordance with the terms of this Agreement without the consent of any other Lender;
(iv)    this Agreement may be amended in the manner provided in Sections 2.13(b) and 2.23; and
(v)    subject to the first proviso of paragraph (b) of this Section, the Borrower, the Administrative Agent and the applicable Issuing Bank may enter into agreements referred to in Section 2.05(j), and the term “LC Commitment”, as such term is used in reference to such Issuing Bank, may be modified as contemplated by the definition of such term, in each case without consent of the Required Lenders.
(d)    The Administrative Agent may, but shall have no obligation to, with the written concurrence of any Lender, execute amendments, waivers or other modifications on behalf of such Lender. Any amendment, waiver or other modification effected in accordance with this Section 9.02 shall be binding upon each Person that is at the time thereof a Lender and each Person that subsequently becomes a Lender.
SECTION 9.03.    Expenses; Indemnity; Limitation on Liabilities.
(a)    Costs and Expenses. The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Sustainability Structuring Agents, the Arrangers and their respective Affiliates, including the reasonable and documented fees, charges and disbursements of one firm of outside counsel for the Administrative Agent, the Sustainability Structuring Agents and the Arrangers (and, if necessary, one firm of local and regulatory counsel in each appropriate jurisdiction and regulatory field, as applicable, at any one time for the Administrative Agent, the Sustainability Structuring Agents, the Arrangers and their respective Affiliates taken as a whole) in connection with the syndication of the Facility, the preparation and administration of this Agreement and the other Loan Documents and any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable invoiced out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Sustainability Structuring Agent, any Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, any Sustainability Structuring Agent, any Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
(b)    Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Sustainability Structuring Agent, each Arranger, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all Liabilities and related expenses (and, without limiting the foregoing, shall reimburse each Indemnitee upon demand for any reasonable and documented out-of-pocket legal or other expenses incurred by such Indemnitee in connection with investigating or defending any of the foregoing), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Loan Party) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of any other transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto and regardless of whether brought by a third party or by the Borrower or any of its Affiliates and regardless of any exclusive or contributory negligence of any Indemnitee; provided that (A) the foregoing indemnity shall not, as to any Indemnitee, be available to the extent that such Liabilities or related expenses (x) are found by a final, non-appealable judgment of a court of competent jurisdiction to arise out of the willful misconduct, bad faith or gross negligence of such Indemnitee or the material breach by such Indemnitee of the express terms of the Loan Documents or (y) arise out of, or in connection with, any claim, litigation, investigation or proceeding that does not involve an act or omission by the Borrower or any of its Affiliates and that is brought by an Indemnitee against any other Indemnitee, provided that this clause (y) shall not limit the Borrower’s obligation to indemnify and hold harmless the Administrative Agent, any Sustainability Structuring Agent, any Arranger, any other titled person or any Issuing Bank, in each case, in its capacity or in fulfilling its role as such; (B) the Borrower shall not, in connection with any such proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate law firm (and, if necessary, one firm of local and regulatory counsel in each appropriate jurisdiction and regulatory field, as applicable, at any one time for the Indemnitees as a whole); provided that in the case of a conflict of interest where the Indemnitee affected by such conflict informs the Borrower of such conflict, the Borrower shall be responsible for the reasonable fees and expenses of one additional firm of counsel (and, if necessary, one additional firm of local and regulatory counsel in each appropriate jurisdiction and regulatory field, as applicable) for each such affected Indemnitee (or the affected Indemnitees that are similarly situated); (C) each Indemnitee shall consult with the Borrower from time to time at the request of the Borrower regarding the conduct of the defense in any such proceeding (other than in respect of proceedings in which the Borrower or any of its Affiliates is a party adverse to such Indemnitee); and (D) the Borrower shall not be obligated to pay an amount of any settlement entered into without its consent (which shall not be unreasonably withheld), except if such settlement shall have been entered into more than 90 days after receipt by the Borrower of a request by an Indemnitee for reimbursement of its legal or other expenses incurred in connection with such proceeding and the Borrower shall not have either (x) reimbursed such Indemnitee therefor in accordance with, and to the extent required by, this paragraph prior to the date of such settlement or (y) provided written notice to such Indemnitee that it disputes such Indemnitee’s claim for indemnification under this paragraph with respect to such proceeding. This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim.
(c)    Reimbursement by Lenders. To the extent that the Borrower for any reason fails to pay any amount required to be paid by it to the Administrative Agent (or any sub-agent thereof), any Sustainability Structuring Agent, any Issuing Bank, the Swingline Lender or any Related Party of any of

the foregoing under paragraph (a) or (b) of this Section (and without limiting the Borrower’s obligation to do so), each Lender severally agrees to pay to the Administrative Agent (or any sub-agent thereof), such Sustainability Structuring Agent, such Issuing Bank, the Swingline Lender or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), such Sustainability Structuring Agent, such Issuing Bank or the Swingline Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), such Sustainability Structuring Agent, such Issuing Bank or the Swingline Lender in connection with such capacity.
(d)    Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law and without limiting in any way the Borrower’s or any other Loan Party’s reimbursement or indemnification obligations set forth in paragraph (a) or (b) of this Section or in any other Loan Document, no party hereto shall assert, or permit any of its Affiliates or Related Parties to assert, and each party hereto hereby waives, any Liabilities against any other party hereto (and, in the case of the Borrower, any Lender-Related Person), on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. The Borrower agrees that no Lender-Related Person shall have any Liabilities, on any theory of liability, arising from, or be responsible for, the use by others of information or other materials (including any personal data) obtained through electronic, telecommunications or other information transmission systems (including the Internet and the Platform) in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby; provided that the foregoing shall not apply to the extent such Liabilities are found by a final, non-appealable judgment of a court of competent jurisdiction to have arisen from the bad faith, willful misconduct or gross negligence of such Lender-Related Person or the material breach by such Lender-Related Person of the express terms of this Agreement or the other Loan Documents.
(e)    Payments. All amounts due under this Section shall be payable promptly after written demand therefor.
SECTION 9.04.    Successors and Assigns.
(a)    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) except as expressly provided in Section 6.03, the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer any of its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section), the Sustainability Structuring Agents, the Arrangers, the Syndication Agent, the Documentation Agents and, to the extent expressly contemplated hereby, the sub-agents of the Administrative Agent and the Related Parties of any of the Administrative Agent, the Arrangers, the Sustainability Structuring Agents, the Syndication Agent, the Documentation Agents, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Assignment by Lenders. (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) of:

(A)    the Borrower; provided that no consent of the Borrower shall be required for an assignment to (x) a Lender, an Affiliate of a Lender or an Approved Fund or (y) if an Event of Default has occurred and is continuing, any other assignee; provided further that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received written notice thereof;
(B)    the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of any Loans or Commitments to any Lender, any Affiliate of a Lender or any Approved Fund;
(C)    in the case of an assignment of any Commitment or LC Exposure, each Issuing Bank; and
(D)    in the case of an assignment of any Commitment or Swingline Exposure, the Swingline Lender.
(ii)    Assignments shall be subject to the following additional conditions:
(A)    except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent (not to be unreasonably withheld, conditioned or delayed); provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing; provided further that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received written notice thereof;
(B)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans and the Commitment assigned;
(C)    the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption (or an agreement incorporating by reference a form of Assignment and Assumption posted on the Platform), together with a processing and recordation fee of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment;
(D)    the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire;
(E)    the assignee, if it shall not be a Lender, shall be required to execute and deliver the applicable forms to the extent required under Section 2.16(f) for any Lender, and no assignment shall be effective in connection herewith unless and until such forms are so delivered; and
(F)    the assignment shall be recorded in the Register as required under Section 9.04(c), and no assignment shall be effective in connection herewith unless and until such assignment is so recorded.
(iii)    In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, each Issuing Bank, the Swingline Lender and each other Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
(iv)    Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.14, Section 2.15, Section 2.16 and Section 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
(c)    Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of (and stated interest on) the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice. The Register is intended to cause the Loans and the Commitments hereunder to be in registered form within the meaning of Sections 5f.103-1(c) and 1.871-14(c) of the United States Treasury Regulations and within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code.
(d)    Participations. Any Lender may, at any time, without the consent of, or notice to, the Borrower, the Administrative Agent, any Issuing Bank or the Swingline Lender, sell participations to one or more Eligible Assignees (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged; (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (iii) the Borrower, the Administrative Agent, the Issuing Banks and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 9.03(c) with respect to any payments made by such Lender to its Participants.
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) (other than clause (vi) thereof to the extent that any applicable change to Section 2.20 pursuant to such clause (vi) would not result in any of the changes referred to in the other clauses of such first proviso) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Section 2.14, Section 2.15 and Section 2.16 (subject to the requirements and limitations therein, including the requirements under Section 2.16(f) (it being understood that the documentation required under Section 2.16(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that (A) such Participant agrees to be subject to the provisions of Section 2.16 (including Section 2.16(f)), Section 2.17 and Section 2.18 as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; and (B) such Participant shall not be entitled to receive any greater payment under Section 2.14 or Section 2.16, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.18(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided that such Participant agrees to be subject to Section 2.17(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement and the other Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) except to the Borrower as provided above and to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, (x) the Participant Register is intended to cause the Loans and the Commitments hereunder to be in registered form within the meaning of Sections 5f.103-1(c) and 1.871-14(c) of the United States Treasury Regulations and within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and (y) the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(e)    Pledge by Lender. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank having jurisdiction over such Lender, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(f)    Assignment by Issuing Bank. In the event that a Lender that is an Issuing Bank assigns all of its Commitments and Loans hereunder to a Person (other than an Affiliate of an Issuing Bank) in accordance with this Section 9.04, such Lender may resign from its role as an Issuing Bank hereunder. Any resigning Issuing Bank shall retain all the rights and duties of an Issuing Bank hereunder with respect to all Letters of Credit (and LC Exposure related thereto) issued by it that are outstanding as of the effective date of its resignation as an Issuing Bank. The Borrower may, or, at the request of such resigned Issuing Bank, the Borrower shall use commercially reasonable efforts to, arrange for one or more of the other Issuing Banks to issue Letters of Credit hereunder in substitution for the Letters of Credit, if any, issued by such resigned Issuing Bank and outstanding at the time of such resignation, or make other arrangements satisfactory to the resigned Issuing Bank to effectively cause another Issuing Bank to assume the obligations of the resigned Issuing Bank with respect to any such Letters of Credit.
SECTION 9.05.    Survival. All covenants, agreements, representations and warranties made by the Borrower and the other Loan Parties herein and in the other Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the other Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender or any Related Party of any of the foregoing may have had notice or knowledge of any Default or incorrect representation or warranty at the time this Agreement or any other Loan Document is executed and delivered or any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable (other than indemnities and other contingent obligations not then due and payable and as to which no claim has been made) under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. Notwithstanding the foregoing or anything else to the contrary set forth in this Agreement or any other Loan Document, in the event that an Issuing Bank shall have provided to the Administrative Agent a written consent to the release of the Lenders from their obligations hereunder with respect to any Letter of Credit issued by such Issuing Bank (whether as a result of the obligations of the Borrower in respect of such Letter of Credit having been collateralized in full by a deposit of cash with such Issuing Bank, or being supported by a letter of credit that names such Issuing Bank as the beneficiary thereunder, or otherwise), then from and after such time such Letter of Credit shall cease to be a “Letter of Credit” outstanding hereunder for all purposes of this Agreement and the other Loan Documents (including for purposes of determining whether the Borrower is required to comply with Article V or Article VI, but excluding Section 2.14, Section 2.15, Section 2.16 and Section 9.03 and any expense reimbursement or indemnity provisions set forth in any other Loan Document), and the Lenders shall be deemed to have no participations in such Letter of Credit, and no obligations with respect thereto, under Section 2.05(d) or Section 2.05(e). The provisions of Section 2.14, Section 2.15, Section 2.16 and Section 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.
SECTION 9.06.    Counterparts; Integration; Effectiveness; Electronic Execution.
(a)    This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, any other Loan Documents and any letter agreements with respect to fees payable to the Administrative Agent, the Arrangers (including on behalf of the Lenders) or the Issuing Banks constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof (but do not supersede any provisions of any commitment letter entered into in connection with the Facility that by the terms of such commitment letter survive the effectiveness of this Agreement). Subject to Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
(b)    Delivery of an executed counterpart of a signature page (including any Electronic Signature) of this Agreement, any other Loan Document and/or any document, amendment, approval, consent, information, notice (including any notice delivered pursuant to Section 9.01), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) by emailed .pdf or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart hereof or thereof. The words “execution”, “signed”, “signature”, “delivery” and words of the like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by emailed .pdf or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders and Issuing Banks shall be entitled to rely in good faith on such Electronic Signature purportedly given by or on behalf of the Borrower or any other Loan Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature and (ii) upon the request of the Administrative Agent, any Lender or any Issuing Bank, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, the parties hereto hereby (A) agree that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders, the Borrower and the other Loan Parties, Electronic Signatures transmitted by emailed .pdf or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (B) agree that the Administrative Agent and each of the Lenders and Issuing Banks may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record) and (C) waive any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto.
SECTION 9.07.    Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
SECTION 9.08.    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Bank and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such Issuing Bank or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the Obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, such Issuing Bank or their respective Affiliates which are then due and payable, irrespective of whether or not such Lender, Issuing Bank or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party are owed to a branch, office or Affiliate of such Lender or such Issuing Bank different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (a) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the terms hereof and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Banks and the Lenders and (b) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, each Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Bank or their respective Affiliates may have. Each Lender and Issuing Bank agrees to promptly notify the Borrower and the Administrative Agent after any such setoff and application by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.
SECTION 9.09.    Subsidiary Guarantees. The Borrower may (but is not required to), at any time upon three Business Days’ notice to the Administrative Agent, cause any of its Subsidiaries organized under the laws of the United States of America, any State thereof or the District of Columbia and not owned, directly or indirectly, by any CFC or Domestic Foreign Holding Company in its chain of ownership to become a Subsidiary Guarantor, in each case, by such Subsidiary executing and delivering to the Administrative Agent the Subsidiary Guarantee (or a supplement thereto in the form specified therein), together with such customary legal opinions (which may be opinions of in-house counsel), corporate documents, secretary’s certificates, good standing certificates and evidence of authority as the Administrative Agent may reasonably request. So long as no Default has occurred and is continuing (or would result from such release), (a) if all of the Equity Interests of a Subsidiary Guarantor that are owned by the Borrower or any Subsidiary are sold or otherwise disposed of in a transaction or transactions permitted by this Agreement and as a result of such disposition such Person is no longer a Subsidiary or (b) in the event that, immediately after giving effect to the release of any Subsidiary Guarantor’s Subsidiary Guarantee, all of the Indebtedness of the Non-Guarantor Subsidiaries is permitted under Section 6.01, then, in each case, promptly following the Borrower’s request, the Administrative Agent shall execute a release of such Subsidiary Guarantor from its Subsidiary Guarantee; provided, however that clause (b) of this Section 9.09 shall not authorize the release of a Subsidiary Guarantor from its Subsidiary Guarantee if at the time of the requested release it is required to be a Subsidiary Guarantor pursuant to Section 5.10(a). A request by the Borrower for a release pursuant to this Section shall be accompanied by a certificate of a Responsible Officer of the Borrower certifying that the conditions to release set forth in this Section have been satisfied. Any execution and delivery of any such release by the Administrative Agent shall be without recourse or warranty by the Administrative Agent.
SECTION 9.10.    Governing Law; Jurisdiction; Consent to Service of Process.
(a)    Governing Law. This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the laws of the State of New York.
(b)    Jurisdiction. Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of New York State courts sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each party hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined solely in such New York State court or, to the extent permitted by law, in such Federal court. Each party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law. Nothing in this Agreement or any other Loan Document shall (i) waive any statutory, regulatory, common law, or other rule, doctrine, legal restriction, provision or the like providing for the treatment of bank branches, bank agencies, or other bank offices as if they were separate juridical entities for certain purposes, including Uniform Commercial Code Sections 4-106, 4-A-105(1)(b), and 5-116(b), UCP 600 Article 3 and ISP98 Rule 2.02, and URDG 758 Article 3(a), or (ii) affect which courts have or do not have personal jurisdiction over the issuing bank or beneficiary of any Letter of Credit or any advising bank, nominated bank or assignee of proceeds thereunder or proper venue with respect to any litigation arising out of or relating to such Letter of Credit with, or affecting the rights of, any Person not a party to this Agreement, whether or not such Letter of Credit contains its own jurisdiction submission clause.
(c)    Waiver of Venue. Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)    Service of Process. Each party hereto hereby irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by applicable law.
SECTION 9.11.    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
SECTION 9.12.    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
SECTION 9.13.    Confidentiality.
(a)    Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its Affiliates and its and its Affiliates’ Related Parties, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential or shall be subject to a professional obligation of confidentiality), (ii) upon the request or demand of any regulatory authority (including any self-regulatory authority) having or purporting to have jurisdiction over the Administrative Agent, such Issuing Bank or such Lender, as applicable, or its Affiliates (in which case such Person shall, except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority (or any request by any governmental bank regulatory authority), (A) promptly notify the Borrower in advance of such disclosure, to the extent permitted by law, and reasonably cooperate with the Borrower in any legal efforts to protect the confidentiality of such Information and (B) so furnish only that portion of such Information which the applicable Person is legally required to disclose), (iii) to the extent required by any legal, judicial, administrative proceeding or other process or otherwise as required by applicable law or regulations (in which case the Administrative Agent, such Issuing Bank or such Lender, as applicable, shall (A) promptly notify the Borrower in advance of such disclosure, to the extent permitted by law, and reasonably cooperate with the Borrower in any legal efforts to protect the confidentiality of such Information and (B) so furnish only that portion of such Information which the applicable Person is legally required to disclose), (iv) to any other party to this Agreement, (v) to any rating agency in connection with rating the Borrower or any Subsidiaries or this Agreement (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (vi) to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Loans (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (vii) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (viii) subject to an agreement containing provisions no less restrictive than those of this Section, (A) to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement and (B) to any actual or prospective party (or its Related Parties), surety, reinsurer, guarantor or credit liquidity enhancer (or their advisors) to or in connection with any swap, derivative, securitization or other similar transaction under which payments are to be made by reference to the Obligations or to the Borrower and its obligations or to this Agreement or payments hereunder, (ix) to market data collectors, similar service providers, including league table providers, to the lending industry, in each case, information of the type routinely provided to such providers, (x) with the consent of the Borrower or (xi) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to the Administrative Agent, any Issuing Bank or any Lender on a non-confidential basis from a source other than the Borrower or any of its Affiliates; provided that (notwithstanding the foregoing) no such nonpublic information which contains projections or forecasts with respect to the Borrower or any of its Affiliates shall be disclosed, disseminated or otherwise made available pursuant to clause (viii) above. For the purposes of this Section, “Information” means all information received from MPC, the Borrower, or any of their respective Subsidiaries relating to MPC, the Borrower or any of their respective Affiliates, Excluded Ventures, Joint Ventures or their business, other than any such information that is available to the Administrative Agent, and Issuing Bank or any Lender on a non-confidential basis prior to disclosure by the Borrower or any of its Affiliates. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
(b)    EACH LENDER ACKNOWLEDGES THAT ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY A LOAN PARTY OR THE ADMINISTRATIVE AGENT PURSUANT TO OR IN CONNECTION WITH, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MNPI. EACH LENDER REPRESENTS TO THE LOAN PARTIES AND THE ADMINISTRATIVE AGENT THAT (I) IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MNPI AND THAT IT WILL HANDLE MNPI IN ACCORDANCE WITH SUCH PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL, STATE AND FOREIGN SECURITIES LAWS, AND (II) IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MNPI IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL, STATE AND FOREIGN SECURITIES LAWS.
SECTION 9.14.    Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the NYFRB Rate to the date of repayment, shall have been received by such Lender.
SECTION 9.15.    Certain Notices. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “USA Patriot Act”) and/or the Beneficial Ownership Regulation hereby notifies the Borrower and the Subsidiary Guarantors that pursuant to the requirements of the USA Patriot Act and/or the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies the Borrower and the Subsidiary Guarantors, which information includes the name and address of the Borrower and each Subsidiary Guarantor and other information that will allow such Lender to identify the Borrower and the Subsidiary Guarantors in accordance with the USA Patriot Act and the Beneficial Ownership Regulation. This notice is given in accordance with the requirements of the USA Patriot Act and is effective for the Administrative Agent and each Lender.
SECTION 9.16.    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower and each other Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Sustainability Structuring Agents, the Arrangers and the Lenders are arm’s-length commercial transactions between the Borrower, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent, the Sustainability Structuring Agents, the Arrangers and the Lenders, on the other hand, (B) each of the Borrower and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate and (C) the Borrower and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Administrative Agent, the Sustainability Structuring Agents, the Arrangers and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, any other Loan Party or any of their respective Affiliates, or any other Person and (B) none of the Administrative Agent, the Sustainability Structuring Agents, the Arrangers or any Lender has any obligation to the Borrower, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Sustainability Structuring Agents, the Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Loan Parties and their respective Affiliates, and none of the Administrative Agent, the Sustainability Structuring Agents, the Arrangers or any Lender has any obligation to disclose any of such interests to the Borrower, any other Loan Party or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrower and each other Loan Party hereby waives and releases any claims that it may have against the Administrative Agent, the Sustainability Structuring Agents, the Arrangers or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
SECTION 9.17.    Acknowledgment and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among the parties hereto, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges to be bound by:
(a)    the application of any Write-Down and Conversion Power by any applicable Resolution Authority to any such liabilities arising hereunder that may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable, (i) a reduction in full or in part or cancelation of any such liability, (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document or (iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
[Remainder of Page Intentionally Blank; Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

MPLX LP
By: MPLX GP LLC, its General Partner

By:	/s/ Thomas Kaczynski
Name: Thomas Kaczynski Title: Senior Vice President, Finance and Treasurer

[Signature Page to MPLX LP Revolving Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION, individually and as Administrative Agent,

By:	/s/ Nathan Starr
Name: Nathan Starr Title: Director

[Signature Page to MPLX LP Revolving Credit Agreement]

JPMORGAN CHASE BANK, N.A.,

By:	/s/ Sofia Barrera Jaime
Name: Sofia Barrera Jaime Title: Vice President

[Signature Page to MPLX LP Revolving Credit Agreement]

SIGNATURE PAGE TO
REVOLVING CREDIT AGREEMENT
OF MPLX LP
BANK OF AMERICA, N.A.
by /s/ Alia Qaddumi
Name: Alia Qaddumi
Title: Director

[Signature Page to MPLX LP Revolving Credit Agreement]

SIGNATURE PAGE TO
REVOLVING CREDIT AGREEMENT
OF MPLX LP

BARCLAYS BANK PLC

By: /s/ Sydney G. Dennis
Name: Sydney G. Dennis
Title: Director

[Signature Page to MPLX LP Revolving Credit Agreement]

SIGNATURE PAGE TO
REVOLVING CREDIT AGREEMENT
OF MPLX LP
Name of Institution: CITIBANK, N.A.
by /s/ Gabriel Juarez
Name: Gabriel Juarez
Title: Vice President

[Signature Page to MPLX LP Revolving Credit Agreement]

SIGNATURE PAGE TO
REVOLVING CREDIT AGREEMENT
OF MPLX LP
Name of Institution: MIZUHO BANK, LTD.

by /s/ Edward Sacks
Name: Edward Sacks
Title: Executive Director
[Signature Page to MPLX LP Revolving Credit Agreement]

SIGNATURE PAGE TO
REVOLVING CREDIT AGREEMENT
OF MPLX LP
MUFG BANK, LTD.

by /s/ Anastasiya Bykov
Name: Anastasiya Bykov
Title: Authorized Signatory
[Signature Page to MPLX LP Revolving Credit Agreement]

SIGNATURE PAGE TO
REVOLVING CREDIT AGREEMENT
OF MPLX LP
ROYAL BANK OF CANADA

by /s/ Jason S. York
Name: Jason S. York
Title: Authorized Signatory

[Signature Page to MPLX LP Revolving Credit Agreement]

SIGNATURE PAGE TO
REVOLVING CREDIT AGREEMENT
OF MPLX LP
THE TORONTO-DOMINION BANK,
    NEW YORK BRANCH

by /s/ Maria Macchiaroli
Name: Maria Macchiaroli
Title: Authorized Signatory

TD SECURITIES (USA) LLC

by /s/ Michael Hutchings
Name: Michael Hutchings
Title: Director
[Signature Page to MPLX LP Revolving Credit Agreement]

SIGNATURE PAGE TO
REVOLVING CREDIT AGREEMENT
OF MPLX LP
Name of Institution: THE BANK OF NOVA SCOTIA, HOUSTON BRANCH

by /s/ Joe Lattanzi
Name: Joe Lattanzi
Title: Managing Director
[Signature Page to MPLX LP Revolving Credit Agreement]

SIGNATURE PAGE TO
REVOLVING CREDIT AGREEMENT
OF MPLX LP
BNB Paribas,

By /s/ Joseph Onischuk
Name: Joseph Onischuk
Title: Managing Director

By /s/ Nicolas Anberree
Name: Nicolas Anberree
Title: Director
[Signature Page to MPLX LP Revolving Credit Agreement]

SIGNATURE PAGE TO
REVOLVING CREDIT AGREEMENT
OF MPLX LP
Name of Institution: Sumitomo Mitsui Banking Corporation

by /s/ Gail Motonaga
Name: Gail Motonaga
Title: Executive Director
[Signature Page to MPLX LP Revolving Credit Agreement]

SIGNATURE PAGE TO
REVOLVING CREDIT AGREEMENT
OF MPLX LP
Name of Institution: TRUIST BANK

by /s/ Ben Brown
Name: Ben Brown
Title: Director
[Signature Page to MPLX LP Revolving Credit Agreement]

SIGNATURE PAGE TO
REVOLVING CREDIT AGREEMENT
OF MPLX LP
U.S. Bank National Association

by /s/ John Prigge
Name: John Prigge
Title: Senior Vice President
[Signature Page to MPLX LP Revolving Credit Agreement]

SIGNATURE PAGE TO
REVOLVING CREDIT AGREEMENT
OF MPLX LP
FIFTH THIRD BANK, NATIONAL ASSOCIATION

by /s/ Thomas Kleiderer
Name: Thomas Kleiderer
Title: Managing Director
[Signature Page to MPLX LP Revolving Credit Agreement]

SIGNATURE PAGE TO
REVOLVING CREDIT AGREEMENT
OF MPLX LP
Name of Institution: The Huntington National Bank

by /s/ Greg Ryan
Name: Greg Ryan
Title: Managing Director
[Signature Page to MPLX LP Revolving Credit Agreement]

SIGNATURE PAGE TO
REVOLVING CREDIT AGREEMENT
OF MPLX LP
Name of Institution: Morgan Stanley Bank, N.A.

by /s/ Michael King
Name: Michael King
Title: Authorized Signatory
[Signature Page to MPLX LP Revolving Credit Agreement]

SIGNATURE PAGE TO
REVOLVING CREDIT AGREEMENT
OF MPLX LP
Name of Institution: PNC Bank, National Association

by /s/ M. Colin Warman
Name: M. Colin Warman
Title: Managing Director
[Signature Page to MPLX LP Revolving Credit Agreement]

SIGNATURE PAGE TO
REVOLVING CREDIT AGREEMENT
OF MPLX LP
Name of Institution: Comerica Bank

by /s/ Robert Wilson
Name: Robert Wilson
Title: Senior Vice President
[Signature Page to MPLX LP Revolving Credit Agreement]

SIGNATURE PAGE TO
REVOLVING CREDIT AGREEMENT
OF MPLX LP
Name of Institution: Riyad Bank, Houston Agency

by /s/ Chris Chambers
Name: Chris Chambers
Title: General Manager
For any Lender requiring a second signature block:

by /s/ Roxanne Crawford
Name: Roxanne Crawford
Title: Vice President, Administrative Officer
[Signature Page to MPLX LP Revolving Credit Agreement]

SIGNATURE PAGE TO
REVOLVING CREDIT AGREEMENT
OF MPLX LP
Name of Institution: THE BANK OF NEW YORK MELLON

by /s/ Yipeng Zhang
Name: Yipeng Zhang
Title: Vice President

[Signature Page to MPLX LP Revolving Credit Agreement]